UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Everi Holdings Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

To Our Stockholders:

By nearly every measure, Everi had its best year ever in 2021. All-time financial records were set for revenues, net income, fully diluted earnings per share and net cash provided by operating activities; and both our Games and FinTech segments achieved record operating results.
“Record Financial Results”
This outstanding performance was accomplished in spite of the headwinds that began 2021 with still substantial pandemic-related impact; and was in-line with the strong growth trends that had been achieved prior to the onset of the COVID-19 pandemic. From the record cash flow that accompanied our strong growth, we reinvested a portion to support investments aimed at sustaining future growth, while also paying down $147 million of total debt to significantly reduce Everi’s financial leverage and improve the Company’s credit ratings.
Our outstanding results were achieved through the collaborative, well-aligned efforts of our workforce. The strength of our organization – the exceptional talent and diversity across our Company – has never been greater; and we cannot be prouder of our team. It is immensely gratifying to see people rise to tackle new challenges and make significant contributions. We would like to thank each and every one of our employees around the globe for living our core values everyday – Collaboration, Integrity, Inclusion, Excellence – and to do it while having Fun.
Everi’s growth strategies include a priority on building and sustaining our high-return, recurring revenue operations. In 2021, these recurring revenue streams generated $503 million of revenue, representing approximately 76% of our total revenue, and grew 65% over 2020. It is our focus on growing these recurring revenue streams and consistent execution that are distinguishing elements of Everi.
Within our Games segment, our success is powered by the investments we have made to build world-class game development studios and engineer a portfolio of differentiated gaming cabinets and games. The successes achieved in innovating new player-appealing games are driving share gains and growth in both gaming operations and our ship share of gaming machines sold.
“Everi Named ‘Most Improved Supplier in Core Games Category 2021’ by EKG Gaming at Annual Slot Awards”
In 2021, our Games business generated a record $376.7 million in revenues, an increase of 88% over 2020. We sold 5,431 gaming machines, an all-time high, and our installed base in gaming operations reached a record level of nearly 17,000 units. The success and player-popularity of our games also contributed to the rapid growth achieved in our Digital Gaming business, which is focused on providing our digital gaming content to online iGaming operators.
Investments in our FinTech segment are focused on leveraging our strength in our core financial access services to build a digital neighborhood of integrated products and services, the equivalent of a “Digital Neural Network” for casinos that improves the cost efficiencies of their gaming operations. Using this digital network foundation, we can introduce new products and enhanced features to our customers, each of which adds further value for casino operators and strengthens our customer relationship, which in turn expands our addressable market for future growth. In 2021, our FinTech business generated a record $283.7 million in revenues, an increase of 55% over the prior year. Contributing to this record revenue were financial access services operations that facilitated nearly 125 million financial transactions that delivered $37 billion of funds to our customers’ casino floors.

“125 Million Financial Transactions Facilitated that Delivered $37 Billion of Funds to Customers’ Casino Floors”

Growth was also powered by our Software and Other revenues, which contributed $67.8 million compared to just $47.5 million in pre-pandemic affected 2019. These revenues largely comprise our Loyalty and RegTech compliance solutions together with our hardware maintenance services. A significant portion of the growth was due to our entry in 2019 into the Player Loyalty category of products. Just since 2019, our success in scaling this business resulted in a 35% expansion of our customer base for these products.
Our long-term growth strategies also emphasize continuing to develop the diversity and strength of our workforce and organizational structure. Building a culture of diversity, collaboration and inclusion is a journey that needs steady nurturing. In 2021, our efforts were recognized by being named a top employer based on positive employee feedback gathered through an independent employee engagement survey. To maintain our progress, our efforts included hiring a Senior Vice President for Diversity, Inclusion and Talent Management and creating a task force led by our Chief Executive Officer (“CEO”) and our General Counsel to bring more consistent focus on improving efforts devoted to ESG (Environmental, Social and Governance) activities. This focus on employees and customers also extends to helping support the communities in which we live and work. Several years ago, we developed and launched an innovative, award-winning Everi Cares Giving Module® product for use with our financial access kiosks that allows casino patrons to donate the change from redeemed gaming vouchers and promotes corporate social responsibility. In conjunction with our customers, casino patrons, and employees, Everi has helped raise and donate more than $5 million to support charitable organizations.
Our solid operating execution and focus on growth led to an unprecedented $391.6 million of net operating cash flow in 2021. We used a portion of this cash flow to reinvest in our business to support future growth, as well as to reduce our total debt, thereby reducing our financial leverage and putting the Company on a much more secure financial foundation. We expect to continue to generate strong cash flow in coming years, which we intend to invest to both support internal new product development and evaluate attractive growth acquisitions that will expand our addressable markets.
“Focused on Growth and Building Shareholder Value”
We believe our strong cash flows, growth strategies, and smart investments will continue to build long-term sustainable shareholder value. We thank you for your support as stockholders.

/s/ Michael D. Rumbolz /s/ Randy L. Taylor
Michael D. Rumbolz Randy L. Taylor
Executive Chairman of the Board Chief Executive Officer

         * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *
During the year, we also announced a succession plan within our Board and management. I was appointed Executive Chairman of the Board and Randy Taylor has succeeded me as Chief Executive Officer. Randy also joined our Board effective April 1, 2022. Consequently, this will be my last Stockholder letter to you as Chief Executive Officer. It has been an honor and privilege to lead Everi these past six years. It has been an incredible journey of great achievements and growth, while also facing some of the toughest challenges of my business career.
The Board also named Atul Bali as our Lead Independent Director to succeed Ron Congemi who will be retiring from the Board effective at our Annual Meeting of Stockholders on May 18, 2022. Ron has served on the Board since 2013, and we thank him for his many years of distinguished service.
More recently, we announced the addition to our Board of Secil Tabli Watson, formerly Executive Vice President and Head of Digital Solutions at Wells Fargo, and Paul Finch, formerly Chief Executive Officer of Early Warning Services, which helped launch the banking industry’s first real-time payments network Zelle®. Both Secil and Paul are excellent additions to our Board, as each brings extensive business knowledge and leadership experience.

/s/ Michael D. Rumbolz

Michael D. Rumbolz
Executive Chairman of the Board

April 19, 2022

April 19, 2022
Dear Stockholder:
On behalf of the Board of Directors and officers of Everi Holdings Inc. (“we,” “us,” “our,” “Everi,” or the “Company”), we are pleased to invite you to attend our 2022 Annual Meeting of Stockholders. The meeting will be held at Everi’s headquarters located at 7250 South Tenaya Way, Suite 100, Las Vegas, Nevada 89113, on Wednesday, May 18, 2022 at 9:00 a.m. Pacific Time (the “Annual Meeting”).
Due to the ongoing public health impact of the coronavirus disease 2019 (“COVID-19”) global pandemic, and in consideration of the health and well-being of our stockholders and other meeting participants, we will require attendees to comply with health and safety protocols endorsed by the Centers for Disease Control and Prevention.
At the Annual Meeting, you will be asked to:

1	2	3	4
Elect two Class II director nominees named in this Proxy Statement.	Approve, on a non-binding, advisory basis, the compensation of our named executive officers.	Ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	Transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
The accompanying Proxy Statement provides a detailed description of these proposals and other information that you should read and consider before voting.
Your vote is very important to us. Regardless of whether you expect to attend the Annual Meeting in person, please submit your proxy or voting instructions over the Internet, telephone, or by mail as soon as possible to ensure that your shares are represented at the Annual Meeting and your vote is properly recorded. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you previously submitted your proxy.
If you have any questions concerning the Annual Meeting, and you are the stockholder of record of your shares, please contact our Senior Vice President, Investor Relations, William Pfund, at william.pfund@everi.com or (702) 676-9513. If your shares are held by a broker or other nominee, please contact your broker or other nominee for questions concerning the Annual Meeting.
Your Board brings executive, financial, and strategic leadership together with a wide range of complementary skills and backgrounds relative to the Company’s industry, to assist management in continuing to drive success. The Board remains diligent and highly focused on our people, sustainable growth, and performance as we continue to build long-term shareholder value and continue striving for a more diverse and inclusive Company. On behalf of the Board of Directors and our employees, we thank you for your past and ongoing support of the Company.
Sincerely,
/s/ Randy L. Taylor
Randy L. Taylor
Chief Executive Officer & Director

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
Date and Time: Wednesday, May 18, 2022 9:00 a.m. Pacific Time	Location: Everi Holdings Inc. Corporate Headquarters 7250 South Tenaya Way, Suite 100 Las Vegas, Nevada 89113
To Our Stockholders:
You are cordially invited to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Everi Holdings Inc., at which stockholders will vote on the following proposals listed below. Your vote is very important to us. Regardless of whether you expect to attend the Annual Meeting in person, please submit your proxy or voting instructions over the Internet, telephone, or by mail as soon as possible to ensure that your shares are represented at the Annual Meeting and your vote is properly recorded. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you previously submitted your proxy. The Company may require attendees to comply with health and safety protocols endorsed by the Centers for Disease Control and Prevention.

Voting Matters
1.	Election of two Class II director nominees named in this Proxy Statement.	Visit www.proxyvote.com. You will need the 16-digit number included in your proxy card or voting instruction form.
2.	To approve on a non-binding, advisory basis, the compensation of our named executive officers.	Call 1-800-690-6903 or the number on your voting instruction form. You will need the 16-digit number included in your proxy card or voting instruction form.
3.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	Send your completed and signed proxy card or voting instruction form to the address on your proxy card or voting instruction form.
4.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
If you plan to attend the meeting in person, you will need to bring a government-issued picture ID and proof of ownership of Everi Holdings Inc. common stock as of the record date. The Company may require attendees to comply with health and safety protocols endorsed by the Centers for Disease Control and Prevention.

We strongly encourage you to vote in advance of the meeting over the Internet, telephone, or by mail as described above.

Record Date
Stockholders of record as of the close of business on April 4, 2022 will be entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponement thereof.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 18, 2022. Our Proxy Statement is attached. Financial and other information concerning Everi Holdings Inc. is contained in our Annual Report to Stockholders for the fiscal year ended December 31, 2021 (the “2021 Annual Report”). A complete set of proxy materials relating to our Annual Meeting is available on the Internet. These materials, consisting of the Notice of 2022 Annual Meeting of Stockholders, Proxy Statement, Proxy Card, and 2021 Annual Report are available and may be viewed at www.proxyvote.com.

This Notice of Annual Meeting and the accompanying Proxy Statement are first being made available to our stockholders on or about April 19, 2022.
By Order of the Board of Directors,
/s/ Kate C. Lowenhar-Fisher
Executive Vice President, Chief Legal Officer – General Counsel
and Corporate Secretary

April 19, 2022

PROXY STATEMENT TABLE OF CONTENTS
PROXY STATEMENT SUMMARY	8	Severance Benefits	65
2021 Performance Highlights	9	Compensation Committee Report	66
Corporate Governance Highlights	10	Members of the Compensation Committee	66
Environmental Sustainability; Social Responsibility	12	Compensation of Named Executive Officers	67
PROXY STATEMENT	16	2021 Summary Compensation Table	67
PROPOSAL 1: ELECTION OF TWO CLASS II DIRECTORS	16	Grants of Plan-Based Awards	68
		Outstanding Equity Awards	70
BOARD AND CORPORATE GOVERNANCE MATTERS	24	2021 Option Exercises and Stock Vested	71
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	48	Employment Contracts and Equity Agreements, Termination of Employment, and Change in Control Arrangements	72
EXECUTIVE OFFICERS	50
PROPOSAL 2: ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (SAY ON PAY)	51	Pension Benefits and Nonqualified Deferred Compensation	74
		SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	75
EXECUTIVE COMPENSATION	52
Compensation Discussion and Analysis	52	EQUITY COMPENSATION PLAN INFORMATION	76
I. EXECUTIVE SUMMARY	53	PAY RATIO	77
Leadership Transition	54
Compensation Actions	55	PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	79
II. COMPENSATION PHILOSOPHY AND OBJECTIVES	55
Compensation Governance Practices	56	REPORT OF THE AUDIT COMMITTEE	80
Components of Our Compensation Program	57	FREQUENTLY ASKED QUESTIONS	81
2021 Target Total Compensation	57	SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	85
2021 Say on Pay Results	57	OTHER MATTERS	85
III. COMPENSATION DECISION MAKING PROCESS	58	ANNUAL REPORT TO STOCKHOLDERS AND ANNUAL REPORT ON FORM 10-K	85
Aligning Executive Compensation with Our Performance	58
Role of the Board	58	APPENDIX A: RECONCILIATION OF NON-GAAP MEASURES	A-1
Role of the Compensation Committee	58
Role of Management	58
Role of Compensation Consultants	59
Compensation Risk Oversight	59
IV. COMPENSATION COMPETITIVE ANALYSIS	60
Peer Group	60
V. ELEMENTS OF COMPENSATION	61
Base Salary Compensation	61
Annual Incentives	61
2021 Performance Metrics	62
2021 Performance and Actual Payouts	62
Long-Term Equity Incentive Awards	63	INDEX OF FREQUENTLY REQUESTED INFORMATION
2021 Awards	63	Corporate Governance Highlights	10
VI. ADDITIONAL COMPENSATION POLICIES AND PRACTICES	64	Environmental Sustainability; Social Responsibility	12

Equity Ownership Policy	64	Director Nominees	16
Clawback Policy	65	Compensation of Directors	24
Anti-Hedging and Anti-Pledging Policies	65	Compensation of Named Executive Officers	67
Tax Considerations	65	Pay Ratio	77
Retirement Plans	65

PROXY STATEMENT SUMMARY

2022 Annual Meeting of Stockholders

DATE AND TIME Wednesday, May 18, 2022 9:00 a.m. Pacific Time	LOCATION Everi Holdings Inc. Corporate Headquarters 7250 South Tenaya Way, Suite 100 Las Vegas, NV 89113	RECORD DATE APRIL 4, 2022

How to Vote
VIA THE INTERNET Visit www.proxyvote.com. You will need the 16-digit number included in your proxy card or voting instruction form.	BY TELEPHONE Call 1-800-690-6903 or the number on your voting instruction form. You will need the 16-digit number included in your proxy card or voting instruction form.	BY MAIL Send your completed and signed proxy card or voting instruction form to the address on your proxy card or voting instruction form.
ATTENDING THE MEETING

If you plan to attend the meeting in person, you will need to bring a government-issued picture ID and proof of ownership of Everi Holdings Inc. common stock as of the record date. The Company may require attendees to comply with health and safety protocols endorsed by the Centers for Disease Control and Prevention.

Annual Meeting Proposals
Proposal	Description	Board Recommendation	Page (for more detail)
1	Election of two Class II director nominees named in this Proxy Statement.	☑ FOR each of the Board’s nominees	16
2	Approval, on an advisory basis, of the compensation of our named executive officers.	☑ FOR	51
3	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	☑ FOR	79
Stockholders will also transact any other business that properly comes before the meeting.

General
This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Everi Holdings Inc. (“we,” “us,” “Everi,” or the “Company”) for use at the 2022 Annual Meeting of Stockholders and at any adjournment or postponement thereof. On or about April 19, 2022, we will begin distributing to each stockholder entitled to vote at the 2022 Annual Meeting of Stockholders this Proxy Statement, the Notice of 2022 Annual Meeting of Stockholders, a proxy card or voting instruction form, and our 2021 Annual Report. Shares represented by a properly executed proxy will be voted in accordance with the instructions provided by the stockholder. This summary highlights information contained elsewhere in this Proxy Statement; however, it does not contain all of the information you should consider. You should read the entire Proxy Statement before casting your vote.
Additional information, including “FREQUENTLY ASKED QUESTIONS” about this Proxy Statement, the Annual Meeting, and voting can be found on page 81.

2021 Performance Highlights

**$660.4 Million**
Record Revenues driven by product demand across both Games and FinTech Segments

**$152.9 Million**
Record Net Income
or
$1.53 per diluted share

**$391.6 Million**
Record Net Cash from Operating Activities Enabled $146.8 million reduction in Total Debt

**$376.7 Million**
Record Games Segment revenue drove an increase in segment operating income to $102.0 million

**$283.7 Million**
Record FinTech Segment revenue drove an increase in segment operating income to $95.5 million

**5,431**
Record number of gaming machines sold in 2021 – the only major supplier to sell more than in 2019

**$37 Billion**
Record level of funding delivered to customers' casino floors in 2021 through 125 million financial transactions

**16,903**
Record number of gaming machines in the installed base of gaming operations as of December 31, 2021

For more information on our 2021 results and other related financial measures, we refer you to our 2021 Annual Report.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS AND WEBSITE REFERENCES
This Proxy Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including as they relate to our expectations, goals, or plans related to corporate responsibility, sustainability and environmental matters, employees, policy, business, procurement and other risks and opportunities, as do other materials or oral statements we release to the public. Forward-looking statements are neither historical facts nor assurances of future performance, but instead are based only on our current beliefs, expectations, and assumptions regarding the future of our business, plans and strategies, projections, anticipated events and trends, the economy, and other future conditions, as of the date on which this report is filed, and these are subject to change, including the standards for measuring progress that are still in development. All statements other than statements of historical or current facts, including statements regarding our strategy, our operational objectives, and our environmental and social plans and goals, made in this document are forward-looking and aspirational, and are not guarantees or promises such expectations, plans, or goals will be met. Forward-looking statements often, but do not always, contain words such as “expect,” “anticipate,” “aim to,” “designed to,” “commit,” “intend,” “plan,” “believe,” “goal,” “target,” “future,” “assume,” “estimate,” “seek,” “project,” “may,” “can,” “could,” “should” or “will,” and other words and terms of similar meaning.
Forward-looking statements are subject to inherent risks, uncertainties, and changes in circumstances that are often difficult to predict and many of which are beyond our control. Our actual results and financial condition may differ materially from those indicated in forward-looking statements, and important factors that could cause them to do so include, but are not limited to, the risks and uncertainties described in our 2021Annual Report on Form 10-K.
We undertake no obligation to update or publicly revise any forward-looking statements as a result of new information, future developments or otherwise. All subsequent written or oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this section. You are advised, however, to consult any further disclosures we make on related subjects in our reports and other filings with the Securities and Exchange Commission (the “SEC”). Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

Corporate Governance Highlights

Our Board has developed strong corporate governance practices to promote long-term value creation, transparency, and accountability to our stockholders. Highlights of our corporate governance policies and structure following the Annual Meeting include:

WHAT WE DO

•78% Independent Directors - 7 of 9
•33% Female Directors - 3 of 9 (Including Chair of Nom Gov Committee)
•"Plurality-Plus" Voting for Directors (mandatory resignation policy for nominees who fail to receive an affirmative majority of votes cast)
•Limitations on Outside Public Company Board Service
•Lead Independent Director
•Separate Chairman of the Board and Chief Executive Officer
•Entirely Independent Committees
•Audit Committee Financial Experts - 5 of 7
•Annual Board and Committee Self-Evaluations
•Systemic Risk Oversight by Board and Committees
•Environmental, Social, and Governance (“ESG”) Oversight by Board and Committees
•Cybersecurity and Information Technology Oversight by Board and Committees
•Regular Executive Sessions of Independent Directors
•Investor Outreach Program
•Equity Ownership Policy with required holdings for Directors and Executives
•Cash and Equity Compensation Clawback Policy
•Annual Say on Pay Advisory Vote
•"Double-Trigger" for Change in Control Severance Payments
•Ongoing Board Refreshment Planning
•Executive Succession Planning Process
•Comprehensive Code of Business Conduct, Standards and Ethics; Supplier Code of Conduct; and Corporate Governance Guidelines
•Compliance Hotline

WHAT WE DON’T DO

•Poison Pill
•Pledging of Our Securities
•Hedging of Our Securities
•Repricing of Stock Options without Stockholder Approval
•Cash Buyouts of Underwater Stock Options without Stockholder Approval
•Excess Perquisites

Environmental Sustainability
Our industry. Our communities. Our world. We focus on the responsibility we have as a financial technology provider and gaming equipment manufacturer to respect our environment. To support our efforts we have a number of Company-wide programs in place to protect the environment, including: Reducing Resource Consumption and Waste, Recycling and Parts Refurbishment, and Lowering Carbon Emissions.
Reducing Resource Consumption and Waste
Our ongoing initiatives include consolidating facilities and our physical footprint, as well as supporting and encouraging remote work for certain positions. We know that these efforts are beneficial to our sustainability efforts, including reduction of our energy, water, and paper consumption.
We strive to reduce overall water and electricity usage in our existing domestic offices and production facilities by installing LED lighting, motion-activated lights and faucets, low-flow toilets, and water filtration systems. We have implemented recording and reporting protocols at our domestic corporate and administrative offices and production locations to monitor our environmental impact at those locations, supporting our progress towards setting long-term sustainability targets.

Recycling and Parts Refurbishment
We currently have recycling partners in place for industrial material used in the assembly of our products, including paper, cardboard, certain electronic components, and certain metals. We also work with our suppliers and shippers to repurpose wooden pallets and packaging materials used in shipping our products.
In our Games segment, we redeploy approximately 40% of our gaming devices as well as repurposing individual component parts to the extent possible. In our FinTech segment, servers and network equipment, including end-of-life hardware for our Automated Teller Machines (“ATMs”) and fully integrated kiosks, are also recycled.
We also have recycling partners in place for copy paper recycling at over 80% of our domestic administrative offices and production facilities. In 2021, we recycled approximately 53,300 pounds of paper from our primary Las Vegas, Nevada and Austin, Texas facilities.

Lowering Carbon Emissions	Everi’s commitment to a reduced carbon footprint and preservation of our precious water supply includes using 100% renewable energy to host our data at SWITCH facilities. This 100% green energy supply is generated by Nevada solar farms and Western Electricity Coordinating Council hydroelectric plants.

Commencing in Q2 2021, the Company committed to the leasing or purchase of hybrid or electric vehicles for its field service personnel, and will retire and replace its existing inventory with such vehicles over a period of time.

Social Responsibility
We are committed to contributing positively to our communities and to creating and sustaining a positive work environment and corporate culture that fosters employee engagement, health, safety, well-being, diversity and inclusion and equal opportunity. We progress towards this through a focus on recruitment and retention of employees with skills.

Corporate Culture	We foster an inclusive culture among our employees so that the WHY we work at Everi reflects our shared commitment to positively impact our employees, partners, customers and their guests, stockholders, communities, and the environment. To build this culture we have invested in programs and implemented standards to promote the community, responsible gaming efforts, ethical business conduct, comprehensive human capital management (diversity and inclusion, talent attraction, retention and development, and rewards) sustainability, giving and volunteerism. We recently created an internal ESG Committee, led by our CEO and General Counsel and comprised of employees of the Company across business areas and various professional levels, which functions as a central task force for our ESG initiatives. Our ESG Committee meets on at least a monthly basis to discuss the Company’s ESG framework, identify action items to pursue, review progress with our ESG efforts, discuss recent developments and trends, and to collect feedback from members on potential additional initiatives, activities, and next steps. Our Board receives quarterly reports at its Board meetings on ESG developments, trends, and the Company’s ESG framework, initiatives, and activities and holds discussions with senior management regarding the efficacy of our efforts. We believe that these efforts will contribute to our long-term business success, empower our team members, and support our Core Company Values: Collaboration, Integrity, Inclusion, Excellence, and Fun.

Diversity and Inclusion
We embrace and live by one of our key Company values: Inclusion. We recognize that we can be at our best only when we embrace and reflect the diversity of not only our employees, but the customers and communities that we serve. We believe diverse backgrounds, perspectives, and talents will enable us to continue to be successful and drive shareholder value.
The efforts to support diversity in leadership at Everi start with the Board. Currently 33% of Everi’s Board members are female and 22% are ethnically diverse. Our most recently elected female Board member, Secil Tabli Watson, is a member of Extraordinary Women on Boards, a private membership community for highly accomplished women actively serving on corporate boards. Eileen Raney, Chair of our Nom Gov Committee, is certified as a National Association of Corporate Directors Board Leadership Fellow, and has held this honor since 2018.
In 2021, we invested further in this commitment by hiring a new Senior Vice President to oversee Diversity, Inclusion and Talent Management, focusing on the continued work to build inclusion for our employees, drive our corporate culture, and to seek out and welcome new talent.
Everi’s Women’s Leadership Initiative (“WLI”): Everi continues to work to advance gender diversity, create new opportunities, and increase the representation of women in our workforce through the WLI. To date, over 165 employees have participated in the training, educational, and networking opportunities offered, with the class of 2022 being the most inclusive to date, consisting of 55 members across North America, including fully remote team members.
Focusing on the importance of training, Company-wide diversity and inclusion training is mandatory for employees and is intended to cultivate an inclusive, engaging, and respectful workplace, and includes separate training on the impact of bias in the selection and hiring processes that is mandatory for hiring managers. Further, in 2021, our executive leadership team set the example for the Company by participating in separate inclusive leadership training. Our total combined hours for mandatory diversity and inclusion training were approximately 2,500 hours for 2021, including supplemental training for hiring managers and the executive leadership team.

Diversity in Hiring
Recently, the Company entered into a strategic agreement with the Partnership for Youth Success® Program of the U.S. Army. Through this program, the Company has the opportunity to post open positions for consideration by service women and service men upon their transition from their military service. Upon viewing a position of interest that is in line with their background and expertise, soldiers then reach out to the Company to seek an interview. Qualified candidates will be guaranteed an interview and they will be considered for employment.

Social Responsibility - Continued
Diversity and Heritage Celebrations
As part of the celebration of Women’s History Month in March, the Company hosted for its employees “A Seat at the Table: A Chat with Everi Board Members,” with guest speakers Eileen Raney, Maureen Mullarkey, and Secil Tabli Watson, to share some of their personal stories as well as insights and advice they have learned throughout their journeys.

Employee Engagement, Satisfaction & Awards	Aligning with our values of Inclusion and Collaboration, we engage with our employees on a regular basis, seeking feedback about their experience at Everi. Through an annual employee engagement survey for the Top Workplaces program, our employees shared their positive feedback and belief in Everi. Looking at the results of this survey, 83% of employees at Everi feel that their manager cares about their concerns, ranking the Company in the Top 12% of all participating companies in the entertainment, hospitality and casino gaming industry. The Company was also ranked in the top 6% of all participating entertainment, hospitality and casino gaming companies because so many of our employees agreed that they have the work-life flexibility they need. TOP WORKPLACES AWARDS: In 2021, Everi received four separate Top Workplaces Awards in the United States: “Nevada Top Workplaces 2021”; “Greater Austin Top Workplaces 2021” (Texas); a national Culture Excellence Award for “Direction” reflecting our employees’ strong belief in our future and our strategy; as well as a national Culture Excellence Award for “Remote Work” for creating a desirable culture in a remote work environment. In India, our operations received a certification as a Great Place to Work® in November 2021, based on the survey feedback of our India team. In early 2022, the United States operations received yet another award: the highest accolade from the Top Workplaces program as a “Top Workplaces 2022” on a national level.

Community Engagement, Giving, and Volunteerism
Community Engagement: Throughout the year the Company focuses on different heritage celebrations, holidays, and commemorations. We connect with our employees to build awareness through educational webinars and guest lecturers, and we engage with the communities in which we operate by donating to various support organizations.
Charitable Contributions: In 2021, the Company made charitable contributions across many deserving organizations, showcased on our Corporate Social Responsibility webpage at: https://www.everi.com/about-us/corporate-social-responsibility/.

Responsible Gaming
Over the years, the Company has worked with dozens of leading responsible gaming associations across the globe to develop a set of comprehensive tools to help prevent problem gamblers from obtaining funds in a casino. The Company's initiatives and controlled solutions enable casinos to enhance their promotion of responsible gaming while helping them comply with local laws, customs, and culture in the prevention of problem gambling.
Everi’s Personal Self Transaction Exclusion Program (“STeP”) is a way for patrons to block access to cash across the Company’s national network of ATMs, financial access kiosks, and booth services. Our CashClub Wallet™ also includes a self-imposed velocity and transaction limits as a supplement to our existing STeP program.

Social Responsibility - Continued
Benefit Enhancements
As a result of input received from Company employees through our 2021 annual benefits survey, we implemented enhanced benefits effective January 1, 2022, including:
•For the seventh year in a row, no increases to employee premiums (contributions) to medical, dental, and vision benefits
•An increase in the 401(k) match provided by the Company
•Lower in-network deductibles across health plans
•Addition of a new mental health and wellness program with easy access to preventative care, self-care and professional services, including virtual coaching sessions
•Expanded parental leave for birth and non-birth parents
•Expanded gym reimbursement

Human Capital
In addition to our Corporate Culture initiatives, Everi implemented initiatives to support career growth, training and development opportunities, new talent acquisition and diverse recruiting, and actively solicited employee feedback.
For additional information on Everi’s Human Capital initiatives and programs, please refer to page 31 herein, and page 14 of the Company’s 2021 Annual Report.

For additional information on Everi’s Environmental Sustainability and Social Responsibility initiatives and programs, please refer to page 28 herein, page 14 of the Company’s 2021 Annual Report, and the Company’s Corporate Social Responsibility webpage at: https://www.everi.com/about-us/corporate-social-responsibility/.

PROXY STATEMENT

PROPOSAL 1 ELECTION OF TWO CLASS II DIRECTORS (Item No. 1 on the Proxy Card) THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION TO THE BOARD OF THE NOMINEES NAMED BELOW.

Qualifications of Our Class II Director Nominees:
☑    Mr. Judge is independent and has extensive experience in the financial services and payments industries.
☑    Mr. Rumbolz is a non-independent Director and is the Executive Chairman of the Board effective April 1, 2022.
☑    Messrs. Judge and Rumbolz, respectively, have 15+ and 11+ years of service on our Board.
☑    The two nominees are highly qualified, experienced, and actively engaged individuals.

Name	Age	Director Since	Principal (or Most Recent) Occupation	Current Committees
Geoffrey P. Judge	68	2006	Former partner at iNovia Capital, a manager of early-stage venture capital funds, from 2010 to 2016, and served as a Member of the Board of iNovia portfolio companies from September 2010 until April 2021. Active private equity investor since 2002.	•Audit Committee •Compensation Committee (Chair) •Nominating and Governance Committee (“Nom Gov Committee” or “Nom Gov”)
Michael D. Rumbolz	68	2010	Executive Chairman of the Board of the Company effective as of April 1, 2022, and member of the Board of the Company since 2010.
Our Certificate of Incorporation provides that the number of directors that shall constitute the Board shall be exclusively fixed by resolutions adopted by a majority of the authorized number of directors constituting the Board. The Company’s bylaws state that the authorized number of directors of the Company shall be fixed in accordance with the Company’s Certificate of Incorporation. Effective January 21, 2022, the Board, acting upon the recommendation of the Nom Gov Committee, increased the size of the Board to ten members. Our Certificate of Incorporation and bylaws provide that the Board shall be divided into three classes constituting the entire Board. The members of each class of directors serve staggered three-year terms. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. As of the filing of the Proxy Statement, the Board is composed of the following ten members:

Class	Directors	Term Commencement	Term Expiration
I	Eileen F. Raney, Atul Bali(1), Paul W. Finch, Jr.(2), and Randy L. Taylor(3)	2021 Annual Meeting of Stockholders	2024 Annual Meeting of Stockholders
II	Geoffrey P. Judge, Michael D. Rumbolz, and Ronald V. Congemi(4)	2019 Annual Meeting of Stockholders	2022 Annual Meeting of Stockholders
III	Linster W. Fox, Maureen T. Mullarkey, and Secil Tabli Watson(5)	2020 Annual Meeting of Stockholders	2023 Annual Meeting of Stockholders
___________________
(1)Mr. Bali’s term of office as Lead Independent Director will begin on May 18, 2022.
(2)Mr. Finch’s term of office began effective as of February 1, 2022.
(3)Mr. Taylor’s term of office began effective as of April 1, 2022.
(4)Mr. Congemi will retire and will not stand for re-election at the Company’s 2022 Annual Meeting.
(5)Ms. Watson’s term of office began effective as of February 1, 2022.

On January 21, 2022, Ronald V. Congemi, a member of the Board since February 2013, informed the Company that he will retire from the Board and will not stand for re-election at the Company’s 2022 Annual Meeting. Therefore, Mr. Congemi’s last day of service as Lead Independent Director of the Board, and member of the Audit Committee, Compensation Committee, and Nom Gov Committee of the Board, will be May 18, 2022. The Board named Atul Bali, an independent member of the Board since November 2019, as Lead Independent Director, effective upon Mr. Congemi’s last day of service. In light of Mr. Congemi’s retirement, the size of the Board will be reduced to nine members and the number of Class II Directors will be reduced to two, effective as of the 2022 Annual Meeting.
Upon the recommendation of the Nom Gov Committee of the Board, the Board has nominated Geoffrey P. Judge and Michael D. Rumbolz, current Class II Directors of the Company, for election as Class II Directors of the Company. If elected, each will serve a three-year term until the 2025 Annual Meeting of Stockholders and until his successor is duly elected and qualified or until his earlier resignation or removal. Messrs. Judge and Rumbolz have consented, if elected as Class II Directors of the Company, to serve until their respective terms expire. The Board believes that Messrs. Judge and Rumbolz will serve if elected, but if a nominee should become unavailable to serve as a director, and if the Board designates a substitute nominee, the person or persons named as proxy in the enclosed form of proxy may vote for a substitute nominee recommended by the Nom Gov Committee and approved by the Board.
The Board appointed Michael D. Rumbolz, previously serving jointly as Chairman of the Board and Chief Executive Officer of the Company, to serve as Executive Chairman of the Board, effective as of April 1, 2022. As Executive Chairman of the Board, Mr. Rumbolz shall be an employee of the Company, reporting directly to the Board, and shall be subject to the Company’s policies on the same basis as other senior executives of the Company. The Company requires that the Executive Chairman be available to perform the duties of Executive Chairman customarily related to this function, including, without limitation: (a) acting as Chairman of the Board and stockholder meetings; (b) acting as a liaison between the Company’s senior management and the Board and its committees; (c) advising the Company’s senior management on matters of Company operations; and (d) otherwise performing the duties of Chairman of the Board, as well as such other customary duties as may be determined and assigned by the Board, and as may be required by the Company’s governing instruments, including its certificate of incorporation, bylaws, and its corporate governance charters, each as amended or modified from time to time, and by applicable law, rule, or regulation, including, without limitation, the Delaware General Corporation Law and the rules and regulations of the SEC.
The Board appointed Randy L. Taylor as President and Chief Executive Officer, succeeding Mr. Rumbolz in the position of Chief Executive Officer, and as a member of the Board, effective as of April 1, 2022. Mr. Taylor previously served as our President and Chief Operating Officer from April 1, 2020 to April 1, 2022, as our Executive Vice President, Chief Financial Officer and Treasurer from March 2014 through March 2020, and as our Senior Vice President and Controller from November 2011 to March 2014.
Information Concerning the Director Nominees
Information regarding the business experience of our nominees for election as Class II Directors is provided below, as well as a description of the skills and qualifications that are desirable in light of our business and structure and led to the conclusion that each nominee should serve as a director. Each of the Company’s directors will continue in office for the remainder of his term, and until a successor is duly elected and qualified, or until his earlier resignation or removal. Information regarding the business experience, skills, and qualifications, and directorships of each such director is provided below.

Class II Director Nominees

Geoffrey P. Judge INDEPENDENT Age: 68 Director Since: 2006 Committees: Audit, Compensation (Chair), Nom Gov
BACKGROUND
•Active private equity investor since 2002, working actively with CEOs at his portfolio companies
•Served as a Partner at iNovia Capital, a manager of early-stage venture capital funds, from 2010 to 2017, and served as a Member of the Board of Directors of iNovia portfolio companies from September 2010 until April 2021.

•Served as Chief Operating Officer in 2002 of Media Solution Services, Inc., a provider of credit card billing insert media
•Co-founder and Senior Vice President and General Manager from 1997 to 2002 of the media division of 24/7 Real Media
•Served from 1995 to 1997 as Vice President of Marketing for iMarket, Inc., a software company
•Served from 1985 to 1994 in various management positions, including as a Vice President and General Manager in the credit card division of American Express
•Holds an M.B.A. from Columbia University and a degree in economics from Northwestern University
DIRECTOR QUALIFICATIONS
Mr. Judge provides valuable knowledge and skills to our Board due to his extensive knowledge of the Company’s business and his experience in the financial services and payments industries.

Michael D. Rumbolz NON-INDEPENDENT EXECUTIVE CHAIRMAN OF THE BOARD, Effective April 1, 2022 Age: 68 Director Since: 2010 Committees: None
BACKGROUND
•Serves as our Executive Chairman of the Board since April 1, 2022, having previously served as Chairman of the Board since May 2021, as our Chief Executive Officer from April 1, 2020 to April 1, 2022, as our President and Chief Executive Officer from May 2016 through March 2020, as our Interim President and Chief Executive Officer from February 2016 to May 2016, and as an independent member of our Board from 2010 until his February 2016 appointment to the Interim President and Chief Executive Officer position

•Served from 2008 to 2010 as a consultant to the Company advising on various strategic, product development, and customer relations matters following the Company’s acquisition in 2008 of Cash Systems, Inc., a provider of cash access services to the gaming industry

•Served as Chairman and Chief Executive Officer of Cash Systems, Inc. from January 2005 until August 2008
•Held various positions in the gaming industry, including Vice Chairman of the Board of Casino Data Systems, President and Chief Executive Officer of Anchor Gaming, Director of Development for Circus Circus Enterprises (later Mandalay Bay Group), President of Casino Windsor at the time of its opening in Windsor, Ontario, and has provided various consulting services

•Served as Member and Chairman of the Nevada Gaming Control Board from January 1985 to December 1988
•Former Chief Deputy Attorney General of the State of Nevada from January 1983 to January 1985
•Served as Member and Chairman of the Board of Directors of Employers Holdings, Inc. (NYSE: EIG), a holding company whose subsidiaries are engaged in the commercial property and casualty industry, from January 2000 until May 2020

•Serves as a member of the Board of Directors of VICI Properties Inc. (NYSE: VICI) since October 2017
•Serves as a member of the Board of Seminole Hard Rock Entertainment, LLC since 2008
DIRECTOR QUALIFICATIONS
Mr. Rumbolz’ vast experience in, and knowledge of, the highly-regulated gaming industry, both as an operator and as a regulator, as well as his experience in the financial access business, and skills gained from previous and current public and private board service, are valuable to our Company and our Board.

Directors Whose Terms Will Expire in Future Years
Each of the Company’s directors listed below will continue in office for the remainder of his or her term, and until a successor is duly elected and qualified, or until his or her earlier resignation or removal. Information regarding the business experience, skills, and qualifications, and directorships of each such director is provided below.

Class III Directors Whose Term Will Expire in 2023

Linster W. Fox INDEPENDENT, AUDIT COMMITTEE FINANCIAL EXPERT Age: 72 Director Since: 2016 Committees: Audit (Chair), Compensation, Nom Gov
BACKGROUND
•Retired and previously served as Executive Vice President, Chief Financial Officer and Secretary of SHFL entertainment, Inc., a global gaming supplier, from 2009 up until the company’s acquisition by Bally Technologies, Inc. in November 2013

•Served on the Executive Advisory Board of the Lee Business School at the University of Nevada-Las Vegas from 2015 to 2016
•Served as interim Chief Financial Officer of Vincotech in 2009 and as Executive Vice President, Chief Financial Officer and Secretary of Cherokee International Corp. from 2005 to 2009
•Served in a variety of executive roles over the course of 18 years at Anacomp, Inc., including Executive Vice President and Chief Financial Officer and as a member of the company’s Board of Directors
•Began his career as an accountant at PricewaterhouseCoopers LLC
•Mr. Fox is a Certified Public Accountant in the State of California. His license is presently inactive.
•Holds a B.S.B.A. from Georgetown University in Washington, D.C
DIRECTOR QUALIFICATIONS
Mr. Fox provides valuable knowledge and skills to our Board due to his financial background and experience in the gaming industry. Mr. Fox is a certified public accountant, with an inactive license in the State of California, and has been designated as an “audit committee financial expert” in accordance with NYSE listing standards.

Maureen T. Mullarkey INDEPENDENT, AUDIT COMMITTEE FINANCIAL EXPERT Age: 62 Director Since: 2018 Committees: Audit, Compensation, Nom Gov
BACKGROUND
•Retired in 2007 as Executive Vice President and Chief Financial Officer of International Game Technology (currently known as International Game Technology PLC), a leading supplier of gaming equipment and technology, a position Ms. Mullarkey held from 1998 to 2007, and served in a variety of financial and executive management positions in her 18 years with the company

•Serves, since 2014, as a director of PNM Resources, Inc. (NYSE: PNM), a holding company with two regulated utilities providing electricity and electric services in the State of New Mexico and Texas
•Served as a director of NV Energy, Inc. from 2008 to 2013 when the company was sold to Mid-American Energy Holdings Company, a subsidiary of Berkshire Hathaway, Inc.
•Served as Entrepreneur in Residence with The Nevada Institute of Renewable Energy Commercialization from 2009 to 2011
•Holds a B.S. from the University of Texas and an M.B.A. from the University of Nevada-Reno
DIRECTOR QUALIFICATIONS
Ms. Mullarkey provides valuable knowledge and skills to our Board due to her financial skills and experience in the gaming industry. Ms. Mullarkey has been designated as an “audit committee financial expert” in accordance with NYSE listing standards.

Secil Tabli Watson INDEPENDENT, AUDIT COMMITTEE FINANCIAL EXPERT Age: 50 Director Since: 2022 Committees: Audit, Compensation, Nom Gov
BACKGROUND
•Serves, since 2021, as a member of the Board of Directors of Bank of Marin Bancorp (NASDAQ: BMRC) and its subsidiary, Bank of Marin
•Serves, since 2021, as a member of the Board of Directors of McLaren Technology Acquisition Corp. (NASDAQ: MLAIU), a Special Purpose Acquisition Company focused on acquiring fintech companies
•Serves, since 2021, as a member of the Board of Landed, Inc., a Series B funded fintech start-up whose mission is to assist essential workers own homes
•Serves, since 2015, on the Strategic Advisory Board of FTV Capital, a private equity firm
•Active as an independent strategy consultant to Fortune 500 companies advising on digital transformation and product management
•Since 2021, a member of Extraordinary Women on Boards (EWOB), a private membership community for highly accomplished women actively serving on corporate boards
•Served as Executive Vice President and Head of Digital Solutions for Business, Commercial Banking at Wells Fargo, a financial services company, from 2017 to 2021; Executive Vice President, Head of Wholesale Internet Solutions, Wholesale Banking from 2012 to 2017; Senior Vice President, Internet Services Group, Consumer Banking from 2002 to 2011; Executive Advisor to the Women’s Team Member Network from 2018 to 2021; and a member of the Enterprise Diversity Council from 2008 to 2011

•Served as a member of the Board of Directors of the Conservation Society of California and Oakland Zoo from 2013 to 2019; co-chair from 2016-2017; vice chair in 2015; and chaired audit, education, and succession planning committees

•Holds an M.B.A. in Finance from The Wharton School, University of Pennsylvania, and a B.A. in Economics and Government/International Relations from Cornell University
DIRECTOR QUALIFICATIONS
Ms. Watson provides valuable knowledge and skills to our Board due to her extensive skills and experience in banking, digital customer experience and transformation, payments solutions, product management, cyber-fraud, and fintech industries. Ms. Watson has been designated as an “audit committee financial expert” in accordance with NYSE listing standards.

Class I Directors Whose Term Will Expire in 2024

Eileen F. Raney INDEPENDENT, AUDIT COMMITTEE FINANCIAL EXPERT Age: 72 Director Since: 2016 Committees: Audit, Compensation, Nom Gov (Chair)
BACKGROUND
•Served from January 2011 to November 2013 as a member of the Board and a member of the Audit, Compensation, and Governance Committees of the Board of SHFL entertainment, Inc., a global gaming supplier that was acquired by Bally Technologies, Inc. in November 2013

•Founder and Sole Proprietor of Carpe Executive Coaching, a company which provides advisory services to improve executive leadership and performance since 2020
•Certified as an Executive Coach by the Center for Executive Coaching in 2020
•Certified as a National Association of Corporate Directors (NACD) Board Leadership Fellow in 2018 to 2022
•Active member of the Advisory Board for the University of Nevada-Las Vegas Libraries since 2010
•Active member of the Advisory Board of Fino Consulting since June 2015
•Served on the Board of the University Medical Center of Southern Nevada from 2014 to 2017, as Vice Chair of the Board of Governors and as Chair of both the Strategy Committee and the Audit and Finance Committee

•Served from April 2013 to April 2015 as a member of the Board and Finance Committee of the Board of Nevada Health Centers, a federally-qualified health center in Nevada
•Retired as National Managing Principal, Research & Development and Member, Deloitte & Touche USA Executive Committee in 2007, a position Ms. Raney held from 2003 to 2007
•Served on the Deloitte Board of Directors from 2000 to 2003 while serving as the Human Capital E-Business Leader
•Held numerous positions with Deloitte & Touche USA, LLP from 1988 to 2007, including Global Leader, Integrated Health Group from 1996 to 2000, and Western Regional Leader and National Co-Leader, Integrated Health Group from 1988 to 1996

DIRECTOR QUALIFICATIONS
Ms. Raney provides valuable knowledge and skills to our Board due to her financial skills and experience in the gaming industry. Ms. Raney has been designated as an “audit committee financial expert” in accordance with NYSE listing standards.

Atul Bali INDEPENDENT, AUDIT COMMITTEE FINANCIAL EXPERT Age: 50 Director Since: 2019 Committees: Audit, Compensation, Nom Gov
BACKGROUND
•Serves, since 2021, as non-executive Chairman of The Football Pools Limited, the oldest pool betting company in the world, based in the United Kingdom
•Serves, since 2014, as non-executive Chairman of Instant Win Gaming Ltd., a provider of mobile instant win games to State Lottery operators
•Active as an investor in, and advisor to, a range of privately held lottery, sports betting, igaming, and fintech businesses
•Serves, since 2017, as a director on the Board of Rainbow Rare Earths PLC (LSE: RBW), a producer of Rare Earth Metals with Projects in Burundi, East Africa and in South Africa
•Served as President and CEO of GTECH G2, a subsidiary of GTECH Corporation (now NYSE: IGT) until 2010, and held various executive positions, including SVP Corporate Development & Strategy, SVP Commercial Services, and VP Global Business Development at GTECH Corporation between 1997 and 2010

•Served as CEO of XEN Group from 2010 to 2012, and thereafter, in divisional President & CEO roles at Aristocrat Technologies Inc. (ASX: ALL) from 2012 to 2014, and RealNetworks, Inc. (NASDAQ: RNWK) from 2014 to 2015

•Served as non-executive Chairman of the Board of Meridian Tech Holdings Ltd., a regulated global emerging markets sports betting and online gaming firm, operating in Europe, Latin America, and Africa from 2016 to 2021, and Deputy Chairman of Gaming Realms PLC (LSE: GMR), a developer, publisher, and licensor of mobile games, where he served on the board of directors from 2014 to 2018

•Began his career as a Chartered Accountant with KPMG
DIRECTOR QUALIFICATIONS
Mr. Bali provides valuable knowledge and skills to our Board due to his extensive skills and experience in the interactive gaming, gaming, and fintech industries. Mr. Bali was previously qualified as a Chartered Accountant and has been designated as an “audit committee financial expert” in accordance with NYSE listing standards.

Paul W. Finch, Jr. INDEPENDENT Age: 58 Director Since: 2022 Committees: Audit, Compensation, Nom Gov
BACKGROUND
•Served as Chief Executive Officer of Early Warning Services, LLC, a provider of real-time payments, risk and authentication solutions to financial institutions nationwide, from 2003 to 2019
•Served as Executive Vice President, Systems and Operations of eFunds Corporation, a provider of electronic debt payment solutions, and headed global operations, technology, and customer support from 1990 to 2003

•Founder and Chief Executive Officer of ACH Systems, an electronic payment technology outsourcing company specializing in the processing and settlement of U.S. ACH transactions, from 1989 to 2003
•Holds a B.A. in Business Administration from Northern Arizona University
DIRECTOR QUALIFICATIONS
Mr. Finch provides valuable knowledge and skills to our Board due to his extensive skills and experience in payments solutions, risk and authentication solutions.

Randy L. Taylor NON-INDEPENDENT PRESIDENT AND CHIEF EXECUTIVE OFFICER, Effective April 1, 2022 Age: 59 Director Since: 2022 Committees: None
BACKGROUND
•Serves as our President and Chief Executive Officer since April 1, 2022, having previously served as our President and Chief Operating Officer from April 1, 2020 to April 1, 2022, as our Executive Vice President, Chief Financial Officer and Treasurer from March 2014 through March 2020, and as our Senior Vice President and Controller from November 2011 to March 2014

•Mr. Taylor is a Certified Public Accountant in the State of Nevada. His license is presently inactive.
•Holds a B.S. in Accounting from the University of Denver
DIRECTOR QUALIFICATIONS
Mr. Taylor’s vast experience in, and knowledge of, the Company’s highly-regulated gaming segment, as well as his experience in the Company’s financial access business, and skills gained from his 10+ years of service in various positions of the Company, are valuable to our Company and our Board.

BOARD AND CORPORATE GOVERNANCE MATTERS
Corporate Governance Philosophy
The business and affairs of the Company are managed under the direction of the Board in accordance with the Delaware General Corporation Law, as implemented by the Company’s certificate of incorporation and bylaws. The role of the Board is to effectively oversee the affairs of the Company for the benefit of its stockholders and other constituencies. The Board strives to guide the success and continuity of business through the selection of qualified management. It is also responsible for reviewing the Company’s compliance programs so that the Company’s activities are conducted in a responsible and ethical manner. The Company is committed to having sound corporate governance principles. Highlights of our corporate governance policies and structure following the Annual Meeting include:

WHAT WE DO
78% Independent Directors. Seven of our nine directors have been determined by us to be "independent" as defined by the SEC and NYSE listing standards, which the Board has adopted as our standards.
Limitations on Outside Public Company Board Service.
- Our independent directors may not serve on more than three boards of public companies in addition to the Company's Board or on more than two audit committees of public companies, including the Company's Audit Committee, unless otherwise approved by the Board.
- A director who is CEO of the Company should not serve on more than three boards of public companies, including the Company’s Board.

33% Female Directors. Three of our nine directors are female.	Annual Board and Committee Self-Evaluations. Our Board and Committee members conduct self-evaluations at least annually to determine whether the Board and its Committees are functioning effectively.

"Plurality-Plus" Voting for Directors. Director nominees are elected by the highest number of shares cast "for" a director (mandatory resignation policy for nominees who fail to receive an affirmative majority of votes cast).

Ongoing Board Refreshment Planning. Periodic review of our Board's composition to create the right mix of skills, background, and tenure.

Lead Independent Director. Our Board, in accordance with provisions as set forth in our Corporate Governance Guidelines, named an independent director of the Board to serve as Lead Independent Director.
Executive Succession Planning Process. Our Board oversees CEO and senior management succession planning, which is reviewed at least annually.

Entirely Independent Committees. All seven members of our Audit, Compensation, and Nom Gov Committees are independent.
Code of Business Conduct, Standards and Ethics (and related training). We have adopted a Code of Business Conduct, Standards and Ethics for our non-employee directors and all employees and provide training on compliance.

Audit Committee Financial Experts. Five of the seven members of our Audit Committee qualify as an "audit committee financial expert" as defined by the SEC. The remaining two members qualify as "financially literate."
Supplier Code of Conduct. We have adopted a Supplier Code of Conduct relating to our third-party suppliers of goods and services.
Regular Executive Sessions of Independent Directors. Our independent directors regularly meet in executive session without management's participation.
Systemic Risk Oversight by Board and Committees. Our Board has overall responsibility for risk oversight, while each of our Audit, Compensation, and Nom Gov Committees monitor and address risks within the scope of their particular expertise or charter.

WHAT WE DON’T DO
No Hedging of Our Securities. Our officers and directors are prohibited from engaging in any hedging or other speculative trading in our stock.	No Cash Buyouts of Underwater Stock Options without Stockholder Approval.
No Pledging of Our Securities. Our officers and directors are prohibited from pledging our stock to secure loans of any type.	No Poison Pill. We do not have a "poison pill" or stockholder rights plan.
No Excess Perquisites.	No Repricing of Stock Options without Stockholder Approval.

Corporate Governance
We are committed to maintaining the highest standards of corporate governance, which we believe promotes long-term value creation, transparency, and accountability to our stockholders. Our commitment to corporate governance is integral to our business and reflects not only regulatory requirements, New York Stock Exchange listing standards, and broadly recognized governance practices, but also effective leadership and oversight by our senior management team and Board.

Corporate Governance
In October 2021, the Board adopted updates to the Company’s Corporate Governance Guidelines. The Corporate Governance Guidelines reflect the Board's commitment to monitoring the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing stockholder value over the long term.
The Corporate Governance Guidelines address, among other things:
•Director qualification standards, director selection process, voting, and administration of election of directors;
•Selection of the Chairman of the Board and Chief Executive Officer;
•Director responsibilities, time commitments, meeting attendance requirements, orientation and continuing education;
•Equity ownership policy;
•Director access to management and independent advisors;
•Management succession planning, development, and review;
•Annual performance evaluations of the Chief Executive Officer and directors; and
•Director interaction with stockholders and interested parties.

Code of Business Conduct, Standards and Ethics
In early 2021, we adopted updates to our Code of Business Conduct, Standards and Ethics to place emphasis on diversity and inclusion, privacy, safety and health, sustainability, and corporate social responsibility. Our Code of Business Conduct applies to all our employees, officers, directors, consultants, vendors, suppliers, and agents of the Company.
Our Code of Business Conduct addresses, among other matters:
•Speaking up and reporting concerns;
•Potential conflicts of interest;
•Compliance and adherence to laws, rules, and regulations;
•Privacy and data protection;
•Protection and proper use of Company assets and property;
•Environmental Sustainability;
•Social Responsibility;
•Diversity and Inclusion/prohibited harassment;
•Human rights;
•Supplier diversity;
•Workplace safety and health;
•Charitable contributions;
•Political activities; and
•Responsible gaming.
To the extent required by law, any substantive amendment to, or waiver of this Code of Business Conduct will be disclosed to the public within four business days on the Company's website at: https://www.everi.com/investor-relations/governance/governance-documents/.

Compliance Hotline
Procedures for (i) the receipt, retention, and treatment of complaints regarding improper or questionable accounting internal controls or auditing matters or practices, and (ii) the confidential, anonymous submission of such complaints are set forth in the Company's Code of Business Conduct, Standards and Ethics. To facilitate the submission of such complaints, we have implemented a secure compliance hotline and website. The compliance hotline and website are operated by an independent service provider and are available for the anonymous submission of complaints.

Corporate Governance - Continued
Supplier Code of Conduct
In April 2021, we adopted updates to our Supplier Code of Conduct designed to outline our expectations for responsible business practices of our third-party suppliers of goods and services.
Our Supplier Code of Conduct includes our expectations that our third-party suppliers:
•comply with all applicable laws and regulations;
•conduct business ethically, professionally, with integrity and in good faith;
•take reasonable steps to prevent harassment and discrimination;
•prohibit forced labor and abuse of labor, including human trafficking;
•prohibit child labor;
•comply with all applicable laws and regulations regarding work hours, wages, and benefits;
•safeguard intellectual property, assets, and confidential information;
•promote health and safety; and
•support environmental sustainability.

Clawback Policy	In July 2021, the Board adopted updates to the Company’s Incentive Compensation Clawback Policy (the "Clawback Policy "). Pursuant to the Company's Clawback Policy, in the event of a restatement of the Company's financial results due to the misconduct of any employee, the Board or, if so designated by the Board, the Compensation Committee of the Board, is authorized to take action to recoup all or part of any incentive compensation received by Covered Persons.

Insider Trading Policy
We have an Insider Trading Policy and under it, our directors and executive officers, as well as other designated employees (collectively our “Insiders”), are prohibited from engaging in the following activities:
•Hedging or monetization transactions involving our securities; and
•Pledging our securities or holding our securities in a margin account as collateral for a loan.
•Trading openly throughout the year as our Insiders are only permitted to trade in our securities during certain open windows of time, to the extent they do not possess material, non-public information.

ESG Oversight by Board and Committees
Our Board receives quarterly reports at its Board meetings on ESG developments, trends, and the Company’s ESG framework, initiatives, and activities. As the management and reporting of ESG risks and opportunities evolve, we expect to adapt accordingly to support our industry, our communities, and our world.
In addition, the Nom Gov Committee oversees the Company's Environmental Sustainability, Social Responsibility, and Corporate Governance initiatives.

Corporate Governance Policies

As we continue to grow, innovate, and build a culture based on the principles of respect and transparency, it is our duty to our customers, our business associates, our stakeholders, and the communities we serve, to endeavor to uphold the highest standards of ethical conduct, honesty, integrity, and compliance in all that we do. Our Code of Business Conduct, Standards and Ethics and our Supplier Code of Conduct are designed to promote these core Company values.
Our Code of Business Conduct, Standards and Ethics and Supplier Code of Conduct places emphasis on issues such as diversity and inclusion, human rights and labor practices, privacy, health and safety, environmental sustainability, and corporate social responsibility.
Stockholders may access the Board committee charters, our Code of Business Conduct, Standards and Ethics, Corporate Governance Guidelines, Clawback Policy, and Supplier Code of Conduct in the Corporate Governance section of the “Investors” page on our website at: https://www.everi.com/investor-relations/governance/governance-documents/. Copies of our Board committee charters, Code of Business Conduct, Standards and Ethics, Corporate Governance Guidelines, Clawback Policy, and Supplier Code of Conduct will be provided to any stockholder upon written request to the Corporate Secretary, Everi Holdings Inc., 7250 South Tenaya Way, Suite 100, Las Vegas, Nevada 89113, or via e-mail to: secretary@everi.com.

Highlights of Recent Corporate Governance Updates

•Audit Committee Charter: The Board, upon the recommendation of the Audit Committee, amended the charter to enhance the Audit Committee’s responsibilities related to: (i) oversight of the Company’s compliance programs; (ii) handling reports of potential misconduct; and (iii) review, approval, ratification, and oversight of related persons transactions.

•Compensation Committee Charter: The Board, upon the recommendation of the Compensation Committee, amended the charter to enhance the Compensation Committee’s responsibilities related to: (i) oversight of overall compensation programs and incentives for management and employees; and (ii) assessment of the risks related to the Company’s compensation plans and arrangements applicable to officers and employees of the Company.

•Nom Gov Charter: The Board, upon the recommendation of the Nom Gov Committee, amended the charter to enhance the Nom Gov Committee’s responsibilities related to review of: (i) the Board’s leadership structure; and (ii) directorships at other for-profit organizations offered to directors.

•Corporate Governance Guidelines: The Board, upon the recommendation of the Nom Gov Committee, amended the guidelines to require directors to notify the Nom Gov Committee prior to accepting any new directorship on boards of public companies.

•Clawback Policy: The Board, upon the recommendation of the Nom Gov Committee, amended the policy to enhance the purpose and enforcement of the policy related to recoupment and/or forfeiture of executive officer incentive compensation in the event of certain accounting restatements.

•Supplier Code of Conduct: Management of the Company amended the code to enhance the Company’s expectations of its third-party suppliers of goods and services related to human rights and labor practices, environmental regulations, health and safety, and safeguard of intellectual property, assets, and confidential information.
Environmental Sustainability and Social Responsibility
Environmental, Social, and Governance (“ESG”) Oversight Framework
We believe that environmental sustainability and social responsibility are key components to driving and maintaining stockholder value. We take our environmental and social responsibilities seriously, and we are continuously exploring ways to strengthen our culture and corporate responsibility framework.
In Q4 2021, we created as a task force, an internal ESG Committee, led by our CEO and General Counsel and comprised of employees across various functional and professional levels, to oversee its work in the areas of ESG. The ESG Committee meets on at least a monthly basis to discuss the Company’s ESG framework, identify key action items to pursue, review progress, discuss recent developments and trends, and to collect feedback on potential additional initiatives, activities, and next steps.
In addition, the Nom Gov Committee oversees the Company’s corporate environmental sustainability and social responsibility efforts, as it regularly reviews policies, goals, and initiatives related to environmental sustainability, building corporate culture (including diversity and inclusion), supporting our communities, and executing on our human capital management strategy (including corporate culture initiatives, career development, and employee feedback). Our Board receives quarterly reports at its Board meetings on ESG developments, trends, and the Company’s ESG framework, initiatives, and activities. As the management and reporting of ESG risks and opportunities evolve, we expect to adapt accordingly to support our industry, our communities, and our world.
Environmental Sustainability
Reducing Resource Consumption and Waste
Our ongoing initiatives include consolidating facilities and reducing our physical footprint, as well as supporting and encouraging remote work for certain positions. We know that these efforts are beneficial to our sustainability efforts, including reduction of our energy, water, and paper consumption.
We have several Company-wide programs in place to protect the environment. We implemented recording and reporting protocols at our corporate headquarters, and our other administrative offices and production locations to monitor our environmental impact at those locations and commence our progress towards setting long-term sustainability targets.
With administrative offices and production facilities worldwide, we are committed to improving our use of electricity and water. We have implemented metrics to measure water and electric energy use domestically. We strive to reduce overall water and electric energy usage throughout these domestic facilities through technologies such as motion-activated lights and faucets, low-flow toilets, and water filtration systems. Currently, more than 80% of our domestic facilities have implemented the technologies used to reduce water consumption and 55% have converted to LED lighting to reduce electricity usage.

Similarly, to reduce bottled water waste, we have installed water filtration systems and hydration stations at 100% of our domestic administrative offices and production facilities to encourage our employees to utilize refillable water bottles, rather than single use plastic water bottles.
In addition, we have an initiative to reduce our overall paper usage. We reprogrammed our printer settings to default to double-sided printing, resulting in an overall reduction in paper consumption. We reinvested the savings from lower purchase volume to begin purchasing and using copier paper made from recycled paper products.
Recycling and Parts Refurbishment
We currently have recycling partners in place for industrial material used in the assembly of our products, including paper, cardboard, certain electronic components, and certain metals. We also work with our suppliers and shippers to reutilize wooden pallets and packaging materials used in shipping our products. In our Games segment, we redeploy approximately 40% of gaming devices, as well as re-purposing individual component parts to the extent possible. In our FinTech segment, servers and network equipment, including end-of-life hardware for our ATMs and fully-integrated kiosks are also recycled.

We also utilize our commercial waste management providers to recycle consumer paper, plastics, and aluminum in all of our facilities. We also have recycling partners in place for copy paper recycling at over 80% of our domestic administrative offices and production facilities. In 2021, we shredded and recycled approximately 53,300 pounds of paper from our primary Las Vegas, Nevada and Austin, Texas facilities.
Lowering Carbon Emissions
Our commitment to a reduced carbon footprint and preservation of our precious water supply includes using 100% renewable energy to host our data at SWITCH facilities. This 100% green energy supply is generated by Nevada solar farms and Western Electricity Coordinating Council hydroelectric plants.

Commencing in Q2 2021, the Company committed to the leasing or purchase of hybrid or electric vehicles for its field service personnel, and will retire and replace its existing inventory with such vehicles over a period of time. The timing of such vehicle acquisitions will be dependent upon the availability of specific vehicle types (e.g., technician vans) and the further expansion of electric vehicle charging stations within certain markets we serve.

During 2020 and 2021, we reduced and consolidated the number and size of our facilities locations, with a net reduction in space used of approximately 79,000 square feet, effectively reducing our total carbon footprint.
Social Responsibility
The Company understands that our long-term success depends in part on our ability to create and sustain a corporate culture that fosters a positive work environment. We believe our focus on employee health and safety, diversity and inclusion, and talent strategies that promote employee development, and employee engagement has, and will continue to, contribute to the Company’s overall performance and its future growth. As part of our social responsibility initiatives, we have adopted a Human Rights Statement and Human Rights Policy. For more information on Everi’s commitment to human rights and Anti-Modern Slavery, please refer to page 19 of our Code of Business Conduct, Standards and Ethics at: https://www.everi.com/investor-relations/governance/governance-documents/.
Our Company website makes publicly available descriptions of the Company’s policies and commitment to Social Responsibility at: https://www.everi.com/about-us/corporate-social-responsibility/.
COVID-19
Our commitment to the safety and health of our customers and workforce also guides us as we address the continuing challenges of COVID-19. Our focus from the outset has been on our people. We proactively took actions to protect our employees and their families from potential virus transmission, including the adoption of a flexible work-from-home policy. For those who continued to work in the office, we implemented a safe workplace program to provide, among other things, workplace health, hygiene, sanitation, and social distancing guidance.
Responding to guidance from the Centers for Disease Control and Prevention (“CDC”) recommending vaccination against COVID-19 as an important preventative measure, the Company implemented a vaccination incentive from late summer through October 10, 2021. At the completion of the incentive program, over 81% of our domestic employees were fully vaccinated. For our operations in India, the Company covered the cost for full vaccination of our employees and their family members enrolled in our health plans, and offered educational webinars, contests, and activities to promote the vaccination process. By the end of 2021, 83% of our team in India was fully vaccinated.
As the pandemic persists into 2022, the Company protocols and procedures continue to evolve, to align with the latest guidance from the CDC. We believe our efforts have helped position the Company to continue to foster a safe and healthy work environment.

Community
Everi aims to bring positive, lasting change to the communities where we live and work.
Everi provides ongoing support of local charities and community organizations, having contributed to organizations such as those that support the needs of the LGBTQ community, at-risk children, individuals with disabilities, and organizations supporting those suffering from various illnesses including adult and pediatric cancer. During the 2021 holiday season, the Company also made donations to various food banks and local charities in its primary employee markets of Las Vegas, Austin, Reno, and Chicago. The Company’s contributions have not just been monetary and include in-kind gifts and volunteer time. Everi employees have raised funds, participated in local walks/runs, and collected suits for those entering the workforce. Our employees are the heart of Everi.

Everi is also proud of its financial support of the First Americans Museum in Oklahoma City. This museum builds awareness and provides education about the collective history of the 39 First American Nations located in Oklahoma.

To continue our commitment to community and provide our casino operator customers with a way to complement their own corporate social responsibility initiatives and support their communities, the Company offers the Everi Cares Giving Module®, a product for use with our financial access kiosks that allows casino patrons to donate change from redeemed gaming vouchers. Our customers and their patrons have embraced the concept of the Giving Module and the potential impact from each donation of change. Over time, in conjunction with our casino customers, casino patrons, and our employees, Everi has helped raise and donate more than $5 million to support charitable organizations. These charities may be national or regional in scope, and they have received 100% of donations collected.

In conjunction with our recycling and reuse efforts, stripped Company laptops and desktop computers are donated to the Blind Center of Nevada, a local non-profit organization in Las Vegas, Nevada.

As a Company fueled by technology, we know the importance of encouraging students of all ages to pursue education and future careers in Science, Technology, Engineering, and Mathematics (“STEM”) and believe that when students interact with mentors and role models, their confidence and interest in STEM careers increase. We are proud that our employees take the time to participate in local community events where they share their knowledge and expertise with students. For example, through the LV Techies, a Las Vegas-based organization focused on girls and STEM, Everi employees have volunteered their time with female middle school and high school students to share what it means to work in various areas of technology.
Responsible Gaming
As a gaming industry technology supplier, we encourage and promote responsible gaming. Over the years our Company has worked with dozens of leading responsible gaming associations across the globe to develop a set of comprehensive tools to help prevent problem gamblers from obtaining funds in a casino. The Company’s initiatives and Everi’s Self Transaction Exclusion Program (“STeP”) enable casinos to enhance their promotion of responsible gaming while helping them comply with local laws, customs, and culture in the prevention of problem gambling. Our CashClub Wallet™ also includes a self-imposed velocity and transaction limits as a supplement to our existing STeP program.
In addition, to further our commitment to Responsible Gaming and to provide our casino operator customers a toolset designed to efficiently maintain compliance with various tax reporting and anti-money laundering requirements, the Company has developed Everi Compliance® AML, a platform with features such as quick alerts, currency transaction and suspicious activity report filing, auditable logging, and tax form generation. These Compliance features can similarly be utilized by casinos in support of their responsible gaming initiatives, including Merchant STeP programs.

Human Capital
At Everi, we focus on many key areas of human capital management, including our Company culture, recruiting talent, diversity and inclusion, and employee satisfaction and engagement. Some of our core human capital initiatives in 2021 include the following:

Diversity and Inclusion
Identified and worked with diverse organizations, non-profits, professional associations, and colleges and universities to seek new talent. Offered robust diversity and inclusion training to our employees and hiring managers.

Employee Development and Training
Offered employee training programs on various topics important to our business operations, including data privacy and cybersecurity, courses to enhance leadership and professional development, and courses related to important areas of compliance as outlined in our Code of Business Conduct, Standards and Ethics.

Talent Acquisition and Diverse Recruiting	Implemented new tools and discovered new locations to identify talent and provide support, including partnership with job seekers transitioning from the U.S. Army.
Employee Engagement, Satisfaction, and Awards
Conducted annual employee engagement surveys in the U.S. through the Top Workplaces program and received four separate Top Workplaces Awards in 2021 (two Regional and two Culture Awards), and a Top Workplaces 2022 USA award on a national level. Conducted a separate employee engagement survey and received certification as a Great Place to Work® in India in 2021.

Employee Health and Safety	Continued to pivot operations and procedures in response to COVID-19 with guidance from the CDC and adopted a remote work- from- home policy to allow for employee flexibility.
Employee Benefits
As a result of input received from Company employees through our annual benefits survey conducted in 2021, and with the support of management and our Board, we implemented enhanced benefits effective January 1, 2022, including:
•For the seventh year in a row, no increases to employee premiums (contributions) for medical, dental, and vision benefits
•Increase in the 401(k) match provided by the Company
•Lower in-network deductibles across health plans
•Addition of a new mental health and wellness program with easy access to preventative care, self-care and professional services, including virtual coaching sessions
•Expanded parental leave for birth and non-birth parents
•Expanded gym reimbursement

Composition of Our Workforce
As of December 31, 2021, Everi employed approximately 1,550 people, a vast majority of whom work in the United States. Approximately 650 people are employed within the Games segment and approximately 900 people are employed within the FinTech segment. None of our employees are party to a collective bargaining agreement and we have had no labor-related work stoppages.
Corporate Culture Initiatives / Our Workplace
In 2021, we took a fresh look at our mission statement and made improvements to better align our employees’ collective imagination, talent, and innovation with our Company’s objectives. Everi’s new mission statement is to: “Lead the Gaming Industry Through the Power of People, Imagination and Technology.” This statement highlights our Company’s most important asset, our employees, while confirming our mission to offer innovative gaming, financial technology, digital, and loyalty solutions.
At Everi, we are guided by our values of Collaboration, Integrity, Inclusion, Excellence, and Fun. We (i) Harness the power of collaboration; (ii) Act with integrity; (iii) Value Everi-One; (iv) Exceed expectations and be bold. When we deliver on these values consistently, we H.A.V.E. (v) Fun, as further described at our Company website at: https://www.everi.com/careers-culture/. We live these values by investing in programs and implementing standards to promote ethical business conduct, diversity, sustainability, giving and volunteerism, and responsible gaming. These programs support our long-term business success while also empowering our team members.

Inspired by Author Simon Sinek’s concept of the Golden Circle and the importance of identifying the “WHY” behind your business, Everi has established a company “WHY” Statement. As part of our continued growth and our desire to define and share our Company “WHY” statement more broadly, we launched a new Company “WHY” in 2021 that put our employees and their success front and center:
The Everi “WHY”
Elevate the Success of
Everi Employee
Everi Customer
Everi Day!

Diversity and Inclusion of Our Workforce
At Everi, we embrace and live by one of our key Company values: Inclusion. We recognize that we can be at our best only when we embrace and reflect the diversity of our employees, customers, and the communities that we serve. We are an equal opportunity employer and are committed to maintaining a diverse and inclusive work environment. Our employees are to be treated with dignity and respect in an environment free from harassment and discrimination regardless of race, color, age, gender, disability, sexual orientation, or any other protected class.

The Company activates its commitment to diversity and inclusion by employing a multi-pronged strategy: (i) promoting a fun, friendly, and supportive environment; (ii) valuing inclusion as a top priority and expectation; (iii) focusing resources on recruiting and retaining qualified employees from diverse backgrounds; and (iv) continuously building awareness of the importance and benefits that diversity and inclusion provide to our Company and employees. In 2021, Everi hired a new Senior Vice President to oversee Diversity, Inclusion and Talent Management who is focused on building an inclusive workplace for our employees and seeking out and welcoming new talent.

WLI
Everi is also working to increase the representation of women in our workforce. In 2017, the Company launched WLI, which seeks to develop and advance gender diversity and create new opportunities and a clearer path for advancement. The WLI is committed to promoting and advocating for gender diversity at all levels of leadership through awareness, training, development, and inspiration. Participants in the WLI engage and connect with other WLI members, Company employees and leaders, and diverse stakeholders in the gaming industry. WLI members also participate in educational programs such as “lunch and learn” events with internal business leaders and training opportunities with experts outside the industry. The WLI leads the Company’s mentorship program for U.S. employees, providing the benefit of advice and insights from Everi mentors to all mentees.
Diversity Celebrations
At Everi, we also take the time to acknowledge and celebrate the diverse heritage of our employees, customers, and communities. Throughout the year, the Company focuses on different heritage celebrations, holidays, and commemorations, and we connect with our employees to build awareness through educational webinars and guest lectures. We also engage with our communities by donating to charitable organizations that provide local support and services.
Recently, as part of the celebration of Women’s History Month in March, the Company hosted for its employees “A Seat at the Table: A Chat with Everi Board Members”, with guest speakers Eileen Raney, Maureen Mullarkey, and Secil Tabli Watson, to share some of their personal stories as well as insights and advice they have learned throughout their journeys.
Employee Development and Training
We provide development and training opportunities for our employees through a variety of means. The Company offers leadership training and development for all newly hired and promoted leaders, as well as a catalog of courses through our online learning platform. This catalog of courses is available to all employees and includes a wide variety of leadership and professional development topics, such as conflict management, effective delegation, unconscious bias, effective recognition, coaching and delivering feedback. We believe in supporting each employee’s journey, so we also offer training courses on soft skills such as emotional intelligence, email etiquette, and developing presence. In 2021, separate from any department-level training initiatives at our Company, our employees invested approximately 18,500 hours on training programs that educate employees on our Code of Business Conduct, Standards and Ethics, harassment prevention policies, and best practices, IT security best practices, and other personal development soft skills.
Diversity and Inclusion Training
We require mandatory Company-wide diversity and inclusion training to cultivate an inclusive, engaging, and respectful workplace. This training addresses some of the biggest challenges to advancing inclusion and supporting diversity in the workplace, such as unconscious bias and micro-inequities. In addition, because hiring managers are faced with the critical responsibility of acknowledging and eliminating bias in the hiring process, we have developed manager training that establishes a foundational understanding of how bias affects decision-making, explores the impact of biases on the selection processes, and illustrates the benefits of eliminating bias in hiring. The example we expect our employees to follow comes from the top, as demonstrated by our executive leadership team who also participated in training on inclusive leadership. Our total combined hours for mandatory diversity and inclusion training were approximately 2,500 hours for 2021.
Expansion of Training Catalog
In 2021, to align with our Company strategy of continued growth, we initiated projects to expand our learning catalog through new partnerships with external content providers. The new courses focus on leadership development, business acumen, and team dynamics, as well as technical skills development courses to continue the education of all our employees. The expanded catalog is intended to allow the Company’s learning and development team to better align with the Company’s performance management process and offer tools and development pathways directly to our employees to continue their upward trajectory in their careers.
Talent Acquisition and Diverse Recruiting
In 2021, the Human Resources Recruitment Team implemented new tools to search for talent from a broader range of sources, knowing that many of the positions would be filled by individuals working remotely. These tools reduce geographic barriers in the talent acquisition process, yielding a larger talent pool to fill all roles, including those that require specific skills in the current competitive job market. We also continue to expand our Human Resources Recruitment Team so that we can effectively identify new talent for our growing business.

At Everi, we know that creativity and innovation spring from diverse backgrounds and perspectives. With the goals of expanding diverse talent in the workplace, we continue to utilize a blind resume screening process for initial applicants to review talent, experience, and qualifications without certain demographic information. We also look for ways to expand the talent pool and reach new candidates: A member of our Human Resources Recruitment Team is dedicated to working with different educational institutions, professional associations, student organizations, and other entities to provide information and assistance to their diverse students and job seekers, and to identify new and diverse candidates for our open positions.

Recently, the Company further expanded its recruiting initiatives by entering into a strategic agreement with the Partnership for Youth Success® (“PaYS”) Program of the U.S. Army. Through this program, the Company has the opportunity to engage with and interview soldiers for possible employment upon transition from their military service. Joining the ranks of many other companies who have partnered with the PaYS program, Everi looks forward to supporting the future success of those who have served our country.
Employee Engagement, Satisfaction, and Awards
Employee Engagement
Aligning with our values of Inclusion and Collaboration, we engage with our employees on a regular basis, seeking feedback about their experience at Everi. With more than 70% of our employee population working remotely, maintaining strong employee engagement, and offering methods for employee input are more important than ever. We utilize several effective employee feedback mechanisms, including employee surveys, Company-wide email communications, and periodic Town Hall meetings. These tools and platforms provide important Company updates from leadership but also moments for employee participation and involvement. Everi’s leadership team directly addresses employee feedback provided through these mechanisms. In doing so, we strive to instill confidence that employee input leads to positive action. As a result of this responsiveness, we have seen increased interest and dialogue over the results of our employee surveys and an increase in positive scores in targeted areas.
Employee Satisfaction and Awards
In 2021, Everi participated in the “Top Workplaces” program, benchmarking our employee experience against thousands of other organizations across the U.S. Following the completion of this survey by 78% of our employees, the Company received four separate Top Workplaces awards, reflecting the belief of our employees in the Company’s direction, operations, and future: “Nevada Top Workplaces 2021”; “Greater Austin Top Workplaces 2021” (Texas); a national Culture Excellence Award for “Direction” reflecting our employees’ strong belief in our future and our strategy, as well as a national Culture Excellence Award for “Remote Work” for creating a desirable culture in a remote work environment. Looking at the results of this survey, 83% of employees at Everi feel that their manager cares about their concerns, ranking the Company in the Top 12% of all participating companies in the entertainment, hospitality, and casino gaming industry. The Company was also ranked in the top 6% of all participating entertainment, hospitality, and casino gaming companies because so many of our employees agreed that they have the work-life flexibility they need. Looking to our business operations in India, in November 2021, based on positive feedback from our employees in our three locations in India, the Company was certified as a Great Place to Work®. Building on the strong Company culture and resounding positive feedback from our employees in 2021, in February of 2022, the Company was honored to be named on a national level as one of the “Top Workplaces 2022 USA.”

Employee Recognition

In Q4 2021, the Company launched an online recognition platform for all of its employees to utilize. Through this platform, leaders and employees at all levels can share recognition and appreciation with their co-workers, peers, and leaders, and give reward points along with the recognition. The rewards points can be redeemed for gift cards or retail items for the recipient, donated to charitable organizations featured on the platform, or converted back by the recipient into points to issue to other employees. Just three months after its launch, more than 90% of employees are utilizing the program, providing recognition to their fellow employees and giving out reward points. The results of the internal employee engagement survey that was completed in late Q4 2021 showed a 9% overall improvement in the area of Performance and Rewards, which is aligned with the timing of the launch of this new recognition platform.
Employee Health and Safety; Employee Benefits
Employee Health and Safety; Reporting
Everi considers the health and safety of our employees to be of paramount importance and continues to focus on compliance with applicable laws and regulations regarding workplace health and safety as well as emergency and disaster recovery for its operations. We have policies in place to monitor the working conditions of our employees and implement measures to protect their health, safety, and well-being. For example, our confidential online and telephonic hotline, maintained by a third party on our behalf, enables our employees to report matters that impact the quality of our workplaces and their employee experience, including issues such as discrimination or policy violations. The Company provides this resource to encourage open communication directly from employees.
Employee Benefits
The Company offers a benefits program that provides competitive and comprehensive benefit options at a reasonable cost to our employees; and 2022 marks the seventh year in a row that there has been no increase to employee premiums (contributions) for medical, dental, and vision coverage). The benefit programs include an array of offerings, such as comprehensive medical, dental, vision, and wellness benefits; a discretionary time off program which allows time off not only for vacations but also to celebrate, enjoy, or reflect on holidays or other days of significance to our employees, their families, and communities; parental leave; a 401(k) retirement plan with a Company match, which Company match was increased effective January 1, 2022; pet insurance; and both legal and financial wellness services. Our benefits are designed to recognize and meet the diverse needs of our workforce. To gather employee feedback to make benefit enhancements and improvements, the Company issues an employee benefits survey on an annual basis and uses that input to make improvements. In 2021, based on employee feedback received through this survey, the Company made several enhancements to the benefits program that support both the personal and professional needs of our employees, including lower in-network deductibles, expanded parental leave for birth parent and non-birth parents, and expanded gym reimbursement. In response to the stress experienced by many from the COVID-19 pandemic, the Company added a new mental health and wellness program that allows for virtual coaching sessions as well as preventative and self-care offerings.
Responses to COVID-19
The Company continues to respond to COVID-19, relying upon guidance from the Centers for Disease Control and Prevention (“CDC”) with the goal of protecting our employees from potential COVID-19 exposure. We continue to enforce and evolve Company protocols and procedures to align with the latest guidance; these include monitoring guidance from the CDC, maintaining cleaning and disinfecting protocols, continuing daily wellness checks for all employees and visitors coming into our buildings, and tracking isolation and quarantine of employees. The Company continues to support its remote work-from-home policy which allows for employee flexibility.

CORPORATE GOVERNANCE
Board Leadership Structure
On January 21, 2022, Ronald V. Congemi, a member of the Board since February 2013, informed the Company that he will retire from the Board and will not stand for re-election at the Company’s 2022 Annual Meeting. Therefore, Mr. Congemi’s last day of service as Lead Independent Director of the Board, and member of the Audit Committee, Compensation Committee, and Nom Gov Committee of the Board, will be May 18, 2022. The Board named Atul Bali, an independent member of the Board since November 2019, as Lead Independent Director, effective upon Mr. Congemi’s last day of service.

At the present time, the Board believes that a structure that separates the roles of Chairman of the Board and Chief Executive Officer is appropriate to allow our Chief Executive Officer to focus on management of our operations and performance. However, the Board reserves the right to determine the appropriate leadership structure for the Board on a case-by-case basis, taking into consideration at any time the Board’s assessment of its and the Company’s needs.
The Board appointed Michael D. Rumbolz, previously serving jointly as Chairman of the Board and Chief Executive Officer of the Company, to serve as Executive Chairman of the Board, effective as of April 1, 2022. As Executive Chairman of the Board, Mr. Rumbolz shall be an employee of the Company, reporting directly to the Board, and shall be subject to the Company’s policies on the same basis as other senior executives of the Company. The Company requires that the Executive Chairman be available to perform the duties of Executive Chairman customarily related to this function, including, without limitation: (a) acting as Chairman of the Board at stockholder meetings; (b) acting as a liaison between the Company’s senior management and the Board and its committees; (c) advising the Company’s senior management on matters of Company operations; and (d) otherwise performing the duties of Chairman of the Board, as well as such other customary duties as may be determined and assigned by the Board, and as may be required by the Company’s governing instruments, including its certificate of incorporation, bylaws, and its corporate governance charters, each as amended or modified from time to time, and by applicable law, rule, or regulation, including, without limitation, the Delaware General Corporation Law and the rules and regulations of the SEC.
The Board appointed Randy L. Taylor as President and Chief Executive Officer, succeeding Mr. Rumbolz in the position of Chief Executive Officer, and as a member of the Board, effective as of April 1, 2022. Mr. Taylor previously served as our President and Chief Operating Officer from April 1, 2020 to April 1, 2022, as our Executive Vice President, Chief Financial Officer and Treasurer from March 2014 through March 2020, and as our Senior Vice President and Controller from November 2011 to March 2014.
The independent directors will have strong leadership in Mr. Bali as Lead Independent Director, whose responsibilities will include: (a) presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; (b) approving information sent to the Board; (c) serving as liaison between the Chairman and the independent directors; and (d) being available for consultation and communication with major stockholders upon request. The Lead Independent Director also has the authority to call executive sessions of the independent directors.

Board Role in Risk Oversight
Our Board is responsible for oversight of our risk assessment process. The Board's role in the Company's risk oversight process includes receiving regular reports from members of our management team with respect to material risks that the Company faces, including, but not limited to: our credit, liquidity, cybersecurity, compliance and legal and regulatory, strategic, and reputational risks. The Board, or the applicable committee of the Board, regularly receives these reports from members of our management team to enable it to identify material risks and assess management's risk management and mitigation strategies, including recent risks that the Company has focused on, including various enterprise risks, market impacts, and other risks driven by COVID-19. The Board engages with the Company's CEO, Chief Financial Officer, and Chief Legal Officer, along with other members of management, to determine the Company's risk tolerance and endeavors to see that management identifies, evaluates, and properly manages and mitigates the overall risk profile of the Company.

Audit Committee
Assesses risks relating to the Company's financial statements; and
Oversees both the Company's external and internal audit functions and oversees the Company's compliance with applicable laws and regulations

Compensation Committee
Oversees the management of risks relating to the Company's executive compensation plans and arrangements; and
Oversees the Company's Employee Equity Plan and issuance of equity to employees

Nom Gov Committee
Reviews, no less than annually , the independence of our Board and potential conflicts of interest concerning our Board and senior executives; and
Oversees the Company's Environmental Sustainability, Social Responsibility, and Corporate Governance initiatives

The Board’s Role in Overseeing Cyber-Risk
We employ multiple methods and technologies to secure the Company’s products, data, and computing environments and maintain the confidentiality, integrity, and availability of our information assets. Our Chief Information Security Officer (“CISO”), CEO, and Board oversee the Company’s Information Security Program and cyber-security risk. The CEO and our Board receive quarterly reports from the Company’s CISO on the Company’s cyber-risk profile and information security initiatives. The Company’s Information Security Program is administered by the CISO, who maintains a direct reporting line to the CEO and the Board. The Board regularly receives information regarding evolving cybersecurity threat landscape from the CISO and management, and is apprised directly of incidents exceeding certain risk tolerances.

Information Technology and Cybersecurity Oversight
Cybersecurity impacts all aspects of our business, it is especially impactful to our operations, governance, compliance, and product development. Our team members regularly receive training on key issues, such as enterprise security, malware, anti-phishing, and data protection best practices. Specialized security training is provided to our product development teams as well as our executive team. In addition to our security training, quarterly we send out simulated phishing emails to everyone in the Company to evaluate and train individuals to identify actual phishing emails. Beyond training, Everi has in place multiple systems and programs to prevent attacks and mitigate threats such as ransomware. A few of these are multi-factor authentication (“MFA”), immutable backups, monthly vulnerability scanning, and next generation firewalls. We regularly engage third-party service providers and consultants to assess and identify risks, vulnerabilities, and the maturity of our security program.
No less than annually, we perform table-top walk-through exercises of simulated cyber incidents with the executive team. These exercises allow us to measure our readiness and prepare for an actual cyber incident. In alignment with best practices, we maintain a cyber security insurance policy as well as a retainer with a third-party incident response company. We continue to progress our cybersecurity and information technology initiatives through additional projects, which include improving our application and product security testing and SOC2 certification of our products. Information security is also an element of the Enterprise Risk Management assessment periodically performed by management under the supervision of the Audit Committee and Board.

Cybersecurity Highlights
•  We utilize a comprehensive, best practice-oriented strategy in managing our cybersecurity and information technology infrastructure, including “zero trust” security measures, external threat monitoring, access and authentication controls, incident response planning and testing of risk management controls and procedures.
•  We utilize independent third party assessors and testers to evaluate the effectiveness and maturity of the security program, as well as the security of our products. The results of these assessments are provided to the CEO and Board on a quarterly basis.
•  The CISO and security team meet with the executive team on a bi-weekly basis to review security initiatives and provide updates to changes of our cyber security risk profile.

ESG Oversight
We believe that environmental sustainability and social responsibility are key components to driving and maintaining stockholder value. We take our environmental and social responsibilities seriously, and we are continuously exploring ways to strengthen our culture and corporate responsibility framework. The Board has implemented measures to further advance our ESG initiatives and has tasked the Nom Gov Committee with the primary responsibility for providing independent Board-level oversight of the Company’s corporate environmental sustainability and social responsibility efforts, as it regularly reviews our ESG-related policies, goals, and initiatives. Our management-level ESG Committee provides formal updates to the Board throughout the year on environmental sustainability and social responsibility, and our Board receives quarterly reports from the Nom Gov Committee and management on ESG developments and trends, as well as our ESG framework, initiatives, and activities.
Executive Sessions of Independent Directors
Pursuant to our Corporate Governance Guidelines and the NYSE listing standards, to promote open discussion among non-employee directors, our non-employee directors regularly meet in executive sessions of non-employee directors. The executive sessions occur after each regularly scheduled meeting of the entire Board and at such other times that the non-employee directors deem necessary or appropriate. The Lead Independent Director presides over the executive sessions of the independent directors.

Director Attendance at Meetings of the Board and its Committees and Annual Meeting of Stockholders
Our Board held a total of eight (four regular and four special meetings) during the year ended December 31, 2021. During 2021, each director attended 97% of the aggregate of the total number of meetings of our Board and the total number of meetings held by all Board committees on which such person served.
All of our serving directors attended our 2021 annual meeting held on May 19, 2021. We do not have a formal policy regarding director attendance at annual meetings; however, our directors are expected to attend all Board and committee meetings, as applicable, and to meet as frequently as necessary to discharge their responsibilities.
Director Independence
Our Corporate Governance Guidelines provide that a majority of our directors serving on our Board must be independent as required by, and defined by, the rules, regulations, and listing qualifications of the NYSE. In general, a director is deemed independent if the director has no relationship to us that may interfere with the exercise of the director’s independence from management and our Company. Our Board, after broadly considering all relevant facts and circumstances regarding the past and current relationships, if any, of each director with the Company, has affirmatively determined that all of the Company’s non-employee directors, Messrs. Judge, Congemi, Fox, Bali, Finch, and Mses. Raney, Mullarkey, and Watson are independent directors, and determined that there are no material relationships that would interfere with the exercise of such directors’ independent from management and our Company. Our former chairman, Mr. Kilburn, was also independent throughout his service until his retirement from the Board effective as of May 19, 2021.
In making these independence determinations, our Nom Gov Committee reviewed and presented to the Board to consider, the following relationships and transactions, which the Board found did not affect the independence of the applicable director:
•Atul Bali. Mr. Bali is (i) an advisor to an online instant win gaming company that is a current licensor of Everi content, and a holder of stock options totaling less than 5% of that company’s outstanding shares; and (ii) an advisor to a financial software company that is a Remote Gaming Server platform provider for multiple competing content providers.
Regular Board and Committee Evaluations
The Board and the Audit, Compensation, and Nom Gov Committees have an annual evaluation of the committees and of the Board as a whole. In 2021, there was a combined evaluation process for the committees and an evaluation process for the Board, which focused on their roles and effectiveness, as well as fulfillment of their fiduciary duties. The evaluations were completed anonymously to encourage candid feedback. The results of the evaluations are reported to and reviewed by the full Board. Each committee and the Board was satisfied with its performance and considered itself to be operating effectively, with appropriate balance among governance, oversight, strategic, and operational matters.
BOARD OF DIRECTORS AND COMMITTEES
The Board of Directors
Our Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nom Gov Committee. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues. The composition of the Board committees complies with the applicable rules of the SEC, the NYSE, and applicable law. Our Board has adopted written charters for its Audit Committee, Compensation Committee, and Nom Gov Committee.
The table below depicts the Committee membership during fiscal year 2021 (excepting Mr. Finch and Ms. Watson, newly appointed members of the Board and committees effective as of February 1, 2022), and the current Committee membership as of the date of this Proxy Statement. Our Board believes that at this time, it is appropriate for each of the Board’s non-employee/independent directors to serve on each of our committees. This approach encourages focused discussions that benefit from the variety of perspectives and experiences represented by each of our non-employee directors. Our Board also benefits from a majority of members being apprised of committee activities, which allows for the Board to respond quickly as needed to issues that arise. Our Board has determined that each of the members of our standing committees identified below is “independent,” as defined under and required by the rules of the SEC and the NYSE. Directors, Michael D. Rumbolz, Executive Chairman of the Board as of April 1, 2022, and Randy L. Taylor, President and Chief Executive Officer as of April 1, 2022, do not serve as a member of any committees of the Board as they are not “independent,” as defined under and required by the rules of the SEC and the NYSE.

Name	Independent	Audit	Compensation	Nom Gov Committee	# of Other Public Company Boards
Geoffrey P. Judge	✓	●	Chair	●	0
Ronald V. Congemi(1)	✓	●	●	●	0
Eileen F. Raney	✓	●	●	Chair	0
Linster W. Fox	✓	Chair	●	●	0
Maureen T. Mullarkey	✓	●	●	●	1
Atul Bali	✓	●	●	●	1
Paul W. Finch, Jr.(2)	✓	●	●	●	0
Secil Tabli Watson(3)	✓	●	●	●	2
___________________
(1)Mr. Congemi will retire on May 18, 2022.
(2)Mr. Finch’s service as a member of the Audit, Compensation, and Nom Gov Committees began effective as of February 1, 2022.
(3)Ms. Watson’s service as a member of the Audit, Compensation, and Nom Gov Committees began effective as of February 1, 2022.
Audit Committee
Our Audit Committee is comprised entirely of directors who satisfy the standards of independence established under the applicable SEC rules and regulations, NYSE listing standards, and our Corporate Governance Guidelines. Also, each member of our Audit Committee satisfies the financial literacy requirements of NYSE listing standards.

MEMBERS	The Audit Committee has responsibility to, among other things, review and discuss with management and our independent auditor, each, as appropriate:
Linster W. Fox (Chair)*
▪the integrity of our financial statements in accordance with generally accepted accounting principles (“GAAP”) and applicable rules and regulations of the SEC and the NYSE, including the Company’s annual and quarterly audited financial statements;
▪the performance and adequacy of the Company’s internal audit function and internal auditor;
▪policies with respect to risk assessment and risk management, including information technology risks (inclusive of but not limited to data privacy and security issues) and major financial risk, and the steps management has taken to monitor and control such exposures (further detail about the role of the Audit Committee in risk assessment and risk management is included in the section entitled “BOARD AND CORPORATE GOVERNANCE MATTERS — Board Role in Risk Oversight” above);
▪the performance and independence of the Company’s independent auditor;
▪our compliance with certain legal and regulatory requirements, including reports from the Company’s independent auditor in connection with the preparation of the Company’s financial statements; and
▪related-party transactions.

Geoffrey P. Judge**
Ronald V. Congemi**
Eileen F. Raney*
Maureen T. Mullarkey*
Atul Bali*
Paul W. Finch, Jr.*
Secil Tabli Watson**

Meetings in 2021: 5

* “Audit Committee Financial Expert” in accordance with NYSE listing standards

** “Financially Literate” in accordance with NYSE listing standards

Compensation Committee
Our Compensation Committee is comprised entirely of directors who satisfy the standards of independence established under the applicable SEC rules and regulations, NYSE listing standards, and our Corporate Governance Guidelines.

MEMBERS	Pursuant to its charter, the purposes of the Compensation Committee are to, among other things:
Geoffrey P. Judge (Chair)
▪oversee the responsibilities of our Board relating to compensation of our directors and executive officers;
▪produce the annual Compensation Committee Report for inclusion in our proxy statement and Annual Report on Form 10-K, as applicable, per applicable rules and regulations; and
▪design, recommend, and evaluate our director and executive compensation plans, policies, and programs.

Ronald V. Congemi
Eileen F. Raney
Linster W. Fox
Maureen T. Mullarkey
Atul Bali
In addition, our Compensation Committee works with our executive officers, including our Chief Executive Officer, to implement and promote our executive compensation strategy. See “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” for additional information on our Compensation Committee’s processes and procedures for the consideration and determination of executive compensation. According to its charter, our Compensation Committee has the sole authority, at our expense, to retain, terminate, and approve the fees and other retention terms of outside consultants to advise our Compensation Committee in connection with the exercise of its powers and responsibilities.

Paul W. Finch, Jr.
Secil Tabli Watson

Meetings in 2021: 4
Compensation Committee Interlocks and Insider Participation
During fiscal year 2021, no member of the Compensation Committee was, or formerly was, an officer or employee of the Company or its subsidiaries. During fiscal year 2021, no interlocking relationship existed between any member of the Company’s Board or Compensation Committee, and any member of the board or compensation committee of any other company.
Nom Gov Committee
Our Nom Gov Committee identifies individuals qualified to become members of our Board, makes recommendations to our Board regarding director nominees for the next annual general meeting of stockholders, and develops and recommends corporate governance principles to our Board. Our Nom Gov Committee, in its business judgment, has determined that it is comprised entirely of directors who satisfy the applicable standards of independence established under the SEC’s rules and regulations, NYSE listing standards, and our Corporate Governance Guidelines. For information regarding our Nom Gov Committee’s policies and procedures for identifying, evaluating, and selecting director candidates, including candidates recommended by stockholders, see “Director Candidate Qualification and Nomination Process” below.

MEMBERS	Pursuant to its charter, the purposes of the Nom Gov Committee are to, among other things:
Eileen F. Raney (Chair)
▪compile and present to the Board potential criteria for prospective members of our Board, conduct candidate searches and interviews, and formally propose the slate of directors to be elected at each annual meeting of our stockholders;
▪advise our Board about appropriate composition and compensation of our Board and its committees;
▪develop and recommend to our Board adoption of our Corporate Governance Guidelines, our Code of Business Conduct, Standards and Ethics and our policies with respect to conflicts of interest;
▪make recommendations to the Board as to the membership of committees of the Board;
▪oversee and evaluate our Board and management; and
▪monitor our compliance with applicable laws, rules, and regulations.
In addition, our Nom Gov Committee works with our executive officers, including our Chief Executive Officer, to implement and promote our director compensation strategy. See “Director Compensation” for additional information on our Nom Gov Committee’s processes and procedures for the consideration and determination of director compensation. According to its charter, our Nom Gov Committee has the authority, at our expense, to retain, terminate, and approve the fees and other retention terms of outside consultants to advise our Nom Gov Committee in connection with the exercise of its powers and responsibilities.

Geoffrey P. Judge
Ronald V. Congemi
Linster W. Fox
Maureen T. Mullarkey
Atul Bali
Paul W. Finch, Jr.
Secil Tabli Watson

Meetings in 2021: 5

The duties and responsibilities of each of our standing committees are more fully described in their respective charters, which are available at the Corporate Governance section of the “Investors” page on our website at: https://www.everi.com/investor-relations/governance/governance-documents/.
Director Candidate Qualification and Nomination Process
Director Selection Process. Our Nom Gov Committee is responsible for recommending director candidates and nominees to the full Board, in collaboration with the Chairman of the Board.
As provided in the charter of the Nom Gov Committee, nominations for director may be made by the Nom Gov Committee or by a stockholder of record entitled to vote. The Nom Gov Committee will consider and make recommendations to the Board regarding any stockholder recommendations for candidates to serve on the Board. The Nom Gov Committee does not consider stockholder recommended candidates differently than other candidates. Stockholders wishing to recommend candidates for consideration by the Nom Gov Committee may do so in accordance with the instructions set forth under “When are stockholder proposals due for the 2023 Annual Meeting of Stockholders?” in the “FREQUENTLY ASKED QUESTIONS” section of this Proxy Statement.
Our Nom Gov Committee seeks to identify candidates based on input provided by several sources, including (i) other members of the Board, (ii) officers and employees of the Company, and (iii) stockholders of the Company.
Our Nom Gov Committee will also seek ongoing input from the incumbent directors and the Chief Executive Officer, with the goal of identifying and informally approaching possible director candidates in advance of actual need. The Company does not pay any third party to identify or assist in identifying or evaluating potential nominees. The Board shall itself determine in each case, how an invitation to join the Board shall be extended to director nominees, other than those nominated directly by the Company’s stockholders.

DIRECTOR QUALIFICATIONS
Key factors that the Nom Gov Committee considers when determining whether to recommend directors for nomination include:
•Experience — Particular skills and leadership that are relevant to the Company’s industry
•Diversity — Diversity of background, race, gender, qualifications, attributes, and skills
•Age and Tenure — The age and Board tenure of each incumbent director
•Board Size — The Nom Gov Committee periodically evaluates the size of the Board, depending on the Board’s needs
•Board Independence — Independence of candidates for director nominees, including the appearance of any conflict in serving as a director
•Board Contribution — Integrity, business judgment, and commitment
•Willingness to Continue to Serve — As applies to current directors if re-nominated

A detailed description of the criteria used by the Nom Gov Committee in evaluating potential candidates may be found in the charter of the Nom Gov Committee which is available at the Corporate Governance section of the “Investors” page on our website at: https://www.everi.com/investor-relations/governance/governance-documents/.

HOW EVERI BUILDS ITS BOARD
The Board continuously identifies potential director candidates in anticipation of retirements, resignations, or the need for additional capabilities. This chart describes the ongoing Nom Gov Committee process to identify highly qualified candidates.

1
Consider Current Board Core Competencies & Strategic Needs
The Board maintains its focus on core competencies of strategic oversight, corporate governance, stockholder advocacy, and leadership and has diversity of expertise and perspective that, collectively, enable the Board to perform its oversight function effectively.

2
Consider Qualified Candidates
Identify exceptional candidates that possess integrity, independent judgment, substantial business experience, diversity, and a skill set to meet existing or future business needs.

3	Check Conflict of Interest References All candidates are screened for conflicts of interest, and the ability to secure relevant licenses required.

4	Nom Gov Committee Consider shortlisted candidates; after deliberations, Nom Gov Committee recommends candidates for election to the Board.

5	Full Board Engage with shortlisted candidate(s); dialogue and decision with a commitment to diverse backgrounds, expertise, and skills, and range of tenures.

6	Regulatory Licensing Process Initiate and complete regulatory approval process in all applicable jurisdictions.

Outcome
In January 2022, expanded the number of directors to serve on the Board to ten members.
Effective February 1, 2022, added two highly-qualified independent directors, one female, self-identified as ethnically diverse.

Board Diversity
Our Board believes that the Company’s directors should possess a combination of skills, professional experience, expertise, and diversity of backgrounds necessary to enable the Board to perform its oversight function effectively. Our Board maintains there are certain attributes every director should possess, as reflected in the Board’s membership criteria as discussed above in the “Director Selection Process.” Accordingly, our Board and our Nom Gov Committee consider the qualifications of directors and director candidates individually, and in the context of the Board’s overall composition, and the Company’s current and anticipated future needs. The Board assesses the effectiveness of this goal as part of its annual evaluation process.
Board Refreshment
Below presents a snapshot of the expected composition of our Board immediately following the Annual Meeting.

In light of Mr. Congemi’s retirement, the Board has reduced its size to nine members as of the Annual Meeting.
Our Board also believes that directors develop an understanding of the Company and an ability to work effectively as a group over time. This provides substantial value and a significant degree of continuity year-over-year which is beneficial to our stockholders.
Retirement Age
The Board has established a retirement age policy of 75 years for directors, as reflected in our Corporate Governance Guidelines. The Board believes that it is important to monitor its composition, skills, and needs in the context of the Company’s long-term strategic goals, and, therefore, may elect to waive the policy as it deems appropriate. The Board believes it is important to balance refreshment with the need to retain directors who have developed, over time, significant insight into the Company and its operations, and who continue to make valuable contributions to the Company that benefit our stockholders.

Director Compensation
Pursuant to the authority granted to it in its charter, the Nom Gov Committee may engage an independent compensation consultant. The consultant reports directly to the Nom Gov Committee, who may replace the consultant or hire additional consultants at any time.
In 2021, our Nom Gov Committee retained Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”), as the independent compensation consultant in connection with the Nom Gov Committee’s responsibilities related to director compensation. The compensation consultant provides services to the Nom Gov Committee, including, but not limited to advice on director compensation philosophy, incentive plan design, stockholder engagement, and proxy disclosure, among other compensation topics. The compensation consultant provides no additional services to the Company, other than the similar consulting services provided to the Compensation Committee as to executive compensation and the Equity Incentive Plan.
None of the Company’s management participated in the Nom Gov Committee’s decision to retain Aon; however, the Company’s management regularly interacted with Aon and provided information upon Aon’s request. Aon reported directly to our Nom Gov Committee with respect to director compensation matters, and the Nom Gov Committee may replace Aon or hire additional consultants at any time. Aon attended meetings of our Nom Gov Committee, as requested, and communicated with the Chair of the Nom Gov Committee between meetings; however, our Nom Gov Committee made all decisions regarding the compensation of the Company’s directors.
Our Nom Gov Committee regularly reviews the services provided by its outside consultants and believes that Aon is independent in providing director compensation consulting services. See also “Role of Compensation Consultants” in the “Compensation, Discussion and Analysis” section of this Proxy Statement.
Our Nom Gov Committee continues to monitor the independence of its compensation consultant on a periodic basis.
In 2021, our non-employee directors were compensated through equity awards and annual cash retainers for Board and Board Committee service, as follows:

	Annual cash retainer(1)	Restricted stock unit awards (“RSUs”)(2)(3)
All non-employee Board Members(4)	$75,000	8,860
Chairman of the Board(4)	25,000	None
Lead Independent Director	15,000	None
Audit Committee Chair	25,000	None
Audit Committee Member	12,500	None
Compensation Committee Chair	20,000	None
Compensation Committee Member	10,000	None
Nom Gov Committee Chair	15,000	None
Nom Gov Committee Member	9,375	None
___________________
(1)All non-employee Board Members receive an annual cash retainer. To the extent Board Members perform additional services, they receive additional amounts reflected in this illustration, as applicable.
(2)Vest on the first anniversary date following the grant date of May 19, 2021. Vested shares will be delivered to the reporting person on the earliest of the following events: (i) May 19, 2031; (ii) the reporting person’s death; (iii) the occurrence of a Change in Control (as defined in our equity incentive plans), subject to qualifying conditions; or (iv) the date that is six months following the reporting person’s separation from service, subject to qualifying conditions.
(3)Represents equity units initially calculated based on a value of $130,000. The actual value at the date of grant is disclosed in the following table.
(4)Mr. Rumbolz served as a non-independent Director; therefore, he did not receive an annual cash retainer or a fee for serving as the Company’s Chairman of the Board.

The following table sets forth the compensation of our independent members of the Board for the fiscal year ended December 31, 2021:

Name(1)	Fees earned or paid in cash	Stock awards(2)	Total
Linster W. Fox	$119,375	$157,885	$277,260
Geoffrey P. Judge	116,875	157,885	274,760
Eileen F. Raney	112,500	157,885	270,385
Ronald V. Congemi	118,125	157,885	276,010
Maureen T. Mullarkey	106,875	157,885	264,760
Atul Bali	106,875	157,885	264,760
Miles E. Kilburn (Former Chairman)	54,948	—	54,948
___________________
(1)At December 31, 2021, our independent directors had the following aggregate numbers of unvested RSUs and shares underlying outstanding option awards:

Name	Unvested stock awards		Shares underlying option awards
Linster W. Fox	25,456	(i)	110,000
Geoffrey P. Judge	25,456	(ii)	251,424
Eileen F. Raney	25,456	(iii)	160,000
Ronald V. Congemi	25,456	(iv)	305,000
Maureen T. Mullarkey	25,456	(v)	—
Atul Bali	23,721	(vi)	—
Miles E. Kilburn	—	(vii)	—
i.In addition to the unvested RSUs reported in the table, Mr. Fox holds 32,308 deferred stock units, for which the time-based vesting requirement has been satisfied; however, these awards will only settle in shares of Common Stock in accordance with the provisions set forth in the grant notices.
ii.In addition to the unvested RSUs reported in the table, Mr. Judge holds 32,308 deferred stock units, for which the time-based vesting requirement has been satisfied; however, these awards will only settle in shares of Common Stock in accordance with the provisions set forth in the grant notices.
iii.In addition to the unvested RSUs reported in the table, Ms. Raney holds 32,308 deferred stock units, for which the time-based vesting requirement has been satisfied; however, these awards will only settle in shares of Common Stock in accordance with the provisions set forth in the grant notices.
iv.In addition to the unvested RSUs reported in the table, Mr. Congemi holds 32,308 deferred stock units, for which the time-based vesting requirement has been satisfied; however, these awards will only settle in shares of Common Stock in accordance with the provisions set forth in the grant notices.
v.In addition to the unvested RSUs reported in the table, Ms. Mullarkey holds 32,308 deferred stock units, for which the time-based vesting requirement has been satisfied; however, these awards will only settle in shares of Common Stock in accordance with the provisions set forth in the grant notices.
vi.In addition to the unvested RSUs reported in the table, Mr. Bali holds 11,152 deferred stock units, for which the time-based vesting requirement has been satisfied; however, these awards will only settle in shares of Common Stock in accordance with the provisions set forth in the grant notices.
vii.Mr. Kilburn retired on May 19, 2021, at which date the unvested shares of 35,932 were accelerated. The total deferred stock units of 77,118 were settled in common stock six months following his retirement date, in accordance with the provisions set forth in the grant notices.

(2)Represents the fair value of the directors’ RSU awards in fiscal year 2021, as calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation. The time-based RSU awards granted in 2021 to independent members of our Board vest on the first anniversary date following the grant date of May 19, 2021. Vested shares will be delivered to the reporting person on the earliest of the following events: (i) May 19, 2031; (ii) the reporting person’s death; (iii) the occurrence of a Change in Control (as defined in our equity incentive plans), subject to qualifying conditions; or (iv) the date that is six months following the reporting person’s separation from service, subject to qualifying conditions. For a discussion on the assumptions made in the valuation of the directors’ RSU awards, see the notes to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Chief Executive Officer and Senior Management Succession Planning
The Board’s deep commitment to excellence in corporate governance is reflected in its regular review of and ongoing work to further its existing senior leadership succession planning to ensure long-term continuity. Our Board periodically reviews the overall composition of our senior management’s qualifications, tenure, and experience. Our Chief Executive Officer, after consultation with other members of management, provides the Board with a list of key individuals with immediate impact, the critical area of such individual’s impact, short-term/interim action, and long-term action. Our Board reviews this information with our Chief Executive Officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review, Approval, or Ratification of Transactions with Related Persons
Under written procedures adopted by the Board, any transaction that is required to be reported under Item 404(a) of Regulation S-K promulgated by the SEC must be reviewed, approved, or ratified, where pre-approval is not feasible by the Audit Committee. The types of transactions subject to these procedures include, but are not limited to:
•the purchase, sale or lease of assets to or from a related person;
•the purchase or sale of products or services to or from a related person; or
•the lending or borrowing of funds from or to a related person.
Approval of transactions with related persons shall be at the discretion of the Audit Committee, but the Audit Committee shall consider:
•the consequences to the Company of consummating or not consummating the transaction;
•the extent to which the Company has a reasonable opportunity to obtain the same or a substantially similar benefit of the transaction from a person or entity other than the related person; and
•the extent to which the terms and conditions of such transaction are more or less favorable to the Company and its stockholders than the terms and conditions upon which the Company could reasonably be expected to negotiate with a person or entity other than the related person.
Further, our Code of Business Conduct, Standards and Ethics requires our non-employee directors and our officers and employees to raise with our General Counsel any material transaction or relationship that could reasonably be expected to give rise to a personal conflict of interest. Our Corporate Governance Guidelines also prohibit the Company’s making of any personal loans to directors, executive officers, or their immediate family members.
Transactions with Related Persons
Since the beginning of fiscal year 2021, the Company did not engage in any transactions, and there are not currently proposed any transactions, or series of similar transactions, to which the Company was or will be a party, with related parties that required review, approval or ratification of the Audit Committee or any other committee.
Stockholder Engagement and Outreach
We actively and regularly engage with our stockholders, analysts, and investors, and we value their opinions. We believe in providing timely and transparent information to our investors. Executive management and our Investor Relations team routinely listen to and communicate with our stockholders on a variety of matters relating to our business strategy and performance, corporate governance, board composition and structure, executive compensation program, and corporate responsibility and sustainability initiatives in various forums, which have included and may include:
•quarterly earnings presentations;
•industry conferences, including virtual meetings;
•conference calls;
•non-deal roadshow presentations; and
•investor day events.
We continued our outreach program in 2021 despite the limitations imposed by the COVID-19 pandemic. Throughout the year, we participated in virtual investor conferences and held virtual meetings with analysts and many of our investors. In our meetings, we discussed a variety of topics that are important to investors, including our response to the COVID-19 pandemic, Company performance and operations, new products, industry trends, corporate governance and management succession, and short- and long-term strategic direction. From these various engagements, we gather stockholder feedback which is relayed to our Board and its committees regularly, and work with them to enhance our practices and improve our disclosures.
Communication Between Interested Parties and Directors
Stockholders and other interested parties may communicate with individual directors (including the Chairman and Lead Independent Director), the members of a Committee of the Board, the independent directors as a group, or the Board as a whole, by addressing the communication to the named director, the Committee, the independent directors as a group, or the Board as a whole, c/o Corporate Secretary, Everi Holdings Inc., 7250 South Tenaya Way, Suite 100, Las Vegas, NV 89113, or via e-mail to secretary@everi.com. The Company’s Corporate Secretary will forward all correspondence to the named director, the committee, the independent directors as a group or the Board as a whole, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations, or advertisements or patently offensive or otherwise inappropriate material. The Company’s Corporate Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within the Company for review and possible response.
Relationships Among Directors or Executive Officers
There are no family relationships among any of the Company’s directors or executive officers.
Executive Employment Agreements
We are party to employment agreements with each of our named executive officers. The material terms of the employment agreements with our named executive officers are described under “EXECUTIVE COMPENSATION — Compensation of Named Executive Officers — Employment Contracts and Equity Agreements, Termination of Employment, and Change in Control Arrangements.”
Director and Officer Indemnification Agreements
We have entered into an indemnification agreement with each of our directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable. We have purchased and maintain insurance on behalf of all our directors and executive officers against liability asserted against or incurred by them in their official capacities, whether or not we are required to have the power to indemnify them against the same liability.

EXECUTIVE OFFICERS
Set forth below is certain information regarding each of our current executive officers, other than Messrs. Rumbolz and Taylor, whose biographical information is presented under “PROPOSAL 1, ELECTION OF TWO CLASS II DIRECTORS”, and “Class I Directors Whose Term Will Expire in 2024”, respectively.

Name	Age	Position
Michael D. Rumbolz	68	Executive Chairman of the Board; Former Chief Executive Officer
Randy L. Taylor	59	President and Chief Executive Officer; Former President and Chief Operating Officer
Mark F. Labay	50	Executive Vice President, Chief Financial Officer and Treasurer
Dean A. Ehrlich	53	Executive Vice President, Games Business Leader
David J. Lucchese	63	Executive Vice President, Sales, Marketing and Digital
Darren D. A. Simmons	53	Executive Vice President, FinTech Business Leader
Kate C. Lowenhar-Fisher	44	Executive Vice President, Chief Legal Officer - General Counsel and Corporate Secretary
Todd A. Valli	47	Senior Vice President, Corporate Finance and Tax & Chief Accounting Officer
Mark F. Labay has served as our Executive Vice President, Chief Financial Officer and Treasurer since April 2020, having previously served as the Company’s Senior Vice President, Finance and Investor Relations since April 2014, among other responsibilities since August 2002.
Dean A. Ehrlich has served as our Executive Vice President, Games Business Leader since January 2017, having previously served as an Executive Consultant to the Company since August 2016. Prior to joining the Company, Mr. Ehrlich served in various senior executive positions with WMS Industries Inc., an electronic gaming and amusement manufacturer, from May 2003 through July 2015, which was acquired by Scientific Games Corporation in late 2013, including as Senior Vice President Global Gaming Operations, where he led business for all premium lease products and the development of wide-area progressive strategic initiatives.
David J. Lucchese has served as our Executive Vice President, Sales, Marketing and Digital since April 2020, having previously served as our Executive Vice President, Digital and Interactive Business Leader since January 2017, our Executive Vice President, Games since January 2015, our Executive Vice President, Client Operations from March 2014 to January 2015, and our Executive Vice President, Sales from April 2010 to March 2014.
Darren D. A. Simmons has served as our Executive Vice President, FinTech Business Leader since January 2019, having previously served as the Company’s Payments Business Leader from December 2017 through December 2018, Senior Vice President, Payments Solutions from January 2015 through November 2017, and Senior Vice President, International Business from August 2006 through December 2014.
Kate C. Lowenhar-Fisher has served as our Executive Vice President, Chief Legal Officer – General Counsel and Corporate Secretary since March 22, 2021. Prior to joining the Company, Ms. Lowenhar-Fisher served as an Equity Member of the law firm of Dickinson Wright, PLLC from January 2015 to March 2021, and served as Chair of its Gaming & Hospitality Practice Group, where she counseled many of the world’s premier gaming companies on regulatory issues in connection with mergers and acquisitions, corporate restructuring, reorganizations, and financings. Prior to Dickinson Wright, PLLC, Ms. Lowenhar-Fisher served as a Shareholder at Brownstein Hyatt Farber Schreck, LLP (formerly known as Schreck Brignone) from September 2002 to December 2014, where she specialized in gaming law and commercial transactions.
Todd A. Valli has served as our Senior Vice President, Corporate Finance and Tax & Chief Accounting Officer since September 2015. Preceding this appointment, Mr. Valli served as Vice President of Corporate Finance and Investor Relations for the Company, among other responsibilities, since September 2011.

PROPOSAL 2
ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (SAY ON PAY)
(Item No. 2 on the Proxy Card)

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

As required by Item 24 of Schedule 14A, we are asking for stockholder approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement, which disclosures include the disclosures under “Compensation Discussion and Analysis,” the compensation tables, and the narrative discussion following the compensation tables. This proposal, commonly known as a “Say on Pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.
We believe that the Company has created a compensation program deserving of stockholder support. At our 2021 annual meeting of stockholders, 85.5% of the votes cast supported our executive compensation program for 2021. Our Compensation Committee, which is responsible for designing and administering our executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects Company performance, job complexity and the strategic value of the applicable position, while promoting long-term retention, motivation, and alignment with the long-term interests of the Company’s stockholders.
Please read “Compensation Discussion and Analysis” for additional details about our executive compensation program, including information about the 2021 compensation of our named executive officers.
The Board unanimously recommends that stockholders vote in favor of the following resolution:
“RESOLVED, that the stockholders of Everi Holdings Inc. approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, set forth in the Company’s definitive proxy statement for the 2022 Annual Meeting of Stockholders.”
Approval of this non-binding, advisory “Say on Pay” resolution requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting at which a quorum is present.
The vote on this proposal is non-binding and advisory in nature and will not affect any compensation already paid or awarded to any named executive officer, and it will not be binding on or overrule any decisions by our Board or our Compensation Committee. Nevertheless, our Board highly values input from our stockholders, and our Compensation Committee will carefully consider the result of this vote when making future decisions about executive compensation. The Board has adopted a policy of providing for annual “Say on Pay” advisory votes. Unless the Board modifies its policy on the frequency of holding “Say on Pay” advisory votes, the next “Say on Pay” advisory vote will occur in 2023.

EXECUTIVE COMPENSATION
The Company is a holding company, the principal asset of which is the capital stock of Everi Payments Inc. (“Everi FinTech”), and the capital stock of Everi Games Holding Inc. (“Everi Games Holding”), which is the parent of Everi Games Inc. (“Everi Games”). The executive officers of the Company are employees of Everi FinTech, other than Mr. Ehrlich who is an employee of Everi Games. The references in this Proxy Statement to executive compensation relate to the executive compensation paid by Everi FinTech or Everi Games to such executive officers.
Compensation Discussion and Analysis
The following Compensation Discussion and Analysis (“CD&A”) describes the philosophy, objectives, and structure of our 2021 executive compensation program for our “named executive officers” or “NEOs.” This CD&A is intended to be read in conjunction with the Compensation of Named Executive Officers section contained within this Executive Compensation portion of the Proxy Statement, which provides further historical compensation information.
The following individuals were our NEOs as of December 31, 2021:

Name	Current Title
Michael D. Rumbolz(1)	Executive Chairman of the Board; Former Chief Executive Officer
Randy L. Taylor(2)	President and Chief Executive Officer; Former President and Chief Operating Officer
Mark F. Labay	Executive Vice President, Chief Financial Officer and Treasurer
Dean A. Ehrlich	Executive Vice President, Games Business Leader
Kate C. Lowenhar-Fisher	Executive Vice President, Chief Legal Officer – General Counsel and Corporate Secretary
___________________
(1)As of April 1, 2022, Mr. Rumbolz began serving as Executive Chairman of the Board. Mr. Rumbolz previously served as Chief Executive Officer until April 1, 2022.
(2)As of April 1, 2022, Mr. Taylor began serving as President and Chief Executive Officer. Mr. Taylor previously served as President and Chief Operating Officer until April 1, 2022.

Quick CD&A Reference Guide

Executive Summary	Section I
Compensation Philosophy and Objectives	Section II
Compensation Decision Making Process	Section III
Compensation Competitive Analysis	Section IV
Elements of Compensation	Section V
Additional Compensation Practices and Policies	Section VI

I. Executive Summary
Everi’s performance in 2021 was outstanding. Financial results and key operating metrics were up compared to 2020, and also increased significantly over the pre-pandemic record results of 2019. All-time record revenues, operating income, net income, fully diluted earnings per share, and net cash provided by operating activities were achieved for the full year, despite a slow start to the year that began with still substantial pandemic-related effects.

•Consolidated revenues grew to $660 million
•Operating income increased to $198 million and net income to $153 million
•Earnings per share rose to $1.53 per fully diluted share
•Net cash from operating activities increased to $392 million

As a result of the improved financial results and strong cash flow, the Total Return to Stockholders exceeded the performance of the S&P 500 Index, as well as the S&P 1000 index, which includes smaller market capitalization companies similar to Everi. Everi’s stock ended 2021 at $21.35, a 55% increase in share price over year-end 2020, and was substantially higher than the share price of $13.43 per share at year-end 2019.

A key contributor to the record financial results was the 65% increase in revenues from the Company’s high-return, recurring revenue operations, which include business operations in both Games and FinTech segments. In 2021, these recurring revenue streams generated $503 million of revenue, which represented approximately 76% of total revenue.

These results were driven by the strength and collaborative, well-aligned efforts of our outstanding workforce and the leadership team that guides them. The driving force of our organization – the exceptional talent and diversity across our Company – has never been greater.

This team continues to focus on the consistent execution of our growth strategies. Strategies that place a priority on high-return investments in both new products and new geographies for both our Games and FinTech business units. It was the concerted execution of these strategies, which drove our record 2021 results.

In our Games business, the investments made to build world-class, game development studios; to engineer an expanding, differentiated portfolio of player-appealing cabinets; and a state-of-the-art Remote Game Server (“RGS”) platform for our Digital Gaming operation are key drivers supporting growth. The successes of these investments are driving share gains, both in gaming operations and in ship share of gaming machines sold to operators; and is also driving the rapid growth of iGaming revenues in our online Digital Gaming division.

Revenues in the Games Segment reached a record $377 million in 2021, an improvement from 2020 and a 33% increase over pre-pandemic revenue of 2019, largely driven by the increased share gains in gaming operations, ship share of units sold and rapid growth in iGaming revenues of our Digital Gaming division. With the increase in revenues, operating income for the Games segment increased to a record $102.0 million from an operating loss of $46.4 million in 2020.

Key operating metrics in the Games Segment outpaced overall industry trends.

•The installed base of gaming machines in gaming operations increased 7% year over year in 2021 to a record 16,903 units at year-end, having risen each quarter for the last 11 consecutive quarterly periods.
•The average Daily Win per Unit (“DWPU”) of the installed base rose to a record $41.66 per unit from a pandemic-impacted $26.35 in 2020 and a then-record level of $33.16 in pre-pandemic 2019.
•Gaming machine unit shipments for the year rose to a record 5,431 gaming machines sold.

With the groundwork laid in 2021, an agreement to acquire certain assets and employees of Atlas Gaming in Melbourne, Australia, was announced subsequent to 2021 year-end. Atlas will provide a foundation for our longer-term entry into Australia by bringing a core group of game developers and engineers who form the beginning of our new studio operations in Australia. This will help accelerate entry into what is the second-largest slot market in the world, after the United States. By expanding our game development efforts, it also enables Everi to bring additional new game content to the U.S. market.

In our FinTech Segment, investments have been focused on leveraging the Company’s strength in financial access services to build a digital neighborhood of integrated products and services, the equivalent of a “Digital Neural Network” for casinos that improves the costs efficiencies of their gaming operations. With the foundation of this network in place, additional new products and enhanced features can be introduced, each of which further benefits the casino operator with added cost efficiencies and strengthens our customer relationships.

In 2021, the FinTech Segment generated a record $284 million in revenues, a 55% increase over 2020 and a 13% gain over the pre-pandemic revenue of 2019. Revenue contributions from new products and services, along with a general recovery in casino patron activity drove the revenue increase. Primarily driven by the increased revenues, operating income rose to a record $95.5 million from $41.0 million in 2020, and $83.6 million in 2019.

Revenues increases across the FinTech Segment contributing to the record 2021 revenues.

•Financial access services revenues rose to $178 million, driven by facilitating nearly 125 million financial transactions that delivered more than $37 billion of funding to casino floors, a significant growth over the 116 million transactions that delivered $31 billion of funding to customers’ casino floors in 2019.
•Revenues from Software and Other Services, principally from Loyalty, RegTech compliance and hardware maintenance services contributed $68 million compared to $48 million in 2019. A significant portion of the increase is due to Everi’s entry into the Player Loyalty category of products and services in 2019, together with the introduction of other new products and services.
•Revenues from Hardware Sales grew 58% to $38 million from 2020 and were essentially flat with 2019.

Building upon the groundwork laid in 2021, an agreement to acquire ecash Holdings in Sydney, Australia, was announced subsequent to 2021 year-end. ecash is a leading developer and provider of cash handling and financial payment solutions for the broad gaming industry principally in Australia that represent a complementary extension of Everi’s current suite of FinTech solutions and technologies. In addition to integrating other current Everi products to the ecash offering in Australia over time, ecash products will be added to our offerings in North America to serve the needs of smaller facilities, and route and distributed gaming operators.

The continued operating execution and the improvement in revenues led to a level of net cash provided by operating activities of $392 million in 2021. A significant portion of these funds were used to reinvest in our business operations through capital expenditures to support future growth. A total of $147 million was also used to reduce total debt outstanding. As a result of the strong financial performance and debt reduction, Everi’s leverage improved dramatically, which in turn led to an upgrade in the Company’s debt ratings by the major credit rating agencies and a substantial reduction in annual interest costs.

Leadership Transition

In addition to our notable operational and financial achievements of the past year, we have also strengthened our leadership team and the governance of our Company:

•To start, in March 2021, we appointed Kate Lowenhar-Fisher as our Executive Vice President, Chief Legal Officer - General Counsel and Corporate Secretary.
•Shortly thereafter, in April 2021, we appointed Ronald Congemi as the Lead Independent Director of our Board.
•As previously announced in April 2021, our CEO, Michael Rumbolz, was appointed Chairman of the Board effective May 19, 2021, replacing E. Miles Kilburn, who retired following our May 19, 2021 Annual Meeting of Stockholders.
•Effective February 1, 2022, we added two new Board members, Paul Finch, Jr. and Secil Tabli Watson.
•Effective April 1, 2022, as announced in December 2021, Michael Rumbolz transitioned from CEO to Executive Chairman of the Board. Randy Taylor, our President and COO, succeeded Mr. Rumbolz as CEO and was added as a new member of our Board effective as of April 1, 2022. (Note: Mr. Taylor is no longer our COO.)

Compensation Actions
The Compensation Committee, in conjunction with the entire Board, has continually strived to make compensation decisions that would be in the best interest of the Company, our stockholders, and our employees. Some highlights from the past year include:
•Short-Term Incentives:
For FY 2021, our annual cash incentives were based on two metrics: Consolidated Adjusted EBITDA (“AEBITDA”) (70%) and Personal Goals (30%). Our strong corporate performance, as described above, helped our annual incentives plan pay out above target. Our Consolidated AEBITDA for 2021 was $347.2 million, which was over 36% above our target performance.
•Annual Equity Grants in 2021:
Consistent with past years, the Compensation Committee remained conceptually consistent with the prior year in the way it delivered the annual long-term equity awards by granting a mix of performance-based and time-based RSUs to our executives. The Performance-based Restricted Stock Units (“PSUs”) link executive pay outcomes to consolidated revenue and Free Cash Flow (“FCF”) growth, as measured over a three-year performance period, while the time-based RSUs granted in 2021 vest over a period of three years.
II. Compensation Philosophy and Objectives
The principal objective of the Company’s executive compensation policies is to align the executives’ incentives with the achievement of the Company’s strategic goals, which are in turn designed to enhance shareholder value. The Company designed its executive compensation policies to be both fair and reasonable considering performance, competitive with the compensation paid to executives of similarly situated companies, and to incent its executives to achieve the Company’s strategic goals, while at the same time discouraging them and other employees from taking excessive risk.
Our primary objectives can be summed up as such:
☑ Align the interests of our executives with those of stockholders;
☑ Link executive compensation to the Company’s short-term and long-term performance;
☑ Attract, motivate, and retain high performing executive officers through competitive compensation arrangements; and
☑ Promote long-term value creation and growth strategies.

Compensation Governance Practices
The following is an overview of the highlights of our compensation structure, and the fundamental compensation policies and practices we do and do not use:

WHAT WE DO	WHAT WE DON’T DO

Executive Compensation Based on Pay-for-Performance Philosophy. We align the interests of our executives and stockholders through the use of performance-based annual cash incentive compensation and service and performance-based long-term equity incentive compensation.
No Pledging of Our Securities. Our officers and directors are prohibited from pledging our stock to secure loans of any type.
Double-Trigger Severance Payments. A Change in Control by itself is not sufficient to trigger severance payments; it must also be accompanied by a qualifying termination.	No Hedging of Our Securities. Our officers and directors are prohibited from engaging in any hedging or other speculative trading in our stock.

Cash and Equity Clawback Policy. We have a clawback policy regarding the recoupment of incentive compensation if an executive officer willfully committed an illegal act, fraud, intentional misconduct or gross recklessness that caused a mandatory restatement of our financials.
No Repricing of Stock Options without Stockholder Approval.

Stock Ownership Guidelines for Officers and Directors. Our officers and directors are required to accumulate stock holdings over a reasonable period of time that is a multiple of their respective base salaries or Board retainers, as applicable.
No Cash Buyouts of Underwater Stock Options without Stockholder Approval.
Independent Committee Members. Our Compensation Committee is comprised of entirely independent members.
No Defined Benefit or Supplemental Retirement Plans. We do not provide pension arrangements, retirement plans, or nonqualified deferred compensation plans or arrangements to our executives, other than benefits generally available to our employees.

Independent Compensation Consultant. We engage an independent compensation consultant to review and provide recommendations regarding our executive compensation program.	No Excise Tax Gross-Ups.

Peer Group Analysis. We review total direct compensation (base salary, annual cash incentive, and long-term incentive payments) and the mix of compensation components for the NEOs relative to the peer group as one of the factors in determining if compensation is adequate to attract and retain executive officers.
No Excess Perquisites.

Components of Our Compensation Program
The Compensation Committee oversees our executive compensation program, which includes several elements that have been tailored to incentivize and reward specific aspects of Company performance, which our Board believes are important to delivering long-term stockholder value. Key components of our 2021 compensation program are:

Type	Element	Performance Period	Objective	Performance Measured and Rewarded
Fixed	Base Salary	Annual	Recognizes an individual’s role and responsibilities and serves as an important retention vehicle	• Reviewed annually and set based on market competitiveness, individual performance, and internal equity considerations
Short-Term Incentive Plan
Performance -based	Annual Incentive Bonus	Annual	Rewards achievement of annual financial objectives and individual performance goals	• Consolidated AEBITDA (70%) • Individual Performance Goals (30%)
Long-Term Incentive Plan
Performance -based	Performance-Based RSUs	Long-Term	Supports the achievement of long-term financial objectives and share price	•Revenue, FCF •Three-year performance period
	Time-Based RSUs	Long-Term	Aligns the interests of management and stockholders and supports share price growth	• Vests ratably over three years

2021 Target Total Compensation
Consistent with our desire to align pay and performance, we take the above-mentioned elements and more heavily weight their distribution towards variable (or, “at-risk”) compensation. Although our Compensation Committee does not target a specific allocation for each pay element, the Compensation Committee attempts to deliver an appropriate balance between fixed and variable elements, as well as short- and long-term incentives, as evidenced here in the following target pay mix allocation charts.
Note: Target pay mix includes annual base salary, target annual cash incentives, and the grant date fair value of annual equity awards granted on May 19, 2021.
2021 Say on Pay Results
At our 2021 Annual Meeting of Stockholders, our Say on Pay proposal received the support of approximately 85.5% of the shares voted, which we believe indicates strong support for our compensation program and practices. Our Compensation Committee believes the support for our ongoing efforts to improve and refine our compensation program, and further align management and stockholder interests was reflected in the strong support for our 2021 Say on Pay proposal. Therefore, the Compensation Committee did not make any changes to our 2021 compensation program directly as a result of the Say on Pay vote.

III. Compensation Decision Making Process
Aligning Executive Compensation with Our Performance
Paying for performance continues to be the foundation of our compensation program, and we put much of our executives’ pay “at-risk” (75% of total target pay for our CEO, for example). This “at-risk” pay includes annual cash-based incentives as well as time-based and performance-based RSUs. In doing this, our Compensation Committee endeavors to align the compensation of our executive officers with the creation of long-term stockholder value.
The following chart shows this alignment, as it compares our CEO’s compensation (as reported in the Summary Compensation Table) for each of the past five years against our cumulative total shareholder return over the same period.

Role of the Board
Our Board has a Compensation Committee, consisting exclusively of independent directors. The Compensation Committee’s charter authorizes it to review and approve or to recommend for approval to the full Board, the compensation of our Chief Executive Officer and other executives. Our Board has authorized our Compensation Committee to make various decisions with respect to executive compensation. However, the Board also may make determinations and approve compensation in its discretion, including where the Compensation Committee recommends that the Board considers such executive compensation matters.
Role of the Compensation Committee
Our Compensation Committee evaluates the performance of our Chief Executive Officer and approves the compensation for our Chief Executive Officer considering the goals and objectives of our compensation program for that year. Our Compensation Committee annually assesses the performance of our other executives and based in part on the recommendations from our Chief Executive Officer, approves the compensation of these executives. Our Compensation Committee may delegate its authority to subcommittees, but retains, and does not delegate, any of its responsibility to determine executive compensation.
Role of Management
At the request of our Compensation Committee, our Chief Executive Officer may attend a portion of our Compensation Committee meetings, including meetings at which our Compensation Committee’s compensation consultants are present. This enables our Compensation Committee to review, with our Chief Executive Officer, the corporate and individual goals that the Chief Executive Officer regards as important to achieve our overall business objectives. Our Compensation Committee also requests that our Chief Executive Officer assesses the performance of, and our goals and objectives for, certain other officers as deemed appropriate, including our other NEOs. In addition, our Compensation Committee may request certain other executives to provide input on executive compensation, including assessing individual performance and future potential, market data analyses and various compensation decisions relating to bonuses, equity awards, and other pay during the year. None of our executives attends any portion of Compensation Committee meetings at which his or her compensation is discussed except at the request of the Compensation Committee.

Role of Compensation Consultants
Pursuant to the authority granted to it in its charter, the Compensation Committee may engage an independent executive compensation consultant. The consultant reports directly to the Compensation Committee, who may replace the consultant or hire additional consultants at any time. The compensation consultant attends meetings of the Compensation Committee, as requested, and may communicate with the Chair of the Compensation Committee between meetings; however, the Compensation Committee makes all decisions regarding the compensation of the Company’s executive officers.
In 2021, Aon served as the Compensation Committee’s and Nom Gov Committee’s independent compensation consultant and provided advisory services to the Compensation Committee which covered, but were not limited to:

•compensation philosophy
•incentive plan design
•executive job compensation analysis
•shareholder engagement
•CD&A disclosure

Aon provides no additional services to the Company, other than the similar consulting services provided to the Nom Gov Committee as to director compensation.
None of the Company’s management participated in the Compensation Committee’s decision to retain Aon; however, the Company’s management regularly interacted with Aon and provided information upon Aon’s request. Aon reported directly to our Compensation Committee with respect to executive compensation matters, and the Compensation Committee may replace Aon or hire additional consultants at any time. Aon attended meetings of our Compensation Committee, as requested, and communicated with the Chair of the Compensation Committee between meetings; however, our Compensation Committee made all decisions regarding the compensation of the Company’s executive officers.
Our Compensation Committee regularly reviews the services provided by its outside consultants and believes that Aon is independent in providing executive compensation consulting services. Our Compensation Committee and Nom Gov Committee each conducted specific reviews of its relationship with Aon in 2021 and independently determined that Aon’s work for the Compensation Committee and Nom Gov Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act, the SEC, and the NYSE. In making this determination, the Compensation Committee and Nom Gov Committee each noted that during 2021:
•Aon did not provide any services to the Company or its management, other than services to our Compensation Committee and the Nom Gov Committee, and its services were limited to executive and director compensation consulting and services related to the Company’s Equity Incentive Plan. Specifically, it did not provide, directly, or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resource outsourcing;
•Fees from the Company were less than 1% of Aon’s total revenue;
•Aon maintains a Conflicts Policy with specific policies and procedures designed to ensure independence;
•None of the Aon consultants who worked on Company matters had any business or personal relationship with the Compensation Committee or Nom Gov Committee members;
•None of the Aon consultants who worked on Company matters, or Aon, as a whole, had any business or personal relationship with executive officers of the Company; and
•None of the Aon consultants who worked on Company matters directly own Company stock.
Our Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.
Compensation Risk Oversight
The Compensation Committee has reviewed and discussed the concept of risk as it relates to the Company’s compensation policies and it does not believe that the Company’s compensation policies encourage excessive or inappropriate risk taking. Further, the Compensation Committee has endorsed and adopted several measures to further discourage risk-taking, such as robust stock ownership guidelines for its executives and non-employee directors, and a clawback policy that grants the Compensation Committee broad discretion to recover incentive awards from executive and Section 16 officers in the unlikely event that incentive plan award decisions were based on financial results that are subsequently restated.

IV. Compensation Competitive Analysis
The Compensation Committee worked with its independent consultant, Aon, to create a meaningful peer group for the purposes of assessing the competitiveness and appropriateness of the Company’s NEO compensation in the market. To formulate this peer group, the Compensation Committee looked to identify two types of businesses: Games and FinTech, which represent the two core operations of the Company. From there, the Compensation Committee and Aon screened potential peers for similar size and complexity, using revenue, market capitalization, and enterprise value as its guiding metrics.
Given the complexities and volatility of the industry, the Compensation Committee believes it is not appropriate to rigidly benchmark executive pay to a specific percentile of the group. Instead, the Compensation Committee uses the comparative data merely as a reference point in exercising its judgment about compensation design and setting appropriate target pay levels.
Our 2021 peer group consists of the following companies:

Comparator Company	Ticker	Type
ACI Worldwide, Inc.	ACIW	FinTech
Alliance Data Systems Corporation	ADS	FinTech
EVERTEC, Inc.	EVTC	FinTech
Green Dot Corporation	GDOT	FinTech
MoneyGram International, Inc.	MGI	FinTech
Shift4 Payments, Inc.	FOUR	FinTech
Accel Entertainment, Inc.	ACEL	Gaming
Golden Entertainment, Inc.	GDEN	Gaming
International Game Technology PLC	IGT	Gaming
PlayAGS, Inc.	AGS	Gaming
Scientific Games Corporation (dba Light & Wonder)	SGMS	Gaming
SciPlay Corporation	SCPL	Gaming
12 Peers

V. Elements of Compensation
The Company’s executive compensation policy is simple and transparent in design, and consists primarily of base salary, annual cash incentive awards, and long-term equity incentive awards for fiscal year 2021.
Base Salary Compensation
Base salary compensation is intended to provide an appropriate level of assured cash compensation that is sufficient to retain the services of our executives. Base salary compensation is reviewed annually in connection with the Company’s performance review process, and is determined based upon the following factors:
•Position and responsibility;
•Job performance, and expected contribution to the Company’s future performance;
•Market factors, including the market compensation profile for similar jobs and the need to attract and retain qualified candidates for high demand positions;
•Internal value of the executive’s role based on the relative importance of the job as compared to the Company’s other executive officers, as measured by the scope of responsibility and performance expectations; and
•Retention risk and the Company’s need to retain high performing and high potential executives.
In February 2021, the Compensation Committee approved the following base salaries, effective April 1, 2021, for our NEOs:

NEO	2020 Base salary	2021 Base salary
Michael D. Rumbolz(1)	$750,000	$750,000
Mark F. Labay	300,000	350,000
Randy L. Taylor(2)	525,000	550,000
Dean A. Ehrlich	425,000	425,000
Kate C. Lowenhar-Fisher(3)	—	350,000
___________________
(1)As of April 1, 2022, Mr. Rumbolz began serving as Executive Chairman of the Board. Mr. Rumbolz previously served as Chief Executive Officer until April 1, 2022.
(2)As of April 1, 2022, Mr. Taylor began serving as President and Chief Executive Officer. Mr. Taylor previously served as President and Chief Operating Officer until April 1, 2022.
(3)Effective as of March 22, 2021, Ms. Lowenhar-Fisher began serving as Executive Vice President, Chief Legal Officer – General Counsel and Corporate Secretary.

Annual Incentives
All of our NEOs were eligible for the 2021 annual incentive plan, which promoted the Company’s pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual incentive bonuses for achieving pre-determined individual and Company performance goals.
Each NEO’s annual incentive bonus target is established as a percentage of base salary. Such target bonus percentage was either negotiated and set forth in the NEO’s employment agreement or otherwise established by the Compensation Committee.
The following targets were effective in 2021:

Name	Target(2)
(As a % of base salary)
Michael D. Rumbolz(1)	125%
Mark F. Labay	75%
Randy L. Taylor	75%
Dean A. Ehrlich	75%
Kate C. Lowenhar-Fisher	75%
___________________
(1)Mr. Rumbolz has a target percentage of 125% up to a maximum of 175%.

(2)The executives shall be eligible for an annual discretionary bonus with a target amount equal to seventy-five percent (75%) of Executive’s then current base salary. The actual amount of any such Cash Bonus for the applicable calendar year will be established by the Compensation Committee based on the measurement of certain performance criteria or goals established for the applicable calendar year by the Compensation Committee. The executives shall be entitled to receive payment of the applicable cash bonus, which may be less than, equal to, or greater than the target percentage based on the level of performance achieved and the terms of the annual incentive plan.
2021 Performance Metrics
For 2021, the Company’s annual incentive plan for executives consisted of two performance metrics. The metrics and their associated weightings in the incentive plan were as follows:

Name	Consolidated AEBITDA	Personal Goals
Michael D. Rumbolz	70.0%	30.0%
Mark F. Labay	70.0%	30.0%
Randy L. Taylor	70.0%	30.0%
Dean A. Ehrlich	70.0%	30.0%
Kate C. Lowenhar-Fisher	70.0%	30.0%
The goals associated with the AEBITDA components of the annual incentive plan and the associated payouts were as follows:

	Performance	Payout
Component	Target	Target
Consolidated AEBITDA	$255.1M	100%
The Individual Performance Goals related to Corporate Strategy, Leadership, and Enhancing Customer and Community Relationships, including:

Corporate Strategy
•Continue to lead in product innovation and technology for the gaming industry.
•Introduce best in class products and services to our customers.
•Maintain and expand the Company’s operating footprint in current and additional jurisdictions through technology development and geographic expansion.
•Enhance the Company’s offerings through new products, strategic partnerships, or acquisitions to achieve growth targets.

Leadership	•Continue developing a more diverse and inclusive culture. •Attract and inspire the best available talent. •Identify and mentor prospective NEO successors.
Enhance Customer and Community Relationships
•Amplify the Company’s customer service efforts with increased efficiency and additional effective resources to ensure increased levels of customer confidence in our products and service.
•Focus on employee work-life balance to increase talent retention and better align employees with the Company’s values.

2021 Performance and Actual Payouts
For the year ended December 31, 2021, we had the following achievements:
•Consolidated AEBITDA - $347.2 million, which was $92.1 million, or 36.1% more than target
Based upon the strong operation performance achieved in 2021 compared to both the Consolidated AEBITDA target and the 2019 Consolidated AEBITDA, the Compensation Committee believes that Management did an outstanding job and was able to achieve financial results that were stronger than expectations and relative to peer performance.

The Compensation Committee determined to award the following amounts:

Name	Base salary	Target short-term incentive opportunity as a % of base salary	Target short-term incentive opportunity ($)	Total short-term incentive payment (1)	Achieved short-term incentive opportunity as a % of target
Michael D. Rumbolz	$750,000	125%	$937,500	$1,171,875	125%
Mark F. Labay	350,000	75%	262,500	316,565	125%
Randy L. Taylor	550,000	75%	412,500	509,848	125%
Dean A. Ehrlich	425,000	75%	318,750	398,438	125%
Kate C. Lowenhar-Fisher	350,000	75%	262,500	256,207	125%
_______________
(1)Short-term incentive payments divided by target short-term incentive opportunity amounts may result in different percentage calculations as compared to the achieved short-term incentive opportunity due to proration and salary adjustments that occurred during the year.

Long-Term Equity Incentive Awards
We believe that the award of stock-based compensation and incentives is an effective way of aligning our executives’ interests with the goal of enhancing stockholder value. Due to the direct relationship between the value of an equity award and the Company’s stock price, we believe that equity awards motivate executives to manage the Company’s business in a manner that is consistent with stockholder interests. Through the grant of RSUs that vest over time, we can align executives’ interests with the long-term interests of our stockholders who seek appreciation in the value of our Common Stock.
In addition, the Compensation Committee has a program in place that includes PSUs that continues the pay for performance philosophy, aligns executives with key financial metrics, and is consistent with a common market-based compensation approach. The Compensation Committee maintained this design for the annual long-term equity incentive awards made in 2021.
The annual time-based equity awards that we granted to executives in 2021 vest and become fully exercisable over a one- to three-year period, as applicable. Correspondingly, the annual performance-based equity awards that we granted to executives in 2021 may be earned based on revenue growth and FCF as measured over a three-year performance period.
The principal factors considered in granting RSUs and determining the size of grants to executives were prior performance, level of responsibility, the amounts of other compensation attainable by the executive and the executive’s ability to influence the Company’s long-term growth and profitability. Our Compensation Committee does not apply any quantitative method for weighing these factors, and a decision to grant an award is primarily based upon a subjective evaluation of the executive’s past performance as well as anticipated future performance.
2021 Annual Awards
In keeping with the Company’s commitment to strengthening its overall corporate governance, including its compensation program, the Company continued the practice of granting a mix of performance-based and time-based awards to all executives except the CEO. For 2021, for all NEOs other than the CEO, (a) 50% of the annual awards consisted of PSUs and vesting will be evaluated by our Compensation Committee over a three-year performance period, through December 31, 2023 as a result of certain revenue and FCF metrics being met, with achievement of each metric being determined independent of one another, and (b) 50% of the annual awards consisted of time-based RSUs that vest in equal annual installments over a period of three years in order to continue to incentivize, motivate, and retain the executives, while further strengthening and demonstrating the alignment of management and stockholder interests. In the case of our CEO, the award consisted of time-based RSUs that fully vest on the first anniversary of the grant date due to his employment contract expiring in early 2022.
In connection with the appointment of Ms. Lowenhar-Fisher to the position of Executive Vice President, Chief Legal Officer – General Counsel and Corporate Secretary, our Compensation Committee awarded her time-based RSUs on March 22, 2021 that vest in equal annual installments over a period of three years.
Vesting of 2019 - 2021 PSUs
On May 1, 2019, executives were granted PSUs as part of the Company’s 2019 annual equity award granting cycle. The number of PSUs that could be earned and vested was based on performance over a three-year performance period beginning January 1, 2019 and ending December 31, 2021.

The performance measures utilized with these awards were Consolidated Revenue and Consolidated FCF. Goals and actual achievement were as follows:

($ in millions)	Consolidated revenue	Consolidated FCF
Threshold (50% Achievement)	$575.2	$102.9
Target (100% Achievement)	$604.7	$134.9
Maximum (200% Achievement)	$649.1	$194.5
Actual	$660.4	$179.8
Achievement	200.0%	175.3%
PSU Award Achievement - Combined	187.7%

VI. Additional Compensation Policies and Practices
Equity Ownership Policy
The Company and its stockholders are best served by a board and executives that manage the business with a long-term perspective. As such, the Company adopted the Equity Ownership Policy in February 2016, and amended the policy as set forth in the Company’s Corporate Governance Guidelines in October 2019, in February 2020, and in March 2021, as the Company believes stock ownership is an important tool to strengthen the alignment of interests among stockholders, directors, NEOs, and other executives (each, a “Covered Person”). The amended policy provides that the applicable required level of equity ownership is expected to be satisfied by our Covered Persons within five years of the later of: (i) February 25, 2016; and (ii) the date such person first becomes subject to the Equity Ownership Policy.
The Compensation Committee receives periodic reports of the ownership achieved by each Covered Person. Until such time as such Covered Person satisfies the equity ownership requirement, the achievement level of ownership will be determined by reference to the average closing stock price of our Common Stock during the twelve-month period ended immediately prior to the determination date.
If, after a Covered Person’s achievement date, the number of shares the Covered Person is required to own increases as a result of a decline in stock price, the Covered Person’s compliance with these guidelines will not be impacted as long as such Covered Person continues to hold the number of shares he or she had at the time on the achievement date for the duration of their tenure of employment or service with the Company. A Covered Person is not required to “buy up” to a new number of shares needed to meet the ownership requirements after the Covered Person’s achievement date.
If, after a Covered Person’s achievement date, a Covered Person’s share ownership requirement increases as a result of a promotion, base salary increase or increase in retainer, the period to achieve compliance with respect to the incremental increase in share ownership will begin on the date of the change event and end on the second anniversary of the change event. For example, if the Covered Person received a 10% increase in salary, within two years following the change event, the Covered Person would then be required to acquire shares corresponding to the share ownership requirements of the 10% higher salary increment.
The following table sets forth the required salary multiples for each category of person subject to the policy:

Covered Persons	Required Salary Multiple
Chief Executive Officer	6x annual base salary
President and Chief Operating Officer	4x annual base salary
Other NEOs and current Chief Financial Officer	3x annual base salary
Other Executive Vice Presidents	2x annual base salary
Other Senior Vice Presidents	1x annual base salary
Non-Employee Directors	5x annual cash retainer
The value of the following types of Company stock or stock options owned by or granted to Covered Persons qualifies toward the participant’s attainment of the target multiple of pay:
•Shares owned outright/shares beneficially owned (including by a family member and/or in a trust);
•Vested restricted stock, where time- or performance-based;
•Shares owned through the Company’s 401(k) plan (if applicable); and
•Shares underlying vested, but unexercised, stock options (based on the excess of the market price of the stock over the exercise price and after deducting applicable tax withholding obligations).

In March 2021, upon the Nom Gov Committee’s recommendation, the Board approved to change the measurement date for satisfaction of share ownership requirements by Covered Persons from December 31st of each year to June 30th of each year.
As of June 30, 2021, the Covered Persons either met the ownership guidelines or were within the phase-in period.
Clawback Policy
The Board of the Company adopted an Incentive Compensation Clawback Policy in February 2016, and updated the policy in July 2021, which entitles the Company to recover certain compensation previously paid to its Covered Persons. The policy provides that, in the event of a restatement of the Company’s financial statement for any fiscal year commencing after December 31, 2015 that is due to the misconduct of any employee, the Board or, if so designated by the Board, the Compensation Committee of the Board, is authorized to take action to recoup all or part of any incentive compensation received by a Covered Person. The Clawback Policy was amended concurrent with the amendment of our Equity Ownership Policy to include certain Senior Vice Presidents as Covered Persons. For purposes of this policy, incentive compensation includes any cash compensation or an award of equity compensation from the Company that is based in whole or in part on the achievement of financial results by the Company, including, but not limited to, any bonus, incentive arrangement or equity award, but excluding base salary. The policy defines misconduct as the willful commission of an illegal act, fraud, intentional misconduct, or gross recklessness in the performance of an employee’s duties and responsibilities. In determining whether to take action to recoup any incentive compensation received by a Covered Person, the Board or, if so designated, the Compensation Committee of the Board, will take into consideration whether the Covered Person engaged in the misconduct or was in a position, including in a supervisory role, to have been able to reasonably prevent the misconduct that caused the restatement.
Anti-Hedging and Anti-Pledging Policies
Under our Insider Trading Policy, Covered Persons, as well as other designated employees such as Senior Vice Presidents, Corporate or Segment Controllers and similar employees, are prohibited from engaging in the following activities with respect to the Company’s Common Stock:
•Hedging or monetization transactions involving our securities; and
•Pledging our securities or holding our securities in a margin account as collateral for a loan.
Our Insider Trading Policy was amended concurrent with the amendment of our Equity Ownership Policy to include certain Senior Vice Presidents as Covered Persons. As of the date of this Proxy Statement, no shares of Company Common Stock were hedged or pledged by any Covered Person.
Tax Considerations
In setting compensation, the Compensation Committee and management considered that for taxable years beginning after December 31, 2017, the exemption from Code Section 162(m)’s deduction limit that formerly existed for certain “performance-based” compensation was repealed (except for certain grandfathered compensation arrangements that were in effect as of November 2, 2017). Accordingly, we expect that compensation awarded to our executives who are “covered employees” under Section 162(m) will not be deductible to the extent that it results in compensation above the $1.0 million threshold established under Section 162(m). Furthermore, the rules and regulations promulgated under Section 162(m) are complicated and subject to change. As such, there can be no assurance that any grandfathered compensation awarded in prior years will be fully tax deductible when paid. Notwithstanding repeal of the exemption for “performance-based” compensation, the Compensation Committee intends to operate our executive compensation program in a manner that they believe best aligns compensation with our pay-for-performance philosophy.
Retirement Plans
We have established and maintain a retirement savings plan under Section 401(k) of the Code to cover our eligible employees, including our executive officers. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a tax deferred basis through contributions to the 401(k) plan. Our 401(k) plan is intended to constitute a qualified plan under Section 401(a) of the Code and its associated trust is intended to be exempt from federal income taxation under Section 501(a) of the Code. We make contributions on behalf of certain executive officers consistent with Company contributions to all eligible non-executive employees.
Severance Benefits
To retain the ongoing services of our NEOs, we have provided the assurance and security of severance benefits and change in control payments, which are described below under the caption “Employment Contracts and Equity Agreements, Termination of Employment and Change in Control Arrangements.”
We believe that these severance benefits and change in control payments reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time and that providing such benefits should eliminate, or at least reduce, the reluctance of senior executives to pursue potential change in control transactions that may be in the best interests of stockholders. We believe that these benefits are appropriate in size relative to the overall value of the Company.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee:

Geoffrey P. Judge (Chair) Ronald V. Congemi Eileen F. Raney Linster W. Fox Maureen T. Mullarkey Atul Bali Secil Tabli Watson Paul W. Finch, Jr.

Compensation of Named Executive Officers
2021 Summary Compensation Table
The following table sets forth the total compensation earned for services rendered in 2021 by the NEOs.

Name and principal position	Year	Salary	Bonus		Stock awards (1)(2)		Non-equity incentive plan compensation(3)	All other compensation(4)	Total
Michael D. Rumbolz(5)	2021	$750,000	$—		$1,315,116		$1,171,875	$25,961	$3,262,952
Chief Executive	2020	695,000	—		1,585,092		150,000	19,911	2,450,003
Officer	2019	700,000	—		4,225,340		210,000	22,882	5,158,222

Mark F. Labay(6)	2021	336,923	75,000	(7)	876,744		316,565	16,887	1,622,119
Executive Vice President,	2020	285,923	—		498,680		40,366	6,164	831,133
Chief Financial Officer and Treasurer

Randy L. Taylor(8)	2021	543,462	—		1,489,752		509,848	22,888	2,565,950
President and Chief	2020	490,885	—		1,234,014		76,865	16,326	1,818,090
Operating Officer	2019	475,000	—		1,562,560		106,875	19,783	2,164,218

Dean A. Ehrlich	2021	425,000	125,000	(9)	702,108		398,438	19,602	1,670,148
Executive Vice President,	2020	404,962	—		607,806		62,807	12,154	1,087,729
Games Business Leader	2019	400,000	—		740,160		90,000	17,500	1,247,660

Kate C. Lowenhar-Fisher(10)	2021	269,231	35,000	(11)	1,349,508	(12)	256,207	9,723	1,919,669
Executive Vice President,
Chief Legal Officer, General Counsel

___________________
(1)Represents the fair value of the stock awards granted to the NEOs, as calculated in accordance with FASB ASC Topic 718, Stock Compensation. For a discussion of the assumptions made in determining the valuation of these equity awards, see our notes to the financial statements in the Company’s Annual Report on Form 10-K for the applicable periods.
(2)Excluding Mr. Rumbolz, who received time-based awards that fully vest on the first anniversary of the date of grant, the RSUs granted in 2021 were comprised of both RSUs and PSUs with respect to the annual grant: (a) with 50% being time-based RSUs that will vest at a rate of one third per year on each of the first three anniversaries of the grant dates; and (b) with 50% being PSU awards and vesting will be evaluated by our Compensation Committee over a three-year performance period, through December 31, 2023, based on total revenue and FCF metrics based on achievement at the target level of performance. If the performance criteria of the metrics have been achieved and are then approved by our Compensation Committee, the eligible awards will become vested on the third anniversary of the date of grant. The values of the PSUs for each NEO, assuming that maximum performance is achieved, are as follows: Mr. Labay: $876,744; Mr. Taylor: $1,489,752; Mr. Ehrlich: $702,108; Ms. Lowenhar-Fisher: $613,008.
(3)Represents the amount of non-equity incentive compensation earned under the Company’s annual short-term incentive plan for the fiscal year. Amounts earned for a calendar year are typically paid to the NEOs in the first quarter of the following fiscal year.

(4)Includes contributions made by the Company under its 401(k) plan, the cost of short-term and long-term disability coverage, the cost of group term life insurance and executive disability insurance, among other considerations. We make contributions on behalf of certain executive officers consistent with Company contributions to all eligible non-executive employees.
(5)As of April 1, 2022, Mr. Rumbolz began serving as Executive Chairman of the Board. Mr. Rumbolz previously served as Chief Executive Officer until April 1, 2022.
(6)Mr. Labay's compensation for 2019 was excluded as he was not a named executive officer during that year.
(7)Represents a one-time, spot bonus paid to Mr. Labay in 2021.
(8)As of April 1, 2022, Mr. Taylor began serving as President and Chief Executive Officer. Mr. Taylor previously served as President and Chief Operating Officer until April 1, 2022.
(9)Represents a relocation bonus awarded to Mr. Ehrlich for the year 2021.
(10)Effective as of March 22, 2021, Ms. Lowenhar-Fisher began serving as Executive Vice President, Chief Legal Officer – General Counsel and Corporate Secretary.
(11)Represents a new hire bonus paid to Ms. Lowenhar-Fisher in 2021 pursuant to her employment agreement.
(12)In addition to the annual equity award in 2021, Ms. Lowenhar-Fisher also received a grant of time-based RSUs that vest over a period of three years in connection with her employment, effective as of March 22, 2021.

Grants of Plan-Based Awards
The following table sets forth certain information concerning grants of plan-based awards made to each NEO for the fiscal year ended December 31, 2021:

		Estimated future payouts under non-equity incentive plan compensation(1)			Estimated future payouts under equity incentive plan compensation(2)			All other stock awards: number of shares of stock units (#)		Grant date fair value of stock awarded ($)(5)
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael D. Rumbolz		$—	$1,171,875	$1,312,500	—	—	—	—		$—
	5/19/2021	—	—	—	—	—	—	73,800	(3)	1,315,116

Mark F. Labay		—	316,565	—	—	—	—	—		—
	5/19/2021	—	—	—	12,300	24,600	49,200	24,600	(3)	876,744

Randy L. Taylor		—	509,848	—	—	—	—	—		—
	5/19/2021	—	—	—	20,900	41,800	83,600	41,800	(3)	1,489,752

Dean A. Ehrlich		—	398,438	—	—	—	—	—		—
	5/19/2021	—	—	—	9,850	19,700	39,400	19,700	(3)	702,108

Kate Lowenhar-Fisher		—	256,207	—	—	—	—	—		—
	3/22/2021	—	—	—	—	—	—	50,000	(4)	736,500
	5/19/2021		—	—	8,600	17,200	34,400	17,200	(3)	613,008
___________________
(1)Represents amounts potentially payable to the NEOs under the Company’s annual incentive plan. A more detailed discussion of how the target and maximum amounts are determined is found in the Elements of Compensation disclosure reflected in our CD&A section.
(2)The number of PSUs that are earned will range from 0% to 200% of the target number shown above and will be based upon the attainment of total revenue and FCF metrics based on achievement at the target level of performance and measured over the three-year period ending on December 31, 2023. The parameters set forth in the grant notice for these PSU awards are as follows:

	Performance ranges					PSUs earned (as a percent of target)
	Weighting	Below threshold	Threshold	Target	Maximum	Below threshold	Threshold	Target	Maximum
Total Revenue	50%	<$671.7M	$671.7M	$690.5M	$719.4M	0%	50%	100%	200%
FCF	50%	<$126.6M	$126.6M	$147.7M	$171.0M	0%	50%	100%	200%
(3)Time-based RSUs, granted in May 2021, vest over a period of three years from the date of grant, excluding awards granted in May 2021 for Mr. Rumbolz, which fully vest one year after the date of the grant.
(4)Time-based RSU awards, granted in March 2021, vest over a period of three years from the date of the grant.
(5)Represents the total fair value of the NEOs’ RSUs and PSUs granted to the NEOs, as calculated in accordance with FASB ASC Topic 718 Stock Compensation. For a discussion of the assumptions made in the valuation, please see the notes to the financial statements in the Company’s Annual Report on Form 10-K for the years ended December 31, 2021.

Outstanding Equity Awards
The following table sets forth certain information for our NEOs concerning unexercised, exercisable option awards and unvested stock awards, including RSUs and equity incentive plan PSUs outstanding at December 31, 2021:

Option awards					Stock awards
Name	Date granted	Number of securities underlying unexercised exercisable options	Option exercise price	Option expiration date	Number of shares or units of unvested stock		Market value of number of shares or units of unvested stock	Equity incentive plan awards: number of shares or units of unearned unvested stock		Equity incentive plan awards: market or payout value of unearned shares or units of stock that have not vested
Michael D. Rumbolz	3/6/2013	19,424	$7.09	3/6/2023	—		$—	—		$—
	5/2/2014	50,000	6.59	5/2/2024	—		—	—		—
	2/13/2016	465,116	2.78	2/13/2026	—		—	—		—
	3/8/2017	372,093	3.29	3/8/2027	—		—	—		—
	5/22/2018	—	—	—	40,000	(1)	854,000	—		—
	5/1/2019	—	—	—	354,669	(2)	7,572,183	—		—
	5/1/2019	—	—	—	94,500	(1)	2,017,575	—		—
	4/1/2020	—	—	—	2,498	(3)	53,332	—		—
	5/26/2020	—	—	—	98,163	(4)	2,095,780	—		—
	5/19/2021	—	—	—	73,800	(5)	1,575,630	—		—

Mark F. Labay	5/13/2016	50,000	$1.46	5/13/2026	—		$—	—		$—
	3/8/2017	45,000	3.29	3/8/2027	—		—	—		—
	5/22/2018	—	—	—	3,000	(1)	64,050	—		—
	5/1/2019	—	—	—	31,901	(2)	681,086	—		—
	5/1/2019	—	—	—	8,500	(1)	181,475	—		—
	4/1/2020	—	—	—	6,666	(6)	142,319	—		—
	5/26/2020	—	—	—	—		—	35,000	(7)(8)	747,250
	5/26/2020	—	—	—	23,333	(6)	498,160	—		—
	5/19/2021	—	—	—	—		—	24,600	(8)(9)	525,210
	5/19/2021	—	—	—	24,600	(6)	525,210	—		—

Randy L. Taylor	5/2/2014	60,000	$6.59	5/2/2024	—		$—	—		$—
	5/13/2016	265,000	1.46	5/13/2026	—		—	—		—
	3/8/2017	212,000	3.29	3/8/2027	—		—	—		—
	5/22/2018	—	—	—	16,000	(1)	341,600	—		—
	5/1/2019	—	—	—	142,618	(2)	3,044,894	—		—
	5/1/2019	—	—	—	38,000	(1)	811,300	—		—
	4/1/2020	—	—	—	11,104	(4)	237,070	—		—
	5/26/2020	—	—	—	—		—	85,000	(7)(8)	1,814,750
	5/26/2020	—	—	—	56,666	(6)	1,209,819	—		—
	5/19/2021	—	—	—	—		—	41,800	(8)(9)	892,430
	5/19/2021	—	—	—	41,800	(6)	892,430	—		—

Option awards					Stock awards
Name	Date granted	Number of securities underlying unexercised exercisable options	Option exercise price	Option expiration date	Number of shares or units of unvested stock		Market value of number of shares or units of unvested stock	Equity incentive plan awards: number of shares or units of unearned unvested stock		Equity incentive plan awards: market or payout value of unearned shares or units of stock that have not vested
Dean A. Ehrlich	12/8/2016	130,000	$2.40	12/8/2026	—		$—	—		$—
	3/8/2017	212,000	3.29	3/8/2027	—		—	—		—
	5/22/2018	—	—	—	7,500	(1)	160,125	—		—
	5/1/2019	—	—	—	67,556	(2)	1,442,321	—
	5/1/2019	—	—	—	18,000	(1)	384,300	—		—
	5/26/2020	—	—	—	—		—	40,000	(7)(8)	854,000
	5/26/2020	—	—	—	26,666	(6)	569,319	—		—
	5/19/2021	—	—	—	—		—	19,700	(8)(9)	420,595
	5/19/2021	—	—	—	19,700	(6)	420,595	—		—

Kate C. Lowenhar-Fisher	3/22/2021	—	$—	—	50,000	(6)	$1,067,500	—		$—
	5/19/2021	—	—	—	—		—	17,200	(8)(9)	367,220
	5/19/2021	—	—	—	17,200	(6)	367,220	—		—
___________________
(1)These equity awards vest annually over a period of four years from the date of grant.
(2)These equity awards represent the PSUs that were earned for the performance period ended as of December 31, 2021. Such restricted stock units will vest on May 1, 2022 subject to the executive’s continued employment through such date. The target parameters are set forth in the grant notice for these PSUs.
(3)These equity awards vest monthly over a period of two years from the date of grant.
(4)These equity awards vest monthly over a period of three years from the date of grant.
(5)These equity awards vest fully on the one year anniversary of the date of grant.
(6)These equity awards vest annually over a period of three years from the date of grant.
(7)These equity awards are based on achieving a target level of performance and have vesting conditions that will be evaluated by our Compensation Committee over a three-year performance period through December 31, 2022 and will be based upon the attainment of the Company's Revenue Growth Rate exceeding the Peer Group. For purposes of these Performance-Based Vesting Criteria, “Peer Group” means PlayAGS, Inc. (NYSE: AGS), Scientific Games Corporation (dba Light & Wonder) (NASDAQ: SGMS), and International Game Technology PLC (NYSE: IGT). The target parameters are set forth in the grant notice for these PSU awards.
(8)The amounts in the table for the 2020 and 2021 PSUs are presented at target. To the extent the achievement of the performance criteria are met at current levels of 200%, the NEOs could expect to receive the maximum amount of awards, upon the completion of the performance period, subject to Compensation Committee approval and the final vesting on the third anniversary of the date of grant.
(9)These equity awards are based on achieving a target level of performance and have vesting conditions that will be evaluated by our Compensation Committee over a three-year performance period through December 31, 2023, as a result of certain total Revenue and FCF Growth metrics being met, with achievement of each measure to be determined independently of one another. If the performance criteria of the metrics have been achieved and are then approved by our Compensation Committee, the eligible awards will become vested on the third anniversary of the date of grant. The target parameters are set forth in the grant notice for these PSU awards.

2021 Option Exercises and Stock Vested
The following table sets forth certain information with respect to the exercise of option awards and the vesting of stock awards, including both RSUs and PSUs, related to each NEO for the fiscal year ended December 31, 2021:

	Option awards		Stock awards
	Number of shares acquired on	Value realized	Number of shares acquired on	Value realized
Name	exercise(1)	on exercise(2)	vesting(3)	on vesting(4)
Michael D. Rumbolz	90,000	$1,298,032	398,159	$7,511,611
Mark F. Labay	28,000	298,760	39,497	730,267
Randy L. Taylor	66,734	1,111,536	163,647	3,081,417
Dean A. Ehrlich	—	—	72,949	1,369,734
Kate Lowenhar-Fisher(5)	—	—	—	—
___________________
(1)The option exercise transactions were in accordance with our Equity Ownership Policy discussed in the Additional Compensation Policies and Practices disclosure reflected in our CD&A section.
(2)The value realized on exercise equals (i) the closing price of our Common Stock on the date of exercise minus the exercise price of options exercised, multiplied by (ii) the number of shares that were exercised.
(3)Shares acquired on vesting for our NEO’s are derived from RSUs and PSUs for the following amounts: Mr. Rumbolz 168,217 RSUs and 229,942 PSUs; Mr. Labay 22,251 RSUs and 17,246 PSUs; Mr. Taylor 71,670 RSUs and 91,977 PSUs; and Mr. Ehrlich 29,834 RSUs and 43,115 PSUs.
(4)The value realized on vesting equals (i) the closing price of our Common Stock on the vesting date, multiplied by (ii) the number of shares that vested.
(5)Effective as of March 22, 2021, Ms. Lowenhar-Fisher began serving as Executive Vice President, Chief Legal Officer – General Counsel and Corporate Secretary.
Employment Contracts and Equity Agreements, Termination of Employment and Change in Control Arrangements
The Company is a party to employment agreements with our NEOs, which provide that, in the event of the termination of the executive’s employment by the Company, the executive is entitled to the severance benefits described below. The severance benefits discussed above are all subject to the executive’s execution of a release of claims in favor of the Company. The employment agreements contain restrictive covenants not to compete with our Company or solicit our employees for a period of two years immediately following termination of employment, subject to certain exceptions, as well as confidentiality and preservation of intellectual property obligations.
Mr. Rumbolz:
Under Mr. Rumbolz’ agreement in effect as of December 31, 2021 (the “Prior Rumbolz Agreement”), in the event of termination by the Company without cause or by the executive for good reason (as such terms are defined in the Prior Rumbolz Agreement), the Prior Rumbolz Agreement provides for twenty-four months of salary continuation; and continued group health insurance for the executive and the executive’s eligible dependents over eighteen months. The Prior Rumbolz Agreement defers to the equity grants with respect to treatment of outstanding awards in connection with a termination of employment or a Change in Control (as defined in the Amended 2014 Plan) which provide for accelerated vesting in full of all unvested equity awards in the event of termination of the executive’s employment by the Company without cause or by the executive for good reason within twenty-four months of a Change in Control event. In the event of death or incapacity under the Prior Rumbolz Agreement, Mr. Rumbolz would have been entitled to base salary and employee benefits earned through the date of such death or incapacity, and, for the remainder of the term of the Prior Rumbolz Agreement, periodic disability payments equal to sixty percent of his then-current base salary at the time of such death or incapacity. The Prior Rumbolz Agreement expired on March 31, 2022 and the Company and Mr. Rumbolz entered into an Executive Chairman Agreement effective April 1, 2022 that expires on April 1, 2023 or Mr. Rumbolz’ earlier death, incapacity or removal or resignation. Upon expiration of the Executive Chairman Agreement, Mr. Rumbolz is entitled to continued group health insurance for the executive and the executive’s eligible dependents for up to twenty-four months. Either party may terminate the agreement prior to its scheduled expiration upon 60 days’ written notice. Like the Prior Rumbolz Agreement, the Executive Chairman Agreement contains a restrictive covenant not to compete with our Company or solicit our employees for a period of two years immediately following termination of employment, subject to certain exceptions, as well as confidentiality and preservation of intellectual property obligations.
Mr. Labay:
In the event of termination by the Company without cause or by the executive for good reason (as such terms are defined in the employment agreement), Mr. Labay’s employment agreement provides for twelve months of salary continuation plus one times the executive’s target bonus amount for the year of termination payable over twelve months and continued group health insurance for the executive and the executive’s eligible dependents over eighteen months. Equity grant agreements provide accelerated vesting in full of all unvested equity awards in the event of termination of the executive’s employment by the

Company without cause or by the executive for good reason within twenty-four months following a Change in Control event. In the event of death or incapacity, Mr. Labay is entitled to base salary and employee benefits earned through the date of such death or incapacity. Beginning April 1, 2020, Mr. Labay’s employment agreement is for a one-year term (the “Initial Term”). Unless the Company provides written notice of intent not to renew 90 days prior to the expiration of the Initial Term, the agreement shall automatically renew for one-year periods on April 1st of each year thereafter, unless either party provides 90 days’ notice of nonrenewal.
Mr. Taylor:
Under Mr. Taylor’s agreement in effect as of December 31, 2021 (the “Prior Taylor Agreement”), in the event of termination by the Company without cause or by the executive for good reason (as such terms are defined in the Prior Taylor Agreement), the Prior Taylor Agreement provides for twelve months of salary continuation plus one times the executive’s target bonus amount for the year of termination payable over twelve months and continued group health insurance for the executive and the executive’s eligible dependents over eighteen months. Equity grant agreements provide accelerated vesting in full of all unvested equity awards in the event of termination of the executive’s employment by the Company without cause or by the executive for good reason within twenty-four months following a Change in Control event. In the event of death or incapacity under the Prior Taylor Agreement, Mr. Taylor would have been entitled to base salary and employee benefits earned through the date of such death or incapacity. In connection with Mr. Taylor’s appointment as Chief Executive Officer, the Company and Mr. Taylor entered into an Amended and Restated Employment Agreement effective as of April 1, 2022 for a three-year term (the “Initial Term”). Unless the Company provides written notice of intent not to renew 90 days prior to the expiration of the Initial Term, the agreement shall automatically renew for one-year periods on April 1st of each year thereafter, unless either party provides 90 days’ notice of nonrenewal. Under the amended and restated agreement, upon a termination by the Company without cause or by the executive for good reason, Mr. Taylor is generally entitled to the same severance benefits described above except that the salary continuation period is for a period of twenty-four months, the target bonus payment shall be equal to two times Mr. Taylor’s target bonus amount payable over twenty-four months, and the continued group health coverage will be for a period of twenty-four months. Under the amended and restated agreement, upon a termination due to death or incapacity, Mr. Taylor is entitled to base salary and employee benefits earned through the date of such death or incapacity and, until the earliest of the month in which he dies, the month in which he attains age 65, and the first month following his termination date in which he is able to work in a senior executive capacity, periodic disability payments equal to sixty percent of his then-current base salary, offset by any periodic disability payments provided under any Company disability plan.
Mr. Ehrlich:
In the event of termination by the Company without cause or by the executive for good reason, Mr. Ehrlich’s employment agreement provides for twelve months of salary continuation plus one times his target bonus amount for the year of termination payable over twelve months and continued group health insurance for the executive and the executive’s eligible dependents over eighteen months. Equity grant agreements provide for accelerated vesting in full of all unvested equity awards in the event of termination of the executive’s employment by the Company without cause or by the executive for good reason within twenty-four months following a Change in Control event. In the event of death or incapacity, Mr. Ehrlich is entitled to base salary and employee benefits earned through the date of such death or incapacity. Unless the Company provides written notice of intent not to renew 90 days prior to the expiration of the Initial Term, the agreement shall automatically renew for one-year periods on April 1st of each year thereafter, unless either party provides 90 days’ notice of nonrenewal.

Ms. Lowenhar-Fisher:

In the event of termination by the Company without cause or by the executive for good reason (as such terms are defined in the employment agreement), Ms. Lowenhar-Fisher’s employment agreement provides for twelve months of salary continuation plus one times the executive’s target bonus amount for the year of termination payable over twelve months and continued group health insurance for the executive and the executive’s eligible dependents over eighteen months. Equity grant agreements provide accelerated vesting in full of all unvested equity awards in the event of termination of the executive’s employment by the Company without cause or by the executive for good reason within twenty-four months following a Change in Control event. In the event of death or incapacity, Ms. Lowenhar-Fisher is entitled to base salary and employee benefits earned through the date of such death or incapacity. Beginning March 22, 2021, Ms. Lowenhar-Fisher’s employment agreement is for a three-year term (the “Initial Term”). Unless the Company provides written notice of intent not to renew 90 days prior to the expiration of the Initial Term, the agreement shall automatically renew for one-year periods on March 22nd of each year thereafter, unless either party provides 90 days’ notice of nonrenewal.

Treatment of Equity Upon a Termination Without Cause or For Good Reason or in Connection with a Change in Control
The following table sets forth the estimated payments and benefits to the NEOs based upon: (i) a hypothetical termination without cause by the Company or for good reason by the Executive on December 31, 2021 that is not in connection with a Change in Control event; (ii) a hypothetical Change in Control event on December 31, 2021; and (iii) a hypothetical termination without cause by the Company or for good reason on December 31, 2021 by the Executive in connection with a Change in Control event:

	Termination without cause or for good reason				Change in control event	Termination without cause or for good reason following a change in control event
Name	Cash payment (1)	Benefits (2)	Acceleration of stock and options (3)	Total	Acceleration of stock and options (3)	Cash payment (1)	Benefits (2)	Acceleration of stock and options (3)	Total
Michael D. Rumbolz	$1,500,000	$14,125	$—	$1,514,125	$—	$1,500,000	$14,125	$14,168,501	$15,682,626
Mark F. Labay	612,500	22,364	—	634,864	—	612,500	22,364	2,765,252	3,400,116
Randy L. Taylor	962,500	25,036	—	987,536	—	962,500	25,036	8,043,890	9,031,426
Dean A. Ehrlich	743,750	22,364	—	766,114	—	743,750	22,364	3,685,949	4,452,063
Kate C. Lowenhar-Fisher	612,500	16,197	—	628,697	—	612,500	16,197	1,556,906	2,185,603
___________________
(1)Reflects base salary and target bonus amount that would have been payable to the NEO, assuming the NEO’s termination on December 31, 2021.
(2)Estimated value of continued coverage under group health insurance plans through the end of the applicable severance period.
(3)The value attributable to the hypothetical acceleration of the vesting of any RSUs held by a NEO is determined by multiplying the number of unvested shares of RSUs accelerated by $21.35 (the closing price of our Common Stock on December 31, 2021). The value attributable to the hypothetical acceleration of the vesting of any stock option awards held by a NEO is determined by multiplying (i) the difference, if greater than zero, between the exercise price of the applicable stock option award and the closing price of our Common Stock on December 31, 2021 of $21.35 by (ii) the number of unvested shares underlying the applicable stock option. The equity awards held by the NEO that are subject to possible acceleration are described as unexercisable or not vested in the table entitled “Outstanding Equity Awards at December 31, 2021.” There were no unvested options for the NEOs as of December 31, 2021.
Pension Benefits and Nonqualified Deferred Compensation
We do not currently offer, nor do we have plans that provide, pension arrangements, retirement plans, or nonqualified deferred compensation plans or arrangements to our executives, other than the retirement benefits generally available to employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information known to the Company with respect to the beneficial ownership as of March 28, 2022 by: (i) stockholders who are beneficial owners of 5% or more of our Common Stock; (ii) directors and NEOs; and (iii) all directors and NEOs as a group.
There were 91,518,814 shares of our Common Stock issued and outstanding as of the close of business on March 28, 2022. The amounts and percentages of our Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of the close of business on March 28, 2022. Under these rules, more than one person may be deemed a beneficial owner of securities as to which such person has no economic interest.

	Shares beneficially owned
Name	Number	Percentage(1)
Principal stockholders
Capital Research Global Investors(2)	8,222,088	9.0
BlackRock, Inc.(3)	5,898,562	6.4
The Vanguard Group(4)	5,635,643	6.2
Eagle Asset Management, Inc.(5)	5,573,475	6.1
Directors and named executive officers(6)
Michael D. Rumbolz(7)	1,880,920	2.0
Randy L. Taylor(8)	886,174	*
Dean A. Ehrlich(9)	434,258	*
Ronald V. Congemi(10)	321,000	*
Geoffrey P. Judge(11)	302,996	*
Eileen F. Raney(12)	205,000	*
Mark F. Labay(13)	181,937	*
Linster W. Fox(14)	110,000	*
Kate C. Lowenhar-Fisher(15)	16,947	*
Maureen T. Mullarkey(16)	10,000	*
Atul Bali(17)	—	*
Secil Tabli Watson(18)	—	*
Paul W. Finch, Jr.(19)	—	*
Directors and current named executive officers as a group (13 persons)	4,349,232	4.6
___________________
*Represents beneficial ownership of less than 1%.
(1)The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days after such date, by the sum of the number of shares outstanding as of March 28, 2022 plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days after such date. Consequently, the numerator and denominator for calculating beneficial ownership percentages may be different for each beneficial owner.
(2)As reported on Schedule 13G/A filed on February 14, 2022 for shares held by Capital Research Global Investors (“Capital Research”) as of December 31, 2021. According to the Schedule 13G/A, Capital Research has sole voting and dispositive power over all 8,222,088 shares. The address for Capital Research is 333 South Hope Street 55th Floor, Los Angeles, CA 90071.
(3)As reported on Schedule 13G/A filed on February 3, 2022 for shares held by BlackRock, Inc. (“BlackRock”) as of December 31, 2021. According to the Schedule 13G/A, BlackRock has sole voting power over 5,827,898 shares and sole dispositive power over all 5,898,562 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.
(4)As reported on Schedule 13G/A filed on February 10, 2022 for shares held by The Vanguard Group (“Vanguard”) as of December 31, 2021. According to the Schedule 13G/A, Vanguard has sole dispositive power over 5,402,166 shares, shared dispositive power over 233,477 shares, and shared voting power over 164,812 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(5)As reported on Schedule 13G/A filed on February 10, 2022 for shares held by Eagle Asset Management, Inc. (“Eagle”) as of December 31, 2021. According to Schedule 13G/A, Eagle has sole voting and dispositive power over all 5,573,475 shares. The address for Eagle is 880 Carillon Parkway, St. Petersburg, FL 33716.
(6)Includes shares owned and shares issuable upon exercise of stock options that are currently exercisable or will be within 60 days of March 28, 2022.
(7)Consists of 974,287 shares owned by Mr. Rumbolz and 906,633 shares issuable upon the exercise of stock options that are currently exercisable or will be within 60 days for Mr. Rumbolz.
(8)Consists of 349,174 shares owned by Mr. Taylor and 537,000 shares issuable upon the exercise of stock options that are currently exercisable or will be within 60 days for Mr. Taylor.
(9)Consists of 92,258 shares owned by Mr. Ehrlich and 342,000 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Mr. Ehrlich.
(10)Consists of 91,000 shares owned by Mr. Congemi and 230,000 shares issuable upon the exercise of stock options that are currently exercisable or will be within 60 days for Mr. Congemi.
(11)Consists of 51,572 shares owned by Mr. Judge and 251,424 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Mr. Judge.
(12)Consists of 45,000 shares owned by Ms. Raney and 160,000 shares issuable upon the exercise of stock options that are currently exercisable or will be within 60 days for Ms. Raney.
(13)Consists of 86,937 shares owned by Mr. Labay and 95,000 shares issuable upon the exercise of stock options that are currently exercisable or will be within 60 days for Mr. Labay.
(14)Consists of 110,000 shares issuable upon the exercise of stock options that are currently exercisable or will be within 60 days for Mr. Fox.
(15)Consists of 16,947 shares owned by Ms. Lowenhar-Fisher.
(16)Consists of 10,000 shares owned by Ms. Mullarkey.
(17)As of the date of this filing, Mr. Bali is not a beneficial owner of any securities, nor does he have a right to acquire beneficial ownership within 60 days.
(18)As of the date of this filing, Ms. Watson is not a beneficial owner of any securities, nor does she have a right to acquire beneficial ownership within 60 days.
(19)As of the date of this filing, Mr. Finch is not a beneficial owner of any securities, nor does he have a right to acquire beneficial ownership within 60 days.

Equity Compensation Plan Information
The following table provides information as of December 31, 2021 with respect to shares of our Common Stock that may be issued under the Company’s equity compensation plans:

Plan category	Equity plan	Number of securities to be issued upon exercise and release of outstanding options, awards, warrants and rights		Weighted average exercise price of outstanding options, awards, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	2014 Plan	3,624,573		$3.85	5,031,653
	2005 Plan	1,983,615		$8.13	—	(1)
Equity compensation plans not approved by stockholders(2)	2012 Plan	1,464,968	(3)	$3.25	39,768	(4)
Total		7,073,156			5,071,421

___________________
(1)No further grants or awards may be made under the 2005 Plan.
(2)In connection with its acquisition of Everi Games Holding in December 2014, the Company assumed the awards under the predecessor 2012 Equity Incentive Plan (the “2012 Plan”), in accordance with applicable NYSE listing standards; therefore, the 2012 Plan was approved by the stockholders of the predecessor entity, and not by the Company’s stockholders. The Company elected to assume the available shares reserved for use under the 2012 Plan to grant awards following the acquisition to former employees of Everi Games Holding, and its subsidiaries and others who were not employees, directors or consultants of the Company or its subsidiaries prior to the acquisition.
(3)Consists of shares of our Common Stock subject to outstanding options assumed in connection with the acquisition of Everi Games Holding.
(4)Represents shares of our Common Stock reserved under the 2012 Plan.
Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Rumbolz, our Chief Executive Officer in 2021. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

Name and principal position	Year	Salary	Bonus	Stock awards(1)	Non-equity incentive plan compensation(2)	All other compensation(3)	Total
Michael D. Rumbolz, Chief Executive Officer	2021	$750,000	$—	$1,315,116	$1,171,875	$25,961	$3,262,952
Median Employee(4)	2021	77,980	—	—	3,390	3,695	85,065
Pay Ratio							38.4	x
___________________
(1)Represents the fair value of the stock and option awards granted to the NEOs, as calculated in accordance with FASB ASC Topic 718, Stock Compensation. For a discussion of the assumptions made in determining the valuation of these equity awards, see our notes to the financial statements in the Annual Report on Form 10-K for the applicable periods.
(2)Represents the amount of non-equity incentive compensation earned for the fiscal year. Amounts earned for a calendar year are typically paid to in the first quarter of the following fiscal year.
(3)Includes contributions made by the Company under its 401(k) plan, the cost of short-term and long-term disability coverage, the cost of group term life insurance and executive disability insurance, among other considerations. We make contributions on behalf of certain executive officers consistent with Company contributions to all eligible non-executive employees.
(4)Represents the total annual compensation of the median (i.e. middle-most) employee, excluding the Chief Executive Officer.
To identify the median of the annual total compensation of our employees, as well as to determine the annual total compensation of the “median employee,” we took the following steps:
1.We determined that, as of December 31, 2021, we had approximately 1,550 employees, a vast majority of which work domestically, and are comprised of approximately 650 and 900 employees, for our Games and FinTech segments, respectively.
2.The relevant payroll and other compensation data for our employee population are maintained in a single system located at our principal headquarters in the U.S. and were utilized to identify the “median employee” from our domestic employee population. To identify the “median employee” from domestic our employee population, we compared the amount of base salary of our employees as reflected in our payroll records and included as part of the total compensation reported to the Internal Revenue Service on Form W-2 for 2021. We identified the median employee using this compensation measure, which was consistently applied to our employees included in the calculation.

3.Once we identified the median employee, we combined all of the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in the annual total compensation presented in the pay ratio calculation. The difference between such employee’s base salary and the employee’s annual total compensation represents company matching contributions on behalf of the employee to our 401(k) employee savings plan and other portions of incidental income (e.g. cost of short-term and long-term disability coverage, life insurance, among other considerations). Since we do not maintain a defined benefit or other actuarial plan for our employees, and do not otherwise provide a plan for payments or other benefits at, following, or in connection with retirement, the “median employee’s” annual total compensation did not include such amounts.

PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item No. 3 on the Proxy Card)

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

Ratification of BDO USA, LLP
The Board has appointed BDO USA, LLP to serve as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2022.
BDO USA, LLP has served as our independent registered public accounting firm since 2015.
Although the Company is not required to seek stockholder approval of its selection of an independent registered public accounting firm, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Board will investigate the reasons for stockholder rejection and will reconsider its selection of its independent registered public accounting firm. However, because of the difficulty in making any substitution so long after the beginning of the current year, the appointment of BDO USA, LLP for fiscal year 2022 will stand, unless the Audit Committee finds other good reason for making a change and doing so is in the best interests of the Company and its stockholders. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. Proxies solicited by our Board will, unless otherwise directed, be voted to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
Attendance at Annual Meeting
A representative of BDO USA, LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions from stockholders.
Fees
The following table represents fees invoiced for professional audit services rendered by BDO USA, LLP, our independent registered public accounting firm for the years ended December 31, 2021 and 2020, for the audit of the Company’s annual financial statements as well as fees invoiced for other services rendered by it for each respective year (amounts in thousands):

	Year Ended December 31,
	2021	2020
Audit fees(1)	$874	$837
Audit-related fees(2)	49	50
Tax fees(3)	7	7
Other fees	—	—
Total	$930	$894
___________________
(1)Audit fees include amounts for the following professional services:
•audit of the Company’s annual financial statements for fiscal years 2021 and 2020;
•attestation services, technical consultations and advisory services in connection with Section 404 of the Sarbanes-Oxley Act of 2002;
•reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q;
•statutory and regulatory audits, consents and other services related to SEC matters; and
•professional services provided in connection with other statutory and regulatory filings.
(2)Audit-related fees are related to the evaluations of service organization controls under the Statement on Standards for Attestation Engagements (SSAE) No. 18.

(3)Tax Fees include amounts for planning (domestic and international), advisory and compliance services.
In making its recommendation to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, the Audit Committee has considered whether services other than audit and audit-related services provided by BDO USA, LLP are compatible with maintaining the independence of BDO USA, LLP.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee pre-approves all audit and permissible non-audit services provided by its independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by its independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered public accounting firm is required to provide detailed back-up documentation at the time of approval. The hours expended on the engagement to audit the Company’s financial statements for fiscal year 2021 were not attributed to work performed by persons other than BDO USA, LLP’s full-time, permanent employees. All of the services described in the table above were approved in conformity with the Audit Committee’s pre-approval process for independent registered public accounting firm fees.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board currently consists of Messrs. Fox, Judge, Congemi, Bali, Finch, and Mses. Raney, Mullarkey, and Watson. Mr. Fox serves as Chair of the Audit Committee. The Board has determined that each member of the Audit Committee meets the experience requirements of the rules and regulations of the NYSE and the SEC, as currently applicable to the Company. The Board has also determined that each member of the Audit Committee meets the independence requirements of the rules and regulations of the NYSE and the SEC, as currently applicable to the Company.
The Audit Committee operates under a written charter approved by the Board. A copy of the charter is available on our website at https://www.everi.com/investor-relations/governance/governance-documents/.
The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by the Company to any governmental body or the public, the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, and the Company’s auditing, accounting and financial reporting processes generally. The Audit Committee annually recommends to the Board the appointment of an independent registered public accounting firm to audit the consolidated financial statements and internal controls over financial reporting of the Company and meets with such personnel of the Company to review the scope and the results of the annual audits, the amount of audit fees, the Company’s internal controls over financial reporting, the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K and other related matters.
The Audit Committee has reviewed and discussed with management the consolidated financial statements for fiscal year 2021 audited by BDO USA, LLP, the Company’s independent registered public accounting firm for its fiscal year ended December 31, 2021, and management’s assessment of internal controls over financial reporting. The Audit Committee has discussed with BDO USA, LLP various matters related to the financial statements, including those matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee has also received the written disclosures and the letter from BDO USA, LLP regarding its communications with the Audit Committee concerning independence, as required by the Public Company Accounting Oversight Board’s applicable rules, and has discussed with BDO USA, LLP its independence. Based upon such review and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.
The Audit Committee and the Board also has recommended, subject to stockholder ratification, the selection of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2022.

Members of the Audit Committee:

Linster W. Fox (Chair) Geoffrey P. Judge Ronald V. Congemi Eileen F. Raney Maureen T. Mullarkey Atul Bali Secil Tabli Watson Paul W. Finch, Jr.

FREQUENTLY ASKED QUESTIONS
Why am I receiving these proxy materials?
The Board is furnishing these proxy materials to you in connection with the Company’s Annual Meeting to be held on Wednesday, May 18, 2022, at the Company’s Corporate Headquarters located at 7250 South Tenaya Way, Suite 100, Las Vegas, Nevada 89113, beginning at 9:00 a.m. Pacific Time. At the Annual Meeting, you are entitled and requested to vote on the proposals outlined in this Proxy Statement.
This Proxy Statement is dated April 19, 2022, and is first being mailed to stockholders on or about April 19, 2022.
What proposals will be voted on at the Annual Meeting, and what are the recommendations of the Board?
There are three proposals scheduled to be voted on at the Annual Meeting. The proposals, and the Board’s voting recommendations with respect to such proposals, are as follows:

Proposal 1	Board’s Voting Recommendations
Election of two Class II directors to serve until the Company’s 2025 annual meeting of stockholders.	FOR each of the Board’s nominees
Proposal 2
Approval (on an advisory basis) of the compensation of our named executive officers as shown in this Proxy Statement.	FOR
Proposal 3
Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	FOR
Management does not know of any matters to be presented at the Annual Meeting other than those set forth in this Proxy Statement and in the Notice of 2022 Annual Meeting of Stockholders accompanying this Proxy Statement. If other matters should properly come before the Annual Meeting, the proxy holders will vote on such matters in accordance with their best judgment. Our stockholders have no dissenter’s or appraisal rights in connection with any of the proposals to be presented at the Annual Meeting.
What is the record date and what does it mean?
The record date for the Annual Meeting is April 4, 2022 is (the “Record Date”). Only holders of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. At the close of business on April 4, 2022, there were approximately 91,515,311 shares of Common Stock outstanding and entitled to vote.
Shares held in treasury by the Company are not treated as being issued or outstanding for purposes of determining the number of shares of Common Stock entitled to vote.
How many votes do I have?
Each holder of shares of Common Stock is entitled to one vote for each share of Common Stock owned as of the Record Date.

Who is a “stockholder of record,” and who is a “beneficial holder”?
You are a stockholder of record if your shares of our Common Stock are registered directly in your own name with our transfer agent, Broadridge Financial Solutions, Inc. (“Broadridge”), as of the Record Date. You are a beneficial owner if a bank, brokerage firm, trustee, or other agent (each, a “nominee”) holds your stock. This is often called ownership in “street name” because your name does not appear in the records of our transfer agent. If your shares are held in street name, you will receive instructions from the holder of record. You must follow the instructions of the holder of record for your shares to be voted. Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered directly in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your nominee to obtain a legal proxy and bring it to the Annual Meeting to vote. For additional requirements to attend the Annual Meeting, see the information provided on page 1.
Who votes shares held in “street name”?
If you are a beneficial owner of shares held in “street name” by a nominee or other holder of record, and you do not give that nominee or other record holder specific instructions as to how to vote those shares, under the rules of the New York Stock Exchange (the “NYSE”), your nominee or other record holder may, but is not required, to vote your shares on routine proposals, which, in this Proxy Statement, includes only the ratification of the appointment of the Company’s independent auditors (Proposal 3). Without your specific instructions, however, your nominee or other record holder cannot vote your shares on non-routine proposals, which, in this Proxy Statement, include Proposals 1 and 2. Accordingly, if you do not instruct your nominee or other record holder how to vote with respect to Proposals 1 and 2, no votes will be cast on your behalf with respect to such proposals (this is referred to as a “broker non-vote”). If you hold your shares in street name, please refer to the information forwarded by your nominee or other holder of record for procedures on voting your shares or revoking or changing your proxy. We urge you to promptly provide instructions to your nominee or other holder of record regarding the voting of your shares so that all your shares are voted on all proposals, even if you plan to attend the Annual Meeting.
What constitutes a quorum?
The presence at the Annual Meeting, in person or represented by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote on the Record Date will constitute a quorum permitting the proposals described herein to be acted upon at the Annual Meeting. Abstentions and broker non-votes are counted as present and are, therefore, included for purposes of determining whether a quorum of shares of Common Stock is present at the Annual Meeting.
What is the voting requirement to approve each of the proposals?

Voting Item	Board Recommendation	Voting Standard	Treatment of Abstentions & Broker Non-Votes
Election of Directors	For	Plurality(1) of Shares Represented at the Meeting and Entitled to Vote Thereon	No effect on the outcome of the election
Say on Pay(2)	For	Majority(3) of Shares Represented at the Meeting and Entitled to Vote Thereon	Broker Non-Votes: No effect on the outcome of this proposal Abstentions: Same effect as a vote “Against” this proposal
Auditor Ratification	For	Majority(3) of Shares Represented at the Meeting and Entitled to Vote Thereon	Broker Non-Votes: No effect on the outcome of this proposal Abstentions: Same effect as a vote “Against” this proposal
___________________
(1)Director nominees who receive the highest number of shares voted “For” his or her election are elected.
If a nominee in an uncontested election (such as this one) nonetheless does not receive the vote of at least the majority of the votes cast and no successor has been elected at such meeting, he or she may trigger the Company’s guideline regarding majority voting for directors. Full details of the guideline are set out in our Corporate Governance Guidelines, which are publicly available at the Corporate Governance section of the “Investors” page on our website at: https://www.everi.com/investor-relations/governance/governance-documents/.
(2)Although this vote is advisory and non-binding on our Board, the Board and Compensation Committee will consider the voting results, along with other relevant factors, in connection with their ongoing evaluation of our compensation program.
(3)Number of shares voted “For” must exceed 50% of the number of shares represented at the meeting.

All valid proxies received prior to the Annual Meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If you are a stockholder of record and sign and return your proxy card or vote electronically without making any specific selections, your shares will be voted in accordance with the recommendations of the proxy holders on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the Annual Meeting.
How do I vote my shares?
You can either attend the Annual Meeting and vote in person or give a proxy to be voted at the Annual Meeting. A proxy may be given in one of the following three ways:
•electronically by using the Internet;
•after receiving your proxy materials, over the telephone by calling a toll-free number; or
•by mailing the enclosed proxy card.
Given the impact of the COVID-19 pandemic, we strongly encourage you to vote over the Internet or by telephone in advance of the meeting. Specific instructions for stockholders who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card. If your shares are held in street name through a nominee or other holder of record, you will receive instructions from the nominee or other record holder that you must follow to have your shares voted.
How are the proxy card votes counted?
If the accompanying proxy card is properly completed, signed, and returned to us, and not subsequently revoked, it will be voted as directed by you. If the proxy card is submitted, but voting instructions are not provided, the proxy will be voted: (i) “For” each of the director nominees; (ii) “For” the advisory approval of the compensation of our named executive officers; and (iii) “For” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
Can I change my vote after submitting my proxy?
You can change your vote at any time before your proxy is exercised at the Annual Meeting. You may do so in one of the following four ways:
•submitting another proxy card bearing a later date;
•sending a written notice revoking your proxy to the Corporate Secretary of the Company at 7250 South Tenaya Way, Suite 100, Las Vegas, Nevada 89113, or via e-mail to secretary@everi.com;
•submitting new voting instructions via telephone or the Internet (if initially able to vote in that manner); or
•attending the Annual Meeting and voting in person.
If you hold your shares in “street name” through a nominee or other holder of record and you have instructed the nominee or other holder of record to vote your shares, you must follow the directions received from the nominee or other holder of record to change those instructions. Please refer to the information sent by your nominee or other holder of record for procedures on revoking or changing your proxy.
Who is paying for this proxy solicitation?
This proxy solicitation is being made by the Board of the Company. The Company will bear the cost of soliciting proxies, including the cost of preparing, assembling, printing, and mailing this Proxy Statement. The Company also will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. In addition, proxies may be solicited by certain of the Company’s directors, officers, and regular employees, either personally, by telephone, facsimile or e-mail. None of such persons will receive any additional compensation for their services.
How can I find out the voting results?
The Company will report the voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the end of the Annual Meeting.
Changing the way you receive proxy materials in the future – How do I receive electronic access to proxy materials for future annual meetings?
Stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies, which results in cost savings for the Company and benefits the environment. If you are a stockholder of record and would like to receive future proxy materials electronically, you can select this option by following the instructions provided when you vote your proxy over the Internet at: www.proxyvote.com. If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail notification next year with instructions containing the Internet address of those materials. Your choice to view future proxy statements and annual reports over the Internet will remain in effect until you contact either your nominee or other holder of record or the Company to rescind your instructions. You do not have to elect Internet access each year.
If your shares of Common Stock are registered in the name of a brokerage firm, you still may be eligible to vote your shares of Common Stock electronically over the Internet. A large number of brokerage firms are participating in the Broadridge online program, which provides eligible stockholders who receive a paper copy of this Proxy Statement the opportunity to vote via the Internet. If your brokerage firm is participating in Broadridge’s program, your proxy materials will provide instructions for voting online. If your proxy materials do not reference Internet information, please complete and return your voting instruction form.
What is “householding”?
There are circumstances under which you may receive multiple mailings containing copies of the proxy materials, proxy cards, or voting instruction form. For example, if you hold your shares in more than one brokerage account, you may receive separate mailings for each such brokerage account. In addition, if you are a stockholder of record and your shares are registered in more than one name, you may receive more than one mailing. Please authorize your proxy in accordance with the instructions of each mailing separately, since each one represents different shares that you own.
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” provides extra convenience for stockholders, cost savings for companies, and benefits the environment. Brokers with account holders who are stockholders of the Company may be householding the Company’s proxy materials. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report or proxy statement, or if you are receiving multiple copies thereof and wish to receive only one, please notify your broker or notify the Company by sending a written request to the Corporate Secretary of the Company at 7250 South Tenaya Way, Suite 100, Las Vegas, Nevada 89113, or via e-mail to secretary@everi.com, or by calling (702) 855-3000. The Company, if contacted, will undertake to promptly deliver the requested materials.
When are stockholder proposals due for the 2023 Annual Meeting of Stockholders?
Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy certain other conditions established by the SEC, including specifically under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be timely, a proposal must be received at our principal executive offices, addressed to our Corporate Secretary of the Company, not less than 120 calendar days before the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting. Accordingly, for a stockholder proposal to be included in our proxy materials for our 2023 Annual Meeting of Stockholders, the proposal must be received at our principal executive offices, addressed to our Corporate Secretary of the Company, not later than the close of business on December 20, 2022.
Subject to certain exceptions, stockholder business (including nominations) that is not intended for inclusion in our proxy materials may be brought before an annual meeting so long as notice of the proposal—as specified by, and subject to the conditions set forth in, our Bylaws—is delivered to our Corporate Secretary at our principal executive offices not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the date of the preceding year’s annual meeting. For our 2023 Annual Meeting of Stockholders, proper notice of business that is not intended for inclusion in our proxy statement must be received no earlier than the close of business on January 18, 2023, nor later than the close of business on February 17, 2023. In addition to giving notice pursuant to the advance notice provisions of the Company’s bylaws, a stockholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must also provide the notice required Rule 14a-19, the SEC’s universal proxy rule, to the Secretary of the Company regarding such intent no later than March 19, 2023.
A stockholder’s notice to the Corporate Secretary of the Company must set forth as to each matter the stockholder proposes to bring before the annual meeting:
•Director Nomination: all information relating to such proposed nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-4(d) thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and
•Stockholder Proposals: a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made.

Each stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made must also include (a) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (b) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner, and (c) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of the proposal, at least the percentage of the Company’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Company’s voting shares to elect such nominee or nominees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and any persons who directly or indirectly hold more than 10% of our Common Stock (“Reporting Persons”) to file reports of ownership and changes in ownership with the SEC.
Based solely on its review of the copies of such forms filed with the SEC and written representations from certain Reporting Persons that no such forms were required, the Company believes that during fiscal year 2021, all Reporting Persons complied with the applicable filing requirements on a timely basis." To the extent there were late filings, then let me know and I will provide the appropriate language.

OTHER MATTERS
As of the date of this Proxy Statement, the Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named as proxies in the enclosed form of proxy or their substitutes will vote in accordance with their judgment on such matters.

ANNUAL REPORT TO STOCKHOLDERS AND ANNUAL REPORT ON FORM 10-K
The 2021 Annual Report, including the Company’s audited financial statements, is being delivered with this Proxy Statement, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.
We will provide a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, to each stockholder as of the Record Date, without charge, upon written request to Corporate Secretary, Everi Holdings Inc., 7250 South Tenaya Way, Suite 100, Las Vegas, Nevada, 89113, or via e-mail to secretary@everi.com. Any exhibits listed in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 also will be furnished upon written request at the actual expense we incur in furnishing such exhibits.

By Order of the Board of Directors,

/s/ Randy L. Taylor

Randy L. Taylor
Chief Executive Officer & Director
Las Vegas, Nevada
April 19, 2022

Appendix A
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
The following table presents a reconciliation of AEBITDA and FCF, non-GAAP financial measures included in this Proxy Statement, to net income (loss), the most comparable GAAP financial measure:

Year ended December 31, 2021 reconciliation of net income to AEBITDA and to FCF
(in thousands)
Net income	$152,925
Income tax benefit	(51,900)
Loss on extinguishment of debt	34,389
Interest expense, net of interest income	62,097
Operating income	$197,511
Plus: depreciation and amortization	119,474
EBITDA	$316,985

Non-cash stock compensation expense	20,900
Accretion of contract rights	9,318
Litigation settlement, net	(1,107)
Office and warehouse consolidation	365
Asset acquisition expense, non-recurring professional fees and other	744
AEBITDA	$347,205

Cash paid for interest	(51,224)
Cash paid for capital expenditures	(104,708)
Cash paid for placement fees	(31,465)
Cash paid for taxes, net	(1,062)
Free cash flow	$158,746
We present AEBITDA as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by AEBITDA; and our credit facility, senior secured notes and senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to AEBITDA. We present FCF as a measure of performance, and believe it provides investors with another indicator of our operating performance. It should not be inferred that the entire FCF amount is available for discretionary expenditures. AEBITDA and FCF are not measures of financial performance under GAAP. Accordingly, AEBITDA and FCF should not be considered in isolation, or as a substitute for, and should be read in conjunction with, our operating income data prepared in accordance with GAAP.

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